UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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PERRIGO COMPANY PLC
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NOTICE OF 2023 ANNUAL GENERAL MEETING

NOTICE OF 2023 ANNUAL GENERAL MEETING

Thursday, May 4, 2023

10:00 a.m. (Irish Time)

The 2023 Annual General Meeting (“AGM”) of Shareholders of Perrigo Company plc (“Company” or “Perrigo”) will be held on Thursday, May 4, 2023, at 10:00 a.m. (Irish Time) at The Intercontinental Hotel, Simmonscourt Road, Dublin 4, D04 A9K8.

Meeting Agenda:

1.	To elect, by separate resolutions, ten director nominees to serve until the 2024 Annual General Meeting of Shareholders;
2.

To ratify, in a non-binding advisory vote, the appointment of Ernst & Young LLP as the Company’s independent auditor, and authorize, in a binding vote, the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor;

3.	To provide advisory approval of the Company’s executive compensation;
4.	To provide advisory approval on the frequency of future advisory votes on executive compensation;
5.	To renew the Board’s authority to issue shares under Irish law;
6.	To renew the Board’s authority to opt-out of statutory pre-emption rights under Irish law;
7.	To approve the creation of distributable reserves by reducing some or all of the Company’s share premium; and
8.	To transact any other business that may properly come before the meeting.

Proposals 1 – 5 are ordinary resolutions requiring the approval of a simple majority of the votes cast at the meeting. Proposals 6 and 7 are special resolutions requiring the approval of not less than 75% of the votes cast. All proposals are more fully described in this Proxy Statement.

In addition to the above proposals, the business of the AGM shall include the consideration of the Company’s Irish Statutory Financial Statements for the fiscal year ended December 31, 2022, along with the related directors’ and auditor’s reports and a review of the Company’s affairs.

ADMISSION TO THE ANNUAL GENERAL MEETING

The well-being of all attendees and participants at the AGM is a primary concern for the Company. To promote the health and safety of attendees, we may impose additional procedures or limitations on meeting attendance based on applicable governmental requirements or recommendations or facility requirements. Such additional procedures or limitations may include, but are not limited to, limits on the number of attendees to promote social distancing and requiring the use of face masks.

Should we determine, that alternative arrangements may be advisable or required due to public health recommendations regarding COVID-19, such as changing the date, time, location or format of the meeting, we will announce our decision by press release and/or filing with the Securities and Exchange Commission and also post additional information on the Investor Relations section of our website (http://investors.perrigo.com).

We encourage all shareholders to vote their shares by proxy in advance of the AGM to ensure you can vote and be represented at the AGM if attending in person is not feasible or not recommended. This can be done in advance of the AGM by using one of the voting options detailed in the accompanying proxy statement.

If you wish to attend the AGM, you must be a shareholder as of the record date, March 6, 2023. If you plan on attending the meeting, you may obtain admission tickets at the registration desk immediately prior to the meeting. Shareholders whose shares are registered in the name of a broker, bank or other nominee should bring proof or a certificate of ownership to the meeting.

Your vote is important. Please consider the issues presented in this Proxy Statement and vote your shares as soon as possible. To do so, you should promptly sign, date, and return the enclosed proxy card or proxy voting instruction form or vote by telephone or Internet following the instructions on the proxy card or instruction form.

A shareholder entitled to attend and vote at the AGM is entitled, using the form provided (or the form in section 184 of the Irish Companies Act 2014), to appoint one or more proxies to attend, speak and vote instead of him or her at the AGM. A proxy need not be a shareholder of record.

By order of the Board of Directors

Kyle L. Hanson

Executive Vice President, General Counsel

and Company Secretary

March [    ], 2023

We are once again pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. This e-proxy process expedites shareholders’ receipt of proxy materials while reducing the costs and the environmental impact of our AGM. On or about March, 2023, we mailed to our beneficial owners and consenting shareholders of record a notice of internet availability of proxy materials containing instructions on how to access our proxy statement, Annual Report and Irish Statutory Financial Statements and how to vote online. All other shareholders will receive a paper copy of the proxy statement, proxy card, Annual Report and Irish Statutory Financial Statements by mail unless otherwise notified by us or our transfer agent. The notice of internet availability contains instructions on how you can (i) receive a paper copy of the proxy statement, proxy card, Annual Report and Irish Statutory Financial Statements if you only received a notice by mail or (ii) elect to receive your proxy statement, Annual Report and Irish Statutory Financial Statements over the Internet if you received them by mail this year.

This Proxy Statement, the Annual Report on Form 10-K and Irish Statutory Financial Statements for the fiscal year ended December 31, 2022, are available at www.proxydocs.com/PRGO.

Page
Proxy Summary	ii

Corporate Governance	1

Environmental, Social & Governance	5

Board of Directors and Committees	11

Certain Relationships and Related-Party Transactions	15

Director Compensation	16

Ownership of Perrigo Ordinary Shares	18

Delinquent Section 16(a) Reports	20

Executive Compensation	21

Compensation Discussion and Analysis	21

Our Named Executive Officers for 2022	23

2022 Say-on-Pay Voting Results	23

Best Compensation Governance and Practices	25

What Guides Our Executive Compensation Program	26

The Decision-Making Process	27

Annual Incentive Award Opportunities	29

2023 AIP Design	34

Long-Term Incentive Award Opportunities	34

LTIP and Pay-for-Performance	36

Currency-neutral Adjusted Operating Income used for PSUs (PSU OI)	36

Relative TSR PSUs (“rTSR PSUs”)	38

Other Policies, Practices and Guidelines	39

Summary Compensation Table	42

Grants of Plan-Based Awards for 2022	44

Outstanding Equity Awards at 2022 Year End	46

Option Exercises and Stock Vested in 2022	47

Non-Qualified Deferred Compensation in 2022	48

Potential Payments Upon Termination or Change in Control	49

Talent & Compensation Committee Report	55

Equity Compensation Plan Information	55

CEO Pay Ratio	56

Pay versus Performance	57

Audit Committee Report	61

Proposals to be Voted on:

1. Election of Directors	62

2. Ratification, in a Non-Binding Advisory Vote, of the Appointment of Ernst & Young LLP as the Company’s Independent Auditor and Authorization, in a Binding Vote, of the Board of Directors, Acting Through the Audit Committee, to Fix the Remuneration of the Auditor	76

3. Advisory vote on the Company’s executive compensation	77

4. Advisory vote on frequency of future advisory votes on executive compensation	78

5. Renew the Board’s authority to issue shares under Irish law	79

6. Renew the Board’s authority to opt-out of statutory pre-emption rights under Irish law	80

7. Approve the Creation of Distributable Reserves	82

Presentation of Irish Statutory Financial Statements	84

Annual Report on Form 10-K	85

Questions and Answers and Voting Information	86

Exhibit A	90

The proxy statement, form of proxy and voting instructions are being mailed to shareholders starting on or about [    ].

PERRIGO • 2023 PROXY STATEMENT	i

Proxy Summary

Proxy Summary

Here are highlights of important information you will find in this proxy statement. As this is only a summary, we encourage you to review the complete proxy statement before you vote.

Our Annual General Meeting

Logistics

Date and Time May 4, 2023 at 10:00 a.m. (Irish Time)	The Intercontinental Hotel, Simmonscourt Road, Dublin 4, D04 A9K8

Record Date March 6, 2023	Shareholders on the close of business on the record date may vote on all matters.

Proposals

Resolutions Proposed for Shareholder Vote	Board Vote Recommendation	Page Reference for Additional Details

1. Election of directors	FOR each nominee	62

2. Ratify, in a non-binding advisory vote, the appointment of Ernst & Young LLP as the Company’s independent auditor, and authorize, in a binding vote, the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor	FOR	76

3. Advisory vote on executive compensation	FOR	77

4. Advisory vote on the frequency of future advisory votes on executive compensation	FOR	78

5. Renew the Board’s authority to issue shares under Irish law	FOR	79

6. Renew the Board’s authority to opt-out of statutory pre-emption rights under Irish law	FOR	80

7. Approve creation of distributable reserves by reducing the Company’s share premium	FOR	82

Governance

• Annual director elections	• Separate independent Chair and CEO roles

• 9 of 10 director nominees are independent	• Annual Board and committee assessments

• All committee members are independent	• Robust stock ownership guidelines

• Board of Directors is diverse in gender, ethnicity, experience and skills	• Majority voting for directors • No shareholder rights plan

• Regular Board refreshment • Independent directors regularly meet in executive session	• Board level risk oversight • Anti-hedging and anti-pledging policies • Regular shareholder engagement

Board Refreshment

•	Albert A. Manzone was appointed to the Board in July 2022

•	Average tenure: approximately 4.4 years as of the date of the AGM

ii	PERRIGO • 2023 PROXY STATEMENT

Proxy Summary

Executive Transition/Succession Planning

The Company is led by executives on the Operating Committee (“Operating Committee” or “OC”) which consists of the CEO and his direct reports. Eduardo Bezerra was appointed Executive Vice President and Chief Financial Officer (“CFO”) in May 2022, following the retirement of Raymond P. Silcock. Kyle L. Hanson was appointed Executive Vice President and General Counsel in June 2022, following the retirement of Todd Kingma. Alison Ives was appointed Executive Vice President and Chief Scientific Officer in June 2022.

2022 Performance Update1

During 2022, Perrigo completed its transformation to a pure play consumer self-care company with the completion of the acquisition of HRA Pharma and turned its focus to ‘Optimizing & Accelerating’ business performance. The momentum created through the transformation enabled the Company to deliver both double-digit top and bottom-line growth on a constant currency basis, including record net sales for both the Consumer Self-Care Americas and Consumer Self-Care International business segments, despite unprecedented global supply chain disruptions, labor shortages, broad-based inflation, the war in Ukraine, the infant formula shortage and the continuing impact of the COVID-19 pandemic.

Other strategic highlights include:

•	Divested the relatively low margin Latin American businesses and closed Perrigo India research and development operations.

•	Completed the HRA Pharma acquisition and remain on track to fully integrate in 2023 and capture an estimated €50 million in adjusted operating income synergies by the end of 2024.

•	Bolstered our infant formula network through the acquisition of Nestle’s Gateway infant formula facility and U.S. & Canadian GoodStart® Brands.

•	Developed and launched our new culture framework, which embodies our vision, brings our Core Values to life and demonstrates the performance drivers that breed success.

Other commercial highlights and business highlights:

•

Received final approval from the U.S. Food and Drug Administration for the OTC use and launched Nasonex®24HR Allergy (mometasone furoate monohydrate 50mcg), the first branded Rx-to-OTC switch for the Company.

•	Received final approval from the U.S. Food and Drug Administration and launched Omeprazole Magnesium Delayed-Release Mini Capsules, 20 mg OTC.

•

Through HRA Pharma, submitted its application to the U.S. Food and Drug Administration for the potential Rx-to-OTC switch of Opill®, a progestin-only daily birth control pill. This was the first-ever filing for an OTC birth control pill in the U.S and if approved, Opill® will be the first daily birth control pill available OTC without a prescription in the U.S.

•

Initiated our Supply Chain Reinvention Program to reduce structural costs and improve profitability by streamlining and simplifying our global supply chain. The Company has identified a total annual run-rate potential savings opportunity by the end of fiscal year 2028 of between an estimated $200 million to $300 million if all facets of the Program are successfully implemented and executed.

•

Played a significant role in combating the infant formula crisis in the U.S., operating our facilities 24/7 at well over 100% of normal capacity to produce as much infant formula as possible for parents and caregivers; while our OTC team also operated 24/7 to provide critical cough & cold medications for adults and children amidst an elevated and prolonged cough, cold and flu season.

[1]	See Exhibit A for reconciliation of Adjusted (non-GAAP) to Reported (GAAP).

PERRIGO • 2023 PROXY STATEMENT	iii

Proxy Summary

•	Refinanced $1.6 billion of debt and renewed a $1.0 billion revolving line of credit, both at favorable interest rates.

•

Increased the Company’s quarterly dividend to $0.26 per share, or $1.04 per share on an annual basis, a 7% increase compared to the prior year, marking the 19th consecutive year Perrigo has increased its dividend.

Other highlights of fiscal year 2022 results from continuing operations include:

•	Reported net sales increased $313 million to $4.5 billion, 8% higher compared to prior year, or an increase of 13% on a constant currency basis.

•	Organic net sales increased 9% compared to prior year, above the Company’s long-term growth algorithm target of 3%.

•	Both Consumer Self-Care Americas and Consumer Self-Care International segments achieved record fiscal year net sales.

•	Adjusted gross profit increased $101 million to $1.6 billion, higher by 7% compared to prior year, or an increase of 14% on a constant currency basis.

•	Adjusted gross margin expanded 500 basis points from the first quarter to the fourth quarter of 2022.

•	Adjusted operating income increased $13 million to $0.5 billion, higher by 3% compared to prior year, or an increase of 11% on a constant currency basis.

•	Adjusted earnings per share increased $0.01 to $2.07, 1% higher than prior year, or an increase of 12% on a constant currency basis.

•	Ended the year with cash and cash equivalents of $601 million and achieved net cash from operating activities as a percentage to adjusted diluted net income of approximately 110% for the year.

iv	PERRIGO • 2023 PROXY STATEMENT

Proxy Summary

Executive Compensation

Executive Compensation Principles

After our transformation to a Consumer Self-Care market leader, our ability to successfully execute our ‘Optimizing & Accelerating’ business strategy will depend in large part on continuing to have the right executive leadership team to guide Perrigo and ensure the long-term success of the company.

For this reason, our executive compensation program is designed to attract, inspire, and retain the highest level of executive talent. Further, our programs are structured to closely align with our business objectives and commitment to shareholder value creation by having the vast majority of our executives` compensation being at risk, not guaranteed, and linked to performance in order to be realized.

What We Do	What We Do Not Do

Pay-for-Performance philosophy that emphasizes variable, at-risk, performance based, equitable pay

Directly align executive compensation with shareholder returns through long-term operational, financial, and share price performance

Mitigate risk by conducting independent annual  risk assessments

Incorporate plan design features that cap maximum level of payouts, use multiple performance metrics and include claw back provisions

Have rigorous stock ownership guidelines

Use an independent compensation consultant

Regularly review annual share utilization and potential dilution from equity compensation plans

Permit hedging or pledging of Perrigo stock

Provide significant perquisites

Provide “single trigger” change in control cash severance benefits

Provide excise tax gross-up on any change in control payments

Provide tax gross-up on any payments other than relocation expenses provided for in our broad-based relocation policy

PERRIGO • 2023 PROXY STATEMENT	v

Proxy Summary

Program Design

•	The primary elements of executive compensation consist of base salary, annual incentive and long-term equity incentive compensation.

•

The vast majority (90% for our CEO and 78%, on average, for our other Named Executive Officers or “NEOs”) of our ongoing target executive compensation opportunity is performance-based and/or at-risk (i.e., not guaranteed).

•	Compensation is weighted toward long-term equity awards rather than short-term cash compensation to directly align the interests of executive leadership and our shareholders.

2022 Compensation Highlights

•	For 2022, base salaries for all named executive officers were increased at the same overall rates as our broader employee population – 4%.

•

Overall, our performance exceeded our sales targets but fell short of the earnings target in the Annual Incentive Plans or AIP. Actual payouts to executives vary based on business segment performance and as a result of performance related to Individual Strategic Objectives.

•

The three-year cumulative payout for the 2020-2022 currency-neutral Adjusted Operating Income used for Performance Share Units (“PSU OI”) was 103% of target. Please see detailed explanation on page 38.

•	The three-year cumulative payout for the 2020-2022 Relative Total Shareholder Return Performance Share Units (“rTSR-PSUs”) was 0% of target.

•

In 2022, NEOs were granted annual Long-Term Incentive Plan (“LTIP”) awards allocated 50% to PSU OI that may only be earned based on achievement of Adjusted Operating Income growth goals over three years (2021-2023), 20% to rTSR-PSUs that may only be earned based on our relative Total Shareholder Return (“rTSR”) performance versus the constituents of the S&P 500 over three years, and 30% to Restricted Stock Units (“RSUs”) vesting over three years—meaning that 70% of our Executives’ Target Long-Term Incentive (“LTI”) compensation is subject to performance hurdles in order to vest.

Questions and Answers and Voting Information

Please see the Questions and Answers and Voting Information section beginning on page 86 for important information about voting, the proxy materials, and deadlines for submitting shareholder proposals and director nominees for the 2024 Annual General Meeting of Shareholders. Additional questions may be directed to Perrigo Company plc, Attn: General Counsel, Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland or GeneralMeeting@perrigo.com.

vi	PERRIGO • 2023 PROXY STATEMENT

Corporate Governance

Corporate Governance

General

We manage our business under the direction of our Board of Directors. The Chief Executive Officer (“CEO”) is a member of, and reports directly to, our Board, and members of our executive management team regularly advise our Board on those business segments for which each executive has management responsibility. Our Board is kept informed through discussions with our CEO and other officers, by reviewing materials provided to them, by visiting our offices and by participating in Board and committee meetings.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that are available on our website (www.Perrigo.com) under the heading Investors – Corporate Governance – Governance Guidelines. The Board may amend these guidelines from time to time. We will mail a copy of these guidelines to any shareholder upon written request to our Company Secretary, Kyle L. Hanson, at Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland or by email at GeneralMeeting@perrigo.com. As part of our ongoing commitment to corporate governance, we periodically review our corporate governance policies and practices for compliance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of both the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”).

Code of Conduct

Our Code of Conduct acknowledges that a reputation for ethical, moral and legal business conduct is one of Perrigo’s most valuable assets. In addition to acknowledging special ethical and legal obligations for financial reporting, the Code of Conduct requires that our employees, officers and directors comply with laws and other legal requirements, adhere to our policies and procedures, avoid conflicts of interest, protect corporate opportunities and confidential information, conduct business in an honest and ethical manner and otherwise act with integrity and in Perrigo’s best interest. Our Code of Conduct is available on our website (www.Perrigo.com) under the heading Investors – Corporate Governance – Code of Conduct, and we will promptly post any amendments to or waivers of the Code on our website. We will mail a copy of our Code of Conduct to any shareholder upon request to our Company Secretary, Kyle L. Hanson, at Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland, or at GeneralMeeting@perrigo.com.

Director Independence

Our Corporate Governance Guidelines provide that a substantial majority of our directors should meet NYSE independence requirements. A director will not be considered independent unless the Board of Directors determines that the director meets the NYSE independence requirements and has no relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based on its most recent annual review of director independence, the Board of Directors has determined that ten of our current eleven directors are independent (and nine of the ten nominees), including Bradley A. Alford, Orlando D. Ashford, Katherine C. Doyle, Adriana Karaboutis, Jeffrey B. Kindler, Erica L. Mann, Albert A. Manzone, Donal O’Connor, Geoffrey M. Parker, and Theodore R. Samuels. Murray S. Kessler is not independent under these standards because he is currently serving as an officer of Perrigo.

In making its independence determination, the Board of Directors has broadly considered all relevant facts and circumstances and concluded that there are no material relationships that would impair these directors’ independence.

PERRIGO • 2023 PROXY STATEMENT	1

Corporate Governance

Board Oversight of Risk

While management is responsible for day-to-day risk management, the Board of Directors is responsible for the overall risk oversight, including cybersecurity and Environmental, Social and Governance (“ESG”) risks, and the Audit Committee is responsible for the overall framework for the risk assessment and enterprise risk management (“ERM”) process for the Company. The Board’s committees take the lead in discrete areas of risk oversight when appropriate. For example, the Audit Committee is primarily responsible for risk oversight relating to financial statements; the Talent & Compensation Committee is primarily responsible for risk oversight relating to executive compensation and the Company’s compensation policies and practices, along with corporate culture and diversity; and the Nominating & Governance Committee is primarily responsible for risk oversight relating to corporate governance and cybersecurity, along with sustainability and environmental matters. These committees report to the Board of Directors on risk management matters.

Management periodically presents to the Board of Directors its view of the major risks facing the Company, which may include a dedicated “enterprise risk management” presentation. Matters such as risk appetite and management of risk are also discussed at this meeting. In addition, risk is regularly addressed in a wide range of Board discussions, including those related to segment or business unit activities, specific corporate functions (such as treasury, intellectual property, capital allocation and taxation matters), acquisitions, divestitures and consideration of other extraordinary transactions. As part of these discussions, our directors ask questions, offer insights and challenge management to continually improve its risk assessment and management of identified risks. Additionally, independent directors meet in executive sessions with management and compliance leaders. The Board has full access to management as well as the ability to engage advisors to assist the Board in its risk oversight role.

The following chart provides a summary overview of key areas of risk oversight for the Board and management.

Board of Directors

Oversees Major Risks

Strategic and Competitiveness – Financial – Brand and Reputational – Legal and Regulatory

Operational – Cybersecurity – ESG – Organizational Succession Planning

2	PERRIGO • 2023 PROXY STATEMENT

Corporate Governance

Management

Key Risk Responsibilities

• Business units identify and manage business risks	• Central functions design risk framework, including setting boundaries and monitoring risk appetite	• Internal Audit provides independent assurance on design and effectiveness of internal controls and governance practices

Board Leadership

Our governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareholders.

Our current leadership structure consists of a separate Chairman of the Board and CEO, and strong, active independent directors. The Board believes that the Company and its shareholders are well-served by this leadership structure at this time. In addition, having three independent Board Committees chaired by independent directors provides a formal structure for strong, independent oversight of the President and CEO and the rest of the Company’s management team.

Chairman of the Board

We have had a separate, independent Chairman of the Board since 2016 and Mr. Ashford has held the position since May 2022. The role of the Chairman includes:

•	presiding at all Board meetings, including executive sessions of the independent directors;

•

serving as a liaison between the CEO and the independent directors, including being responsible for communicating with the CEO regarding CEO performance evaluations and providing feedback from the independent director sessions;

•	having the authority to call meetings of the independent directors; and

•	approving Board meeting agendas and schedules to assure there is sufficient time for discussion of all agenda items.

The Chairman is selected from those Perrigo directors who are independent and who have not been a former executive officer of Perrigo. The Chairman position is for an initial term of three years, subject to annual reviews by our Nominating & Governance Committee, annual re-election of that director at the intervening AGMs, and an annual appointment by the independent directors.

Shareholder Engagement

We believe that ongoing, transparent communication with our shareholders is critical to our long-term success. We have a robust shareholder engagement program, and we maintain active, year-round communication with our shareholders and prospective shareholders through a number of forums, including quarterly earnings presentations, investor conferences, securities filings, phone calls, correspondence and individual meetings. These meetings enable two-way dialogue between our shareholders and the Company and provide a forum for our leadership to listen to our shareholders’ perspectives, answer any questions and engage in dialogue on any feedback they may have.

PERRIGO • 2023 PROXY STATEMENT	3

Corporate Governance

We were able to conduct meaningful dialogue with many of our top shareholders, as well as numerous other current and prospective shareholders, on topics such as our business performance and overall corporate strategy, capital allocation, industry and market trends, corporate governance, M&A strategy, ESG, human capital and executive compensation. Throughout 2022, senior management and the investor relations team met with many representatives of current and potential institutional investors representing trillions of dollars in assets under management.

We supplement the above with targeted outreach to shareholders to engage on overall business strategy, executive compensation, environmental, social, and governance matters. As part of that engagement, which occurred in late 2022 and early 2023, we reached out to our top 25 investors, representing 68.2% of shares outstanding. We had conversations with 11 of those investors representing 36.8% of shares outstanding. Company participants included members from investors relations, legal, HR, sustainability & ESG, and finance. Additionally, our Chair of the Talent & Compensation Committee attended several of the meetings representing 24.8% of shares outstanding. We also reached out to two top proxy advisors and ultimately had a conversation with one.

As part of these engagement efforts, we proactively presented our executive compensation philosophy and structure as part of our proposed agenda to solicit investors’ feedback and have a dialogue on our executive compensation program. Additional details on what we heard and how we responded can be found in our Compensation Discussion and Analysis on page 24. In addition to feedback on the compensation program, investors were supportive of our approach and progress on ESG initiatives.

Our shareholders have provided us with valuable feedback and external viewpoints that inform the way we think about our business and strategy, and we are committed to a continuing transparent dialogue.

Anti-Hedging and Anti-Pledging Policies

Our insider trading policy prohibits executive officers and directors of the Company from trading in options, warrants, puts and calls or similar instruments on Company securities and holding Company securities in margin accounts, as well as from pledging Company securities as collateral for a loan. In addition, the policy prohibits Company directors and all employees, including executive officers, from selling Company securities “short”, engaging in “short sales against the box”, and entering into hedging or monetization transactions or similar arrangements with respect to Company securities.

Political and Lobbying Activities and Expenditures

Given the nature and extent of political and lobbying activities by many companies, shareholders are often concerned about how boards oversee these types of activities and expenditures and desire disclosure of related policies and procedures to the extent the disclosure does not place the company at a competitive disadvantage. In this regard, we note that:

•

Perrigo does not regularly engage in political or lobbying activity, though had limited expenditures associated with such activities primarily related to the infant formula crisis in the United States and the Company’s role in providing solutions.

•	As an Irish domiciled company, we are required to report any lobbying activity in Ireland, and we have not had to report any such activity in the last several years.

•	Our Code of Conduct, which is available on our website, states that Perrigo does not make political contributions.

We have a written policy regarding political lobbying activities and expenditures that can be accessed on our website www.Perrigo.com.

4	PERRIGO • 2023 PROXY STATEMENT

Environmental, Social & Governance (ESG)

Environmental, Social & Governance (“ESG”)

Environmental, Social, Governance – Strategy & Risk Oversight

Perrigo is committed to doing business in a socially, environmentally, and fiscally responsible manner and being transparent with its reporting. Our Board recognizes that responsibly managing our environmental impact, respecting global human rights, creating an authentic work environment where our people can thrive and creating high quality affordable products that make consumer’s lives better are critical to the short and long-term success of the Company.

Our sustainability and ESG initiatives are overseen by the Nominating & Governance Committee, which is responsible for risk oversight relating to corporate governance, cybersecurity, sustainability and environmental matters. In support of these initiatives, President and CEO Murray S. Kessler, and our Vice President of Sustainability & ESG along with other Company leaders, regularly consult and inform the Board about ESG and sustainability topics. Perrigo’s Vice President of Sustainability and ESG heads a cross-functional global team to focus on strategy and execution of our ESG initiatives and reporting, including environmental sustainability and climate, global human rights, ESG reporting and associated frameworks. Furthermore, regular ESG strategy update meetings are scheduled with the members of the Perrigo Operating Committee.

ESG Reporting and Disclosures:

Progress against our Corporate Social Responsibility and Sustainability commitments and programs are reported each year via the Annual Sustainability and ESG report. Over the last few years, we have adopted multiple sustainability and ESG frameworks to guide our efforts, including:

•	Sustainable Accounting Standards Board (“SASB”) – Household and Personal Products Sector

•	The Carbon Disclosure Project (“CDP”) and Taskforce for Climate Related Financial Disclosures (“TCFD”)

•	The United Nations Sustainable Development Goals

To view our latest ESG report, visit our corporate responsibility page on www.Perrigo.com. Perrigo additionally maintains a list of public ESG policies, such as anti-corruption, climate, DEI and more. To view our list of ESG policies, visit our corporate responsibility page on www.Perrigo.com. References to our Sustainability & ESG Reports, other policies and our website are for information purposes only and none of these sustainability reports, policies or the other information on our website is incorporated by reference herein.

ESG Leadership Objectives:

Priority ESG related performance objectives are assigned to pertinent members of the leadership team as appropriate each year. For example, renewable energy and water reduction targets are assigned to the EVP of Operations and Supply Chain, while annual packaging weight reduction targets and DEI objectives are assigned to multiple members of the Perrigo Operating Committee.

Environment: Environmental Sustainability & Climate

Our environmental sustainability strategy was refreshed in 2021 and updated to provide more focus on the three key pillars: climate and operations, plastics and packaging, and our supply chain. These focus areas were refreshed to better align with global standards like SASB, CDP and the increasing number of customer sustainability programs.

•

Goals: As a global organization, we have set ambitious sustainability goals, including but not limited to: have net-zero carbon emissions by 2040, use 100% renewable electricity by 2026, achieve 80-100% recyclable, reusable, or compostable packaging by 2025 and exclusively source sustainably certified palm oil.

PERRIGO • 2023 PROXY STATEMENT	5

Environmental, Social & Governance (ESG)

•

Risks: Climate change is included in Perrigo’s ERM process, while water risk is benchmarked against the World Resource Institute (“WRI”) water stress index. While we believe that climate change could present risks to our business, including increased operating costs due to additional regulatory requirements, physical risks to our facilities and disruptions to our supply chain, we do not believe these risks are material to our business in the near term. Additionally, about 3% of our water consumed came from high to extremely high-water stress regions as defined by the WRI.

•

Board Oversight: Updates on sustainability and other environmental matters are provided to the Nominating and Governance Committee and Operating Committee quarterly, as well as the larger Board as appropriate.

Human Rights:

Perrigo is committed to the fight against modern slavery, child labor, unsafe working conditions and any other form of human rights abuse. We maintain a robust set of ethical standards that apply to all employees of Perrigo globally, as well as any contractors, suppliers, and other third parties doing business on our behalf. We conduct regular risk assessments and audits of our supply chain to ensure compliance with our internal standards and those of our customers.

To view these goals and many more, see our 2022 Sustainability and ESG report, our Modern Slavery Statement and our ESG policies available on www.Perrigo.com.

Community Engagement:

Improving healthcare, education, and access to basic needs within our local communities continues to be the strategic giving focus for the Perrigo Company Charitable Foundation. The Board and Perrigo management team encourage employee volunteerism, believing this can directly benefit our employees by developing professional skills and networks while enhancing morale, mental health and good will.

For details on the Perrigo Company Charitable Foundation, our annual giving and employee volunteer initiatives, see our 2022 Sustainability and ESG report available on www.Perrigo.com.

6	PERRIGO • 2023 PROXY STATEMENT

Environmental, Social & Governance (ESG)

Building a Winning Culture through Belonging

Where all colleagues feel welcomed, valued, respected, and heard, and part of a thriving global community

Our new 2023-2026 Diversity, Equity and Inclusion (“DEI”) strategy will focus on cultivating a culture of belonging where everyone at Perrigo can thrive and, collectively, focus on making lives better through self-care.

Belonging is the result of having a globally diverse workforce that represents the consumers we serve, choosing to be inclusive, and ensuring organization policies and practices drive equity.

Diversity (Fact) Represents who we are and all the ways we (and the consumers we serve) are similar and different.	Equity (Goal) Removing barriers some groups face and creating equal access, opportunity, support, and rewards.

Inclusion (Act) A choice we make to recognize, value, fully appreciate, and include different experiences and perspectives day to day.	Belonging (Result) The experience of being treated and feeling like a full member of a larger community where we are welcomed, valued, respected, heard and can thrive.

We have evolved our DEI strategic direction.

2019-2022 Strategy	2023-2026 Strategy Shift	Desired Result

DEI Awareness	Build Inclusive Mindsets	Building understanding of what a culture of belonging looks like and recognizing characteristics within our teams.

Inclusive Talent	Manage Talent Equitably	All colleagues can thrive because our talent systems & processes drive decisions and achieve results that are equitable.

Governance	Enable Leaders & Embed Accountability	Allowing leaders to clearly understand how to utilize DEI as a lens to make strategic decisions that influence belonging.

2022 DEI Highlights include:

•  DEI reflected in updated core values, culture statements and competencies

•  Reassessed DEI maturity progress and set new 2023-2026 DEI strategy with metrics

•  Launched Business Inclusion Groups (“B-I-Gs”) framework and started three B-I-Gs with Chairs, Co-chairs, founding members & executive sponsors:

•  Global LGBTQ+, Women’s B-I-G (U.S.), Multicultural B-I-G (Michigan)

•  Rolled out our Global DEI Policy and Global Non-Discrimination and Anti-Harassment Policy

•  Implemented DEI “Conversations That Matter” engaging senior leaders in guiding DEI conversations

•  Global attention on three DEI campaigns focused on

•  Cognitive Diversity

•  International Women’s Day

•  Mental Health & Well-Being

PERRIGO • 2023 PROXY STATEMENT	7

Environmental, Social & Governance (ESG)

Diversity Data: (From 2019 to Year End 2022)

Board Diversity 20% 36%	Operating Committee 9% 40%	Global Female Leaders 41% 43%	Global Female Total 50% 48%

U.S. People of Color 19 23%	U.S. Veteran 3% 3%	U.S. Disability 4% 4%	Countries 35 31

We have set several goals for 2023, including:

•

Improving resources for leaders such as “Conversations That Matter” and introducing a new DEI leader resource to reinforce our leadership values; ensuring new leaders receive the resource within 30 days of joining Perrigo

•	Further defining “belonging” and smart practices to encourage retention of our talented workforce

•	Publishing our second DEI report

•	Improving our ability to continue to attract a diverse workforce that reflects the consumers we serve

•	Doubling our B-I-G membership and engaging members in global DEI campaigns:

•	Being Curious About Racial Diversity (March)

•	Pride (June)

•	Belonging (November)

Together, we make lives better!

Visit the Diversity Equity and Inclusion page on www.Perrigo.com to learn more.

Human Capital Management

As noted earlier, Perrigo’s vision is to “make lives better, by bringing quality affordable self-care products that consumers trust, everywhere they are sold.” We are passionate about making lives better. At Perrigo, we believe that the continuous personal and professional development of our people is an important component of our ability to attract, retain, and motivate top talent, which are all important aspects of our self-care strategy. Our global workforce consists of more than 8,900 full time and part time employees spread across 31 countries, of which approximately 20% were covered by collective agreements as of December 31, 2022. We continuously endeavor to provide a diverse, inclusive, and safe work environment so our colleagues can bring their best to work, every day. We are all responsible for upholding Perrigo’s Core Values – Integrity, Respect, Responsibility, and Curiosity – in addition to the Perrigo Code of Conduct which, together, form the foundation of all our policies, procedures, and practices. Together, we drive Perrigo forward to deliver on our vision to make lives better by bringing Quality, Affordable Self-Care Products that consumers trust everywhere they are sold.

8	PERRIGO • 2023 PROXY STATEMENT

Environmental, Social & Governance (ESG)

Total Rewards

Our Total Rewards philosophy is to continuously attract, engage and inspire talent by designing compensation, benefits and other programs that support the total well-being of our people. Our total rewards package delivers competitive pay, cash-based incentives, broad-based stock grants, retirement benefits, leading healthcare, paid time off, and on-site services, amongst other benefits.

Well-being

Perrigo is pleased to offer all colleagues and their household members well-being programs including mindfulness training, life coaching, free counseling services, legal & financial guidance and referrals, education resources and more.

We continue to enhance our global well-being offering to include a global Employee Assistance Program (“EAP”) to further empower the emotional self-care and well-being of our people and their families at no cost to them. The EAP focuses on providing resources and professional support in the areas of physical, emotional, financial, work-life, community, and educational well-being.

Additionally, we are proud to continue our “HEALTHYyou” well-being program that supports our colleagues and their families in maintaining and improving their health as they navigate their own self-care and well-being journeys. This program is highly valued by our colleagues, and it continues to be recognized externally by receiving the “Best and Brightest in Wellness™ Award since 2017.

Health & Safety

Perrigo’s commitment to self-care starts with our own team. Protecting our people on the job is imperative. From our aggressive safety goals to our behavior-based Perrigo Auditing Safety System (“PASS”) observations program, our programs are some of the most robust and transparent in the industry. We work hard to exceed regulations, ensure our employees are well-trained and foster safe workplace environments. Doing so allows us to continuously deliver high-quality self-care products to our customers and consumers.

On-Going COVID-19 Response

Our top priority during the global COVID-19 pandemic has been, and continues to be, the safety of our colleagues. When faced with the challenges of this pandemic, we focused on understanding and supporting each diverse individual and the unique circumstances impacting their ability to serve as an essential worker. With the evolution of the COVID-19 pandemic and the return to work of our colleagues, we have refined our safety measures, continued with appropriate cleaning protocols, while encouraging safety precautions, and all consistent with the rules and guidelines in each jurisdiction in which we operate.

Growth

We are committed to engaging our colleagues and to fostering a belonging culture, where our people feel enabled to contribute their best to Perrigo’s self-care vision. This includes initiatives supporting overall job satisfaction and personal and professional skill development. We revisited our values last year and added Curiosity to our existing values of Respect, Integrity and Responsibility. Embedding curiosity into our values signifies the importance continuous learning and innovation currently play in our culture and the focus it will continue to have.

Our development philosophy focuses on a 70-20-10 approach, which provides a practical, blended framework for learning to support individual long-term success (where individuals obtain 70% of their knowledge from job-related experiences, 20% from interactions with others, and 10% from formal educational events).

PERRIGO • 2023 PROXY STATEMENT	9

Environmental, Social & Governance (ESG)

The primary means of learning and development of our colleagues is through meaningful and challenging work. We have a robust process for identifying talent and matching them with opportunities to stretch through our talent review process. We continue to develop a healthy pipeline of diverse internal talent to progress through the organization and have healthy rates of retention. These are strong indicators of our ability to grow capability internally.

We are able to match colleagues with stretching job-related experiences through our robust talent management process. Personal development and learning are guided by ongoing conversations and feedback as part of our performance management philosophy.

Our leaders are encouraged to hold regular career development conversations with our colleagues and support them to find job related experiences to help them get one step closer to reaching their potential. Our approach resulted in 715 promotions in 2022. Additionally, many opportunities are created through cross country/continent exchanges.

Continuous Learning

We start this process with our new colleagues who are all given a structured orientation and onboarding for faster integration. We also empower colleagues to take control of their own development by providing access to our GROWyou personal development curriculum. We expanded access to personal and professional skill development by continuing to partner with LinkedIn Learning. This platform supplements our curriculum by offering colleagues 24/7 access to over 18,000 on-demand self-study courses. Growing our colleagues through ongoing challenging work opportunities and feedback relies on continually improving the quality of our leadership. We continue to improve our ability to identify our future leaders and provide development for them through our Leadership in Action development program. Last year 85 leaders completed the program.

Engagement

Perrigo regularly conducts global engagement surveys to gather feedback from colleagues to identify strengths and opportunities within our culture. Additionally, we use a variety of channels to facilitate open and direct communication, including regular open forums and town hall meetings with our executive leadership team.

10	PERRIGO • 2023 PROXY STATEMENT

Board of Directors and Committees

Board of Directors and Committees

Perrigo’s Board of Directors met 12 times during 2022. The Board of Directors has standing Audit, Talent & Compensation and Nominating & Governance Committees, and there were a total of 23 formal committee meetings during 2022. Each director attended at least 75% of the regularly scheduled and special meetings of the Board and Board committees on which he or she served during 2022.

We encourage all of our directors to attend our annual general meetings, and all directors then serving participated in the AGM in 2022.

The Board has adopted a charter for each of the Audit, Talent & Compensation and Nominating & Governance Committees that specifies the composition and responsibilities of each committee. Copies of the charters are available on our website (www.Perrigo.com) under Investors – Corporate Governance – Committees and are available in print to shareholders upon request to our Company Secretary, Kyle L. Hanson, Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland, or GeneralMeeting@perrigo.com.

Audit Committee

During 2022, the Audit Committee met 7 times. The Audit Committee currently consists of the following independent directors: Donal O’Connor (Chair), Katherine C. Doyle, Geoffrey M. Parker and Theodore R. Samuels.

The Audit Committee monitors our accounting and financial reporting principles and policies and our internal controls and procedures. It is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm in the preparation and issuance of audit reports and related work, including the resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting. It is also responsible for overseeing the work of our internal audit function. Additional information on the committee and its activities is set forth in the Audit Committee Report on page 61.

The Board of Directors has determined that each member of the Audit Committee (1) meets the audit committee independence requirements of the NYSE listing standards and the rules and regulations of the SEC and (2) is able to read and understand fundamental financial statements, as required by the NYSE listing standards. The Board has also determined that Donal O’Connor, Katherine C. Doyle, Geoffrey M. Parker and Theodore R. Samuels have the requisite attributes of an “audit committee financial expert” under the SEC’s rules and that such attributes were acquired through relevant education and work experience.

Talent & Compensation Committee

During 2022, the Talent & Compensation Committee (“TCC Committee”) met 10 times. The TCC Committee currently consists of the following independent directors: Jeffrey B. Kindler (Chair), Bradley A. Alford, Erica L. Mann and Albert A. Manzone.

The TCC Committee reviews and recommends to the Board compensation arrangements for the CEO and non-employee directors. It also reviews and approves the annual compensation for executive officers, including salaries, annual incentives, and long-term incentive compensation. The TCC Committee administers Perrigo’s annual incentive and long-term incentive plans. The TCC Committee also reviews and makes recommendations to the Board regarding corporate culture, diversity, equity, and inclusion initiatives.

The TCC Committee engaged Frederic W. Cook & Company, Inc. (“FW Cook”) as its independent consultant to provide independent, outside perspective and consulting services on Perrigo’s executive compensation and non-employee director programs. Additionally, FW Cook assists the TCC Committee in considering and analyzing market practices, trends, and management’s compensation recommendations. Perrigo did not retain FW Cook to perform any other

PERRIGO • 2023 PROXY STATEMENT	11

Board of Directors and Committees

compensation-related or consulting services for the Company. Interactions between FW Cook and management were generally limited to discussions on behalf of the TCC Committee or as required to compile information at the TCC Committee’s direction. Based on these factors, its own evaluation of FW Cook’s independence pursuant to the requirements approved and adopted by the SEC and the NYSE, and information provided by FW Cook, the TCC Committee has determined that the work performed by FW Cook did not raise any conflicts of interest.

Additional information regarding the processes and procedures of the TCC Committee is presented in the Compensation Discussion and Analysis, beginning on page 27.

Nominating & Governance Committee

During 2022, the Nominating & Governance Committee met formally 6 times. In addition, members of the Nominating & Governance Committee met together with advisors regularly in connection with board refreshment, management succession, and self-assessment planning activities. The Nominating & Governance Committee currently consists of the following independent directors: Adriana Karaboutis (Chair), Orlando D. Ashford and Theodore R. Samuels.

The Nominating & Governance Committee identifies and recommends to the Board qualified director nominees. This committee also develops and recommends to the Board the Corporate Governance Guidelines applicable to Perrigo, leads the Board in its annual review of Board performance and makes recommendations to the Board with respect to the assignment of individual directors to various committees as well as succession planning.

Board oversight of global cybersecurity and information security risk

•

The Nominating & Governance Committee meets separately in advance of each regular Board meeting and when needed in the event of a specific cyber threat. The Chair of the Nominating & Governance Committee regularly reports out to the Board on key matters considered by the Committee.

•

The Nominating & Governance Committee routinely engages with relevant management on a range of cybersecurity-related topics, including the threat environment and vulnerability assessments, policies and practices, technology trends and regulatory developments from the Chief Information Officer (“CIO”) and Chief Information Security Officer (“CISO”). The Board is periodically briefed on related cybersecurity matters from other executives from Legal, Privacy, IT, and external experts related to breach management, external attestation of the company’s cyber practices and processes, and evolving cyber matters that may inform the company’s cyber strategy and approach.

The Board of Directors is responsible for understanding and regularly reviewing the entity’s cyber risk management strategy and execution. The Board’s Nominating & Governance Committee, comprised solely of independent Directors, is charged with oversight of risks related to global cybersecurity and operational resiliency. The Board includes at least one member with cybersecurity and technology experience.

As part of its objective, independent oversight of the key risks facing our company, the Board ensures that management is protecting the company’s data and systems, with a keen focus on global cybersecurity and information security risk which are critical components of our risk management program.

We use a risk-based, “all threats” and “defense in depth” approach to identify, protect, detect, respond to and recover from cyber threats. Recognizing that no single technology, process or business control can effectively prevent or mitigate all risks, we employ multiple technologies, processes and controls, all working independently but as part of a cohesive strategy to minimize risk. This strategy is regularly tested by external parties through auditing, penetration testing, and other exercises designed to assess and test our cyber health, resiliency and the effectiveness of our program.

•

Management invests in organization capability and innovative technology to manage cybersecurity and information security risks. Our Company has information security employees across the globe, enabling us to

12	PERRIGO • 2023 PROXY STATEMENT

Board of Directors and Committees

monitor and promptly respond to threats and incidents, maintain oversight of third parties, evaluate and deploy cyber technologies, and ensure associates are educated and prepared to address shared cybersecurity risks. Overall information security efforts are led by the CIO, the CISO and Senior Information Technology Executives. We have a formalized breach management protocol that utilizes a cross-function team to address global cybersecurity efforts that includes partnership with Legal, Risk, our Chief Privacy Officer and Enterprise HR which lead matters when they occur. This collaborative approach, working with a wide range of key stakeholders to manage risk, allows us to effectively share and respond to threat intelligence.

•

We emphasize security and resiliency through business assurance capabilities and incident response plans designed to identify, evaluate, and remediate incidents when they occur. We regularly review and update our plans, policies and technologies and conduct regular training exercises and crisis management preparedness activities to test their effectiveness.

•

We have implemented an information and cybersecurity awareness program designed to educate and test employee maturity at least annually, and regularly throughout the year regarding phishing and other threat actor schemes, and about the inherent risks involved in human interaction with information and operational technology.

•

Our global cybersecurity program increasingly leverages intelligence sharing capabilities about emerging threats within the Consumer Packaged Goods sector, across other industries, with specialized vendors, industry groups, and through public-private partnerships with government intelligence agencies. Such intelligence allows us to better detect and work to prevent emerging cyber threats before they materialize.

Executive Sessions of Independent Directors

The independent members of the Board of Directors hold regularly scheduled meetings in executive session without management, and they also meet in executive session with the CEO on a regular basis.

Board and Committee Self-Assessments

The Board and the Audit, Talent & Compensation and Nominating & Governance Committees have historically conducted annual self-assessments, either through the use of extensive internal questionnaires or third parties. Through this process, directors evaluate the composition, effectiveness, processes and skills of the Board and individual Committees and identify areas that may merit further focus or consideration. The results of the assessments are reviewed and discussed by members of the Nominating & Governance Committee, which then reports to and leads a discussion with the full Board.

Shareholder Communications with Directors

Shareholders and other interested parties may communicate with any of our directors or with the independent directors as a group by writing to them in care of our Company Secretary, Kyle L. Hanson, at Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland. Relevant communications will be distributed to the appropriate directors depending on the facts and circumstances outlined in the communication. In accordance with the policy adopted by our independent directors, any communications that allege or report significant or material fiscal improprieties or complaints about internal accounting controls or other accounting or auditing matters will be immediately sent to the Chair of the Audit Committee and, after consultation with the Chair, may be sent to the other members of the Audit Committee. In addition, the Chairman of the Board will be advised promptly of any communications that allege misconduct on the part of Perrigo management or that raise legal or ethical concerns about Perrigo’s practices or compliance concerns about Perrigo’s policies. The General Counsel maintains a log of all such communications, which is available for review by any Board member upon his or her request.

PERRIGO • 2023 PROXY STATEMENT	13

Board of Directors and Committees

Director Nominations

The Nominating & Governance Committee is responsible for screening and recommending candidates for service as a director and considering recommendations offered by shareholders in accordance with our Articles of Association. The Board as a whole is responsible for approving nominees. The Nominating & Governance Committee recommends individuals as director nominees based on various criteria, including their business and professional background, integrity, diversity, understanding of our business, demonstrated ability to make independent analytical inquiries and the willingness and ability to devote the necessary time to Board and committee duties. A director’s qualifications in meeting these criteria are considered at least each time the director is recommended for Board membership. Should a new director be needed to satisfy specific criteria or to fill a vacancy, the Nominating & Governance Committee will initiate a search for potential director nominees, and it will seek input from other Board members, including the CEO and Chairman of the Board, as well as any senior management or outside advisers assisting in identifying and evaluating candidates.

Shareholders may nominate candidates for consideration at an annual general meeting by following the process described in the Articles of Association and summarized in this proxy statement under “Voting Information – How do I submit a shareholder proposal or director nomination for the next AGM?”

Upon a change in a director’s job responsibility, including retirement, our Corporate Governance Guidelines require the director to tender his or her resignation from the Board. The Nominating & Governance Committee will consider the change in circumstance and make a recommendation to the Board to accept or reject the offer of resignation.

Proxy Access

Proxy access has been a part of Perrigo since 2017 and allows eligible shareholders to include their own director nominees in Perrigo’s proxy materials along with the candidates nominated by the Board. This right is summarized in this proxy statement under “Voting Information – How do I use proxy access to nominate a director candidate for the next AGM?”

Board Refreshment

The Board is committed to thoughtful board refreshment and ongoing board succession planning. During 2016 and 2017, seven new independent directors were added to our Board. Murray S. Kessler was appointed as a director upon his appointment as our President and CEO in October 2018. Erica L. Mann was appointed to the Board in 2019. Katherine C. Doyle and Orlando D. Ashford were appointed to the board in July 2020 and December 2020, respectively. Albert A. Manzone was appointed to the board in July 2022.

As of the date of the AGM, the average tenure of our non-employee directors will be approximately 4.3 years.

Stock Ownership

Under our Corporate Governance Guidelines, each director who is not a Perrigo employee is required to attain stock ownership at a level equal to six times their annual cash retainer. Non-employee directors are subject to the same definition of stock ownership and retention requirements as executive officers. The details of the Stock Ownership Guidelines (“SOGs”) are described in the Compensation Discussion and Analysis – Other Policies, Practices and Guidelines – Executive Stock Ownership Guidelines section, on page 39. All of our non-employee directors and named executive officers are in compliance with these guidelines, either by satisfying applicable ownership levels or complying with the retention requirements.

14	PERRIGO • 2023 PROXY STATEMENT

Certain Relationships and Related-Party Transactions

Certain Relationships and Related-Party Transactions

Our Code of Conduct precludes our directors, officers and employees from engaging in any type of activity, such as related-party transactions, that might create an actual or perceived conflict of interest. In addition, our Board of Directors adopted a Related-Party Transaction Policy that requires that all covered related-party transactions be approved or ratified by the Nominating & Governance Committee. Under that policy, each executive officer, director or director nominee must promptly notify the Chair of the Nominating & Governance Committee and our General Counsel in writing of any actual or prospective related-party transaction covered by the policy. The Nominating & Governance Committee, with input from our Legal Department, reviews the relevant facts and approves or disapproves the transaction. In reaching its decision, the Nominating & Governance Committee considers the factors outlined in the policy, a copy of which is available on our website (www.Perrigo.com) under the heading Investors – Corporate Governance – Related-Party Transaction Policy.

In addition, on an annual basis, each director and executive officer completes a directors’ and officers’ questionnaire that requires disclosure of any transactions with Perrigo in which he or she, or any member of his or her immediate family, has a direct or indirect material interest in Perrigo. The Nominating & Governance Committee reviews the information provided in response to these questionnaires.

Based on its review of applicable materials, the Nominating & Governance Committee has determined that there are no transactions that require disclosure in this proxy statement.

PERRIGO • 2023 PROXY STATEMENT	15

Director Compensation

Director Compensation

The Talent & Compensation Committee reviews and makes a recommendation to the Board regarding non-employee director compensation. In determining the level and mix of compensation for non-employee directors, the Talent & Compensation Committee considers our executive compensation peer group and other market data, practices and trends as well as information and analyses provided by FW Cook, its independent consultant.

In 2022, there were no changes to the level and mix of compensation for non-employee directors. All of our non-employee directors were paid an annual cash retainer, and a supplemental annual cash retainer was also paid to committee chairs, the Chairman, and non-chair committee members all as described below.

Chairman Annual Cash Retainer: (in lieu of director retainer)	$150,000

Director Annual Cash Retainer	$75,000

Committee Member Retainer:

Audit	$12,500

Talent & Compensation	$12,500

Nominating & Governance	$ 8,000

Committee Chair Retainer: (in lieu of member retainer)

Audit	$25,000

Talent & Compensation	$25,000

Nominating & Governance	$16,000

For 2022, our Chairman of the Board and other non-employee directors received annual equity awards in the form of restricted stock units having a value of approximately $375,000 and $300,000, respectively. These awards vest one year from the grant date and are intended to directly link the majority of director compensation to shareholders’ interests. For Directors who are appointed mid-year, we routinely provide a pro-rated grant, as in the case of Albert A. Manzone in 2022.

Directors who are Perrigo employees receive no compensation for their services as directors.

16	PERRIGO • 2023 PROXY STATEMENT

Director Compensation

The following table summarizes the 2022 compensation of our non-employee directors who served during the year.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Total ($)

Alford, Bradley A.	87,500	299,997	387,497

Ashford, Orlando D.	136,477	375,016	511,494

Classon, Rolf A.(2)	54,651	0	54,651

Doyle, Katherine C.	87,500	299,997	387,497

Karaboutis, Adriana	91,000	299,997	390,997

Kindler, Jeffrey B.	100,000	299,997	399,997

Mann, Erica L.	87,500	299,997	387,497

Manzone, Albert A.(3)	36,978	229,309	266,287

O’Connor, Donal	100,000	299,997	399,997

Parker, Geoffrey M.	87,500	299,997	387,497

Samuels, Theodore R.	95,500	299,997	395,497

1)

Represents the grant date fair value of 7,778 service-based restricted stock units granted to each non-employee director on May 17, 2022, calculated in accordance with U.S. GAAP. As Chair of the Board, Mr. Ashford received 9,723 service-based restricted stock units. Mr. Manzone received 5,478 service-based restricted stock units on August 15, 2022. The shares vest one year after the grant date. The grant date fair value is based on the closing price of Perrigo Company plc ordinary shares on the NYSE on the grant date, which was $38.57 per share for all directors, except for Mr. Manzone’s August 15, 2022, award, which was $41.86. No other unvested stock awards were outstanding as of December 31, 2022.

2)	Mr. Classon left the Board on May 6, 2022.

3)	Mr. Manzone joined the Board on July 30, 2022.

PERRIGO • 2023 PROXY STATEMENT	17

Ownership of Perrigo Ordinary Shares

Ownership of Perrigo Ordinary Shares

Directors, Nominees and Executive Officers

The following table shows how many Perrigo ordinary shares the directors, nominees, and named executive officers, individually and collectively, beneficially owned as of March 6, 2023. The percent of class owned is based on Perrigo ordinary shares outstanding as of that date. The named executive officers are the individuals listed on page 23.

Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a shareholder can vote or transfer and stock options and restricted stock units that are vested currently or become vested within 60 days. Except as otherwise noted, the shareholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

	Ordinary Shares Beneficially Owned	Shares Acquirable Within 60 Days of Record Date(1)	Total	Percent of Class

Director

Bradley A. Alford	27,409	7,778	35,187	*

Orlando D. Ashford	4,982	0	4,982	*

Katherine C. Doyle	6,362	0	6,362	*

Adriana Karaboutis	13,878	0	13,878	*

Murray S. Kessler	185,170	289,078	474,248	*

Jeffrey B. Kindler	14,406	7,778	22,184	*

Erica L. Mann	8,857	0	8,857	*

Albert A. Manzone	0	0	0	*

Donal O’Connor(2)	18,084	7,778	25,862	*

Geoffrey M. Parker(3)	33,040	0	33,040	*

Theodore R. Samuels(4)	45,011	7,778	52,789	*

Named Executive Officers Other Than Directors

Raymond P. Silcock	94,431	0	94,431	*

Eduardo Bezerra	0	0	0	*

Svend Andersen(5)	74,056	30,217	104,273	*

James Dillard III	31,091	5,537	36,628	*

Todd W. Kingma(6)	82,951	61,420	144,371	*

Kyle L. Hanson	0	0	0	*

Directors and Executive Officers as a Group (20 Persons)(7)	527,259	456,710	983,969	0.7%

*	Less than 1%.

1)	Includes stock options that are exercisable within 60 days of the record date as well as restricted stock units that may vest within 60 days of the record date.

2)	Shares owned include 1,198 shares in a retirement fund.

3)	Shares owned include 15,879 shares in a revocable trust, of which Mr. Parker and his spouse are the trustees, and 5,500 shares in the Geoffrey Parker Roth IRA.

4)

Shares owned include 18,118 shares in the Ted and Lori Samuels Family Trust, of which Mr. Samuels and his spouse are the trustees, and 200 shares in Katherine R Samuels Trust UAD 04/14/90, of which Mr. Samuels is the trustee.

5)	Shares owned include 13,683 shares owned indirectly via the Panel ApS, an entity wholly owned by Mr. Andersen.

6)

Shares owned include 2,000 shares in Mr. Kingma’s Charitable Remainder Uni-Trust and 20,000 shares in a family trust for the benefit of Mr. Kingma’s children and of which Mr. Kingma’s spouse is a trustee.

7)	See footnotes 1 through 6. Includes directors and executive officers as of March 6, 2023.

18	PERRIGO • 2023 PROXY STATEMENT

Ownership of Perrigo Ordinary Shares

Other Principal Shareholders

The following table shows all shareholders other than directors, nominees and named executive officers that we know to be beneficial owners of more than 5% of Perrigo’s ordinary shares. The percent of class owned is based on 135,109,288 Perrigo ordinary shares outstanding as of March 6, 2023.

Name and Address of Beneficial Owner	Ordinary Shares Beneficially Owned	Percent of Class

The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	14,590,276	10.8%

BlackRock Inc.(2) 55 East 52nd Street New York, NY 10055	13,221,594	9.78%

Barrow Hanley Global Investors(3) 2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761	9,825,539	7.2%

(1)

The Vanguard Group, Inc. has shared voting power with respect to 45,567 of the shares, sole dispositive power with respect to 14,408,202 of the shares and shared dispositive power with respect to 182,074 of the shares. This information is based on a Schedule 13G/A filed with the SEC on February 9, 2023.

(2)

BlackRock, Inc. has sole voting power with respect to 12,669,820 of the shares and sole dispositive power with respect to 13,221,594 shares. This information is based on a Schedule 13G/A filed with the SEC on January 24, 2023.

(3)

Barrow Hanley Global Investors has sole voting power with respect of 8,431,479 shares, shared voting power with respect of 1,394,060 shares, and sole dispositive power over all 9,825,539 shares. This information is based on a Schedule 13G filed with the SEC on February 15, 2023.

PERRIGO • 2023 PROXY STATEMENT	19

Delinquent Section 16(a) Reports

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires that Perrigo’s executive officers, directors and 10% shareholders file reports of ownership and changes of ownership of Perrigo ordinary shares with the SEC. Based on a review of copies of these reports filed with the SEC and written representations from executive officers and directors, all filing requirements were met during 2022, such that there were no delinquent reports in 2022.

20	PERRIGO • 2023 PROXY STATEMENT

Executive Compensation

Executive Compensation

Compensation Discussion and Analysis

Introduction

During 2022, Perrigo completed its transformation to a pure play consumer self-care company with the completion of the acquisition of HRA Pharma and turned its focus to ‘Optimizing & Accelerating’ business performance. The momentum created through the transformation enabled the Company to deliver both double-digit top and bottom-line growth on a constant currency basis, including record net sales for both the Consumer Self-Care Americas and Consumer Self-Care International business segments, despite unprecedented global supply chain disruptions, labor shortages, broad-based inflation, the war in Ukraine, the infant formula shortage and the continuing impact of the COVID-19 pandemic.

Other strategic highlights include:

•	Divested the relatively low margin Latin American businesses and closed Perrigo India research and development operations.

•	Completed the HRA Pharma acquisition and remain on track to fully integrate in 2023 and capture an estimated €50 million in adjusted operating income synergies by the end of 2024.

•	Bolstered our infant formula network through the acquisition of Nestle’s Gateway infant formula facility and U.S. & Canadian GoodStart® Brands.

•	Developed and launched our new culture framework, which embodies our vision, brings our Core Values to life and demonstrates the performance drivers that breed success.

Other commercial highlights and business highlights:

•

Received final approval from the U.S. Food and Drug Administration for the OTC use and launched Nasonex®24HR Allergy (mometasone furoate monohydrate 50mcg), the first branded Rx-to-OTC switch for the Company.

•	Received final approval from the U.S. Food and Drug Administration and launched Omeprazole Magnesium Delayed-Release Mini Capsules, 20 mg OTC.

•

Through HRA Pharma, submitted its application to the U.S. Food and Drug Administration for the potential Rx-to-OTC switch of Opill®, a progestin-only daily birth control pill. This was the first-ever filing for an OTC birth control pill in the U.S and if approved, Opill® would be the first daily birth control pill available OTC without a prescription in the U.S.

•

Initiated our Supply Chain Reinvention Program to reduce structural costs and improve profitability by streamlining and simplifying our global supply chain. The Company has identified a total annual run-rate potential savings opportunity by the end of fiscal year 2028 of between an estimated $200 million to $300 million if all facets of the Program are successfully implemented and executed.

•

Played a significant role in combating the infant formula crisis in the U.S., operating our facilities 24/7 at well over 100% of normal capacity to produce as much infant formula as possible for parents and caregivers; while our OTC team also operated 24/7 to provide critical cough & cold medications for adults and children amidst an elevated and prolonged cough, cold and flu season.

•	Refinanced $1.6 billion of debt and renewed a $1.0 billion revolving line of credit, both at favorable interest rates.

•

Increased the Company’s quarterly dividend to $0.26 per share, or $1.04 per share on an annual basis, a 7% increase compared to the prior year, marking the 19th consecutive year Perrigo has increased its dividend.

PERRIGO • 2023 PROXY STATEMENT	21

Executive Compensation

Other highlights of fiscal year 2022 results from continuing operations include:

•	Reported net sales increased $313 million to $4.5 billion, 8% higher compared to prior year, or an increase of 13% on a constant currency basis.

•	Organic net sales increased 9% compared to prior year, above the Company’s long-term growth algorithm target of 3%.

•	Both Consumer Self-Care Americas and Consumer Self-Care International segments achieved record fiscal year net sales.

•	Adjusted gross profit increased $101 million to $1.6 billion, higher by 7% compared to prior year, or an increase of 14% on a constant currency basis.

•	Adjusted gross margin expanded 500 basis points from the first quarter to the fourth quarter of 2022.

•	Adjusted operating income increased $13 million to $0.5 billion, higher by 3% compared to prior year, or an increase of 11% on a constant currency basis.

•	Adjusted earnings per share increased $0.01 to $2.07, 1% higher than prior year, or an increase of 12% on a constant current basis.

•	Ended the year with cash and cash equivalents of $601 million and achieved net cash from operating activities as a percentage to adjusted diluted net income of approximately 110% for the year.

•

Continuing progress toward our ESG and sustainability goals, including 100% renewable electricity, 15% reducing in CO2 emissions and 10% reduction in energy, water and waste by 2026 and 80-100% recyclable, reusable or compostable packaging by 2025.

•	Continued our commitment to respect diversity, promote equity and act inclusively; 48% global female representation (51% of 2022 hires) and 23% U.S. People of Color representation (33% of 2022 hires).

1	See Exhibit A for reconciliation of Adjusted (non-GAAP) to Reported (GAAP).

22	PERRIGO • 2023 PROXY STATEMENT

Executive Compensation

Our Named Executive Officers for 2022

Perrigo’s named executive officers (“NEO”) for 2022 were:

Named Executive Officer	Position
Murray S. Kessler	President and Chief Executive Officer
Raymond P. Silcock	Former Executive Vice President and Chief Financial Officer
Eduardo Bezerra	Executive Vice President and Chief Financial Officer
Svend Andersen	Executive Vice President and President, Consumer Self-Care International
James Dillard III	Executive Vice President and President, Consumer Self-Care Americas
Todd W. Kingma	Former Executive Vice President, General Counsel, and Company Secretary
Kyle L. Hanson	Executive Vice President, General Counsel, and Company Secretary

This Compensation Discussion and Analysis provides information about our executive compensation program, factors that were considered in making compensation decisions for our NEOs, and details on our programs designed to drive Perrigo’s performance into the future.

2022 Say-on-Pay Voting Results

At our 2022 AGM, our shareholders approved our executive compensation, with 76.3% of the votes cast voting in favor of the say-on-pay proposal. While approved by a majority, this was below the level the Committee felt was acceptable. As part of our engagement efforts following our AGM, we explicitly included executive compensation as part of our proposed agenda to proactively solicit our investors feedback and have a dialogue on our executive compensation program.

We reached out to our top 25 investors, representing 68.2% of shares outstanding. We had conversations with 11 of those investors representing 36.8% of shares outstanding. Company participants included members from investor relations, legal, HR, sustainability & ESG, and finance.

Additionally, our Chair of the Talent & Compensation Committee attended several of the meetings representing 24.8% of shares outstanding. We also reached out to two top proxy advisors and ultimately had a conversation with one.

PERRIGO • 2023 PROXY STATEMENT	23

Executive Compensation

During these calls we received candid feedback from our shareholders and took the opportunity to have a robust discussion on our executive compensation program. Feedback from our shareholders varied with many supporting the overall compensation program. Other investors also noted there was room for improvement in our disclosures when discussing our compensation program and the rationale behind certain decisions. During these calls, a few central themes emerged. What we heard and how responded is below:

What We Heard	How We Responded

Many shareholders indicated a preference for sharing actual targets related to our LTIP in addition to the percentage targets that had been previously provided.

We have enhanced the disclosure around the LTIP. Specifically, we have provided additional details of the PSU OI including the threshold, target, and maximum goal. Further, we have disclosed the goals for the prior periods as well. The PSU OI goals continued to be aligned with 3/5/7 growth objectives, as described in more detail below.

Additional details on the 2022 PSU OI program are provided in the Long-Term Incentive Award opportunities on page 34. Goals under the most recently completed PSU OI program are found on page 37.

Shareholders appreciated the additional color we provided on the importance of our 3/5/7 long-term growth objectives related to our metric selection and goal setting for our incentive plans.

We have enhanced the discussion around the design and goal setting with the AIP and LTIP. As part of the self-care transformation plan to recapture “The Perrigo Advantage” which was unveiled in 2019, the company communicated our strategy to achieve repeatable “3/5/7” growth, i.e., 3% annual Net Sales growth, 5% annual adjusted operating income growth, and 7% annual adjusted diluted Earnings Per Share (“EPS”) growth. Consistently achieving these growth goals would represent successful completion of the self-care transformation and aligns with our long-term strategy.

We believe these metrics most effectively align pay and performance and are the same metrics used by our shareholders to evaluate performance. Therefore, we use Net Sales growth and annual adjusted operating income (at the company and segment level, as applicable) as the financial measures in our AIP, and we use adjusted operating income growth as a key measure in our LTIP. While adjusted diluted EPS growth is an important aspect of our 3/5/7 strategy, we have not yet incorporated it into our AIP or LTIP because the strategic focus on profitable growth makes Operating Income the optimal metric for the LTIP. We will continue to consider other metrics for future plan design.

Shareholders expressed an interest in having more diversified metrics across the LTI and AIP (Perrigo’s Short-Term Incentive plan).

We use Adjusted OI (at the Company and segment level, as applicable) as one of several metrics in our AIP. We also use Adjusted OI growth, measured over three years, as a performance metric in our LTIP. We use Adjusted OI in both the AIP and LTIP because it is a measure of operational performance that incentive plan participants understand and can influence, supports our 3/5/7 strategy, and is linked to shareholder value creation. However, we balance this measure with multiple other measures in our AIP and LTIP.

In response to shareholder feedback and to align with our near-term financial goals, we are incorporating an additional metric into the 2023 AIP; Adjusted Gross Margin. This further diversifies the performance metrics used across the AIP and LTIP.

24	PERRIGO • 2023 PROXY STATEMENT

Executive Compensation

Best Compensation Governance and Practices

Our executive compensation program continues to be grounded in the following policies and practices, promoting sound compensation governance, enhancing alignment of our pay-for-performance philosophy, and furthering our NEOs interests with those of our shareholders:

What We Do	What We Do Not Do

Pay-for-Performance philosophy that emphasizes variable, at-risk, performance based, equitable pay	Permit hedging or pledging of Perrigo stock
Provide significant perquisites
Provide “single trigger” change in control cash severance benefits
Directly align executive compensation with shareholder returns through long-term operational, financial, and share price performance

Provide excise tax gross-up on any change in control payments

Mitigate risk by conducting independent annual risk assessments	Provide tax gross-up on any payments other than relocation expenses provided for in our broad-based relocation policy

Incorporate plan design features that cap maximum level of payouts, use multiple performance metrics and include claw back provisions

Have rigorous stock ownership guidelines
Use an independent compensation consultant
Regularly review annual share utilization and potential dilution from equity compensation plans

PERRIGO • 2023 PROXY STATEMENT	25

Executive Compensation

2022 Compensation Decisions

The Committee’s key compensation decisions, based on the Company’s results in 2022, were aligned with actual performance in the year:

Program Element	Committee Decisions

Annual Base Salary	Based on the Committee’s review of the compensation market data and assessment of individual performance in the prior year, as well as Perrigo’s business priorities and strategy, all executive officers then-serving as of December 31, 2021, received an increase in base pay for 2022 that was in line with all other global employees.

AIP	The then-serving NEOs received annual incentive awards based on corporate, segment, and individual performance against strategic objectives aligned with delivery of our self-care transformation and strategy under the AIP, which ranged from 76.15% to 101.96% of target.

LTIP	In 2022, all of the then-serving named executive officers were granted annual LTIP awards, which were allocated 50% to Performance-Based Restricted Stock Units (“PSUs”) that may be earned based on achievement of PSU OI growth goals over three years, 20% to PSUs that may be earned based on our rTSR performance versus the companies in the S&P 500 over three years, and 30% to Service-Based Restricted Stock Units (“sRSUs”) ratably vesting over three years.

What Guides Our Executive Compensation Program

Our Executive Compensation Principles

Perrigo’s executive compensation program is designed to attract, inspire and retain our entire executive team, including our named executive officers, who are critical to the execution of Perrigo’s Self-Care strategy and the long-term success of the Company. Perrigo’s executive compensation program reflects our core principles:

•

Pay is linked to performance: A significant portion of total compensation should be performance-based (at-risk) and linked to the attainment of specific, measurable objectives, including the delivery of our strategic and transformation plan.

•

Pay opportunities are market-competitive: Compensation opportunities and program design should attract, inspire, and retain the highest level of executive talent who can effectively deliver our strategies and are focused on the long-term interests of our shareholders.

•

Pay is shareholder-aligned: Compensation should be provided through multiple pay elements (base salaries, annual and long-term incentives) designed to drive sustainable business performance, build a strong internal culture of company ownership, and create long-term value for all our shareholders.

The core elements of our executive compensation program are summarized in the table below.

Element	Form	What It Does

Base Salary	Cash (Fixed)	Provides a competitive rate of fixed compensation relative to similar positions at relevant peer companies that enables us to attract and retain critical executive talent.

AIP	Cash (Variable)	Focuses executives on achieving measurable, annual financial, operational, and strategic goals that, in the aggregate, create long-term, sustainable shareholder value.

LTIP	Equity (Variable)	Provides incentives for executives to execute on long-term financial/strategic growth goals that drive shareholder value creation and support our long-range talent development and retention strategy.

26	PERRIGO • 2023 PROXY STATEMENT

Executive Compensation

The charts below show the target compensation of our CEO and NEOs for fiscal year 2022. These charts illustrate that a majority of NEO compensation is performance-based and/or variable (90% for our CEO and an average of 78% for our other NEOs). The weighting of these pay elements is consistent with the market and best practices and puts a substantial majority of the NEOs’ total direct compensation at risk if performance goals are not achieved or if Perrigo performance declines.

The Decision-Making Process

The Role of the Talent & Compensation Committee (“Committee”). The Committee, which is composed entirely of independent directors, oversees our executive compensation program. The Committee works very closely with FW Cook, its independent executive compensation consultant, and management to examine the efficacy of Perrigo’s executive compensation program. Details of the Committee’s authority and responsibilities are specified in the Committee’s charter, which may be accessed at http://perrigo.investorroom.com/corporate-governance.

Each year, the Committee reviews and approves the elements of compensation for all executive officers, including the NEOs. The Committee submits its recommendations regarding the CEO’s compensation to the independent directors of the Board for approval.

To assist it in making compensation decisions, the Committee annually reviews comprehensive historical, current and projected data on the total compensation and benefits package for each of our NEOs. As needed, additional analyses for various termination events are provided (including terminations with and without cause and for death, disability, retirement or following a change in control) so that the Committee can consider and understand the nature and magnitude of potential payouts and obligations under the various circumstances. The information is prepared by management and reviewed by FW Cook, generally containing data that are substantially similar to that contained in the tables presented below.

The Role of Management. The CEO makes recommendations to the Committee regarding the compensation of all other executive officers for the Committee’s approval. The CEO does not participate in the deliberations of the Committee regarding his own compensation. Management is responsible for implementing the executive compensation program as approved by the Committee and the Board.

PERRIGO • 2023 PROXY STATEMENT	27

Executive Compensation

The Role of the Independent Consultant. For 2022, the Committee continued to engage FW Cook as its independent compensation consultant to provide advice on various aspects of our executive and non-employee director compensation programs. Other than the support that it provided to the Committee, FW Cook provided no other services to the Company or Perrigo management.

The Role of Market Comparison Data. The Committee uses information provided by FW Cook regarding the compensation practices of select companies (“Peer Group”), in addition to applicable broader market data, as an element in evaluating both the structure of our executive compensation program and target levels of compensation. Management also periodically reviews survey and industry data from Mercer Human Resource Consulting, Willis Towers Watson, Aon Hewitt and others regarding the market positioning for base salary, annual, and long-term incentive target levels for all employees, including executives. The Committee considers this information, together with the factors described above under “Our Executive Compensation Principles” on page 26, in determining executive compensation.

Each year, with assistance from FW Cook, the Committee reviews the composition of our Peer Group with the goal to ensure its alignment with our consumer self-care strategy and core business focus. As part of such reviews, the Committee considers specific criteria and recommendations regarding companies to add or remove from the Peer Group. The primary criteria used in determining peer companies are similarity in strategic focus, business operations and/or regulatory environment, company size and industry, as well as evaluating companies that consider Perrigo to be a peer, and/or peer networks as determined by other external parties.

The Peer Group used to inform the Committee’s evaluation and determination of executive compensation opportunities for 2022 was established in the third quarter of 2021. The table below shows the full list of 20 publicly traded companies that were included in the Peer Group used to inform the Committee’s decisions for fiscal year 2022 executive compensation.

Bausch Health Campbell Soup Church & Dwight Co., Inc. Clorox Colgate-Palmolive Coty Edgewell Personal Care	Endo International Estée Lauder Hain Celestial Helen of Troy Kimberly-Clark McCormick & Co. Nu Skin Enterprises	Post Holdings Prestige Consumer Healthcare, Inc. Reckitt Benckiser Group plc Revlon Spectrum Brands Holdings, Inc. TreeHouse Foods, Inc.

The Committee considers the 50th percentile of market data to be a salient indication of what is competitive in the market. However, the Committee does not focus exclusively on market benchmarking data when making compensation decisions for the NEOs. Instead, market data is one of many contributing factors and reference points that the Committee uses when determining appropriate compensation levels for each element of our program (salary, annual, and long-term incentives) and for the combined sum of these elements (total compensation).

In addition to market comparison data, the Committee also considers an individual’s competencies, experience, and overall performance against measurable objectives; Company, segment, and divisional financial and strategic performance; and the aggregate return on investment of executive rewards to Perrigo. Consideration of market comparison data in setting compensation levels is ultimately intended to ensure that our compensation practices are competitive in terms of attracting, motivating, rewarding and retaining executive leaders who can, and do, drive Perrigo’s long-term performance.

28	PERRIGO • 2023 PROXY STATEMENT

Executive Compensation

2022 Executive Compensation Program in Detail

Base Salaries

Name	FY2021 Base Salary	FY2022 Base Salary
Murray S. Kessler	$1,236,000	$1,273,000
Raymond P. Silcock	$681,216	$708,000
Eduardo Bezerra	N/A	$700,000
James Dillard III	$650,000	$683,000
Svend Andersen*	$621,728	$613,800
Todd W. Kingma	$592,645	$616,000
Kyle L. Hanson	N/A	$600,000

*	Amounts paid in Euros were converted to U.S. dollars based on foreign exchange rates on the last day of the respective fiscal year.

The Committee approves base salaries for the NEOs other than the CEO. For the CEO, the Committee submits its recommendation for the CEO base salary to the independent directors of the Board for approval. In approving an NEOs base salary, the Committee may consider comparisons among positions internally and externally, proxy and survey data, performance against measurable financial and strategic objectives, job experience, and unique role responsibilities (in addition to any other data points determined to be relevant). To assist the Committee in this process, each year the CEO provides the Committee with base salary recommendations for each of the other NEOs, as well as summaries of such NEOs individual performance.

For 2022 the Committee approved increases in base salaries for the NEOs that were in line with the Company’s overall salary increase budget of 4%.

Annual Incentive Award Opportunities

The Perrigo AIP is designed to motivate and reward employees for achieving and exceeding specific, measurable, strategic and financial goals that support our objective of sustainably creating and increasing long-term shareholder value. Most colleagues participate in the AIP, including executives, management and individual contributors. AIP awards are paid in cash following completion of the performance year.

Near the beginning of each performance period, and in connection with the Board’s approval of the financial plan for the year, the Committee determines and approves the performance goals and payout schedules of the AIP. The payout schedules reflect a range of potential award opportunities that are set around the target performance goals for the year. Additionally, the Board determines and approves the individual annual incentive targets of executives, which are stated as a percentage of base salary. Finally, the Board reviews and approves the individual strategic objectives of executive officers to ensure strong alignment of their AIP with Perrigo’s business priorities. These individual strategic objectives were a formulaic input for determining the bonus opportunity of executive officers in 2022, meaning that each objective is articulated with clearly measurable success criteria focused on the execution of our consumer-focused Self-Care transformation strategy. However, to ensure that awards reflect a named executive officer’s contribution to our results, the Committee has, or in the case of the CEO, the independent directors have, the discretion to adjust any executive officer’s actual award down to as low as 0% payout based on overall individual performance. The maximum incentive award payout for any individual executive is capped at 200% of the target award opportunity.

Target Award Opportunity and Actual Payouts. The 2022 target AIP award opportunities (as a percentage of base salary) and actual payouts (as a percentage of target) for the NEOs are shown in the table below. The range of award opportunities is listed in the Grants of Plan-Based Awards for 2022 table on page 44.

PERRIGO • 2023 PROXY STATEMENT	29

Executive Compensation

Named Executive Officer	2022 Target AIP (as % of Salary)	2022 Actual AIP Payout (as % of Target)
Mr. Kessler	137%	96.21%
Mr. Silcock*	80%	92.21%
Mr. Bezerra	80%	98.21%
Mr. Dillard	75%	76.15%
Mr. Andersen	75%	101.96%
Mr. Kingma*	65%	95.21%
Ms. Hanson	65%	95.21%

*

As part of Mr. Silcock’s and Mr. Kingma’s separation on July 17 and September 1 respectively, their AIP Payout was pro-rated based on the portion of the year they were employed and paid based on actual performance at the end of the original performance period.

Earned awards can range from 0 to 200% of target based on actual performance against the pre-established goals. In addition, to ensure that awards reflect an executive officer’s contribution to our results, the Committee has, or in the case of the CEO, the independent directors have, the discretion to reduce any executive officer’s actual award down to as low as 0 based on individual performance.

2022 AIP Performance Measures. The Committee determined and approved the performance goals and payout schedules for the 2022 Corporate and Segment Leader AIPs, which corresponded to the 2022 financial plan approved by the Board near the beginning of 2022. Messrs. Kessler, Silcock, Bezerra, and Kingma, and Ms. Hanson participated in the Corporate AIP, and Mr. Andersen participated in the CSCI Segment plan. Mr. Dillard participated in the CSCA Segment plan.

30	PERRIGO • 2023 PROXY STATEMENT

Executive Compensation

Eighty percent of each NEO’s AIP is tied to financial measures that underpin our stated strategic long-term growth objectives (3/5/7): AIP OI at the corporate level (and for segment leaders, the segment level) and corporate or segment AIP Net Sales. AIP Net Sales and AIP OI exclude the impact of currency as well as acquisitions and divestitures that were not included in our annual plan. “Total Perrigo” AIP OI and Net Sales are based on the aggregate financial performance of our consumer businesses. As shown in the chart below, 2022 AIP Net Sales attainment, which represents 30% of the NEO`s total target AIP, ranged from 85% for CSCA to 110.1% of target for CSCI. AIP OI attainment, which represents 50% of the NEO`s total target AIP, ranged from 55.2% for CSCA to 90.8% for CSCI.

2022 AIP Financial Targets and Actual Results

IN $MILLIONS	METRIC	TARGET	ACTUAL	PAYOUT (% of TARGET)

CORPORATE	AIP Net Sales	$4,601.9	$4,644.1	109.2%

	AIP OI	$552.6	$519.2	84.9%

CSC AMERICAS	AIP Net Sales	$2,952.7	$2,854.6	83.4%

	AIP. OI	$501.8	$412.7	55.6%

CSC INTERNATIONAL	AIP Net Sales	$1,549.2	$1,564.8	110.1%

	AIP. OI	$221.6	$213.5	90.8%

Net Sales Threshold/Max is 90%/110% performance for 50%/200% payout; OI Threshold/Max is 80%/120% performance for 50%/200% payout

*	Payout for performance between levels is interpolated; payout for performance below the threshold level on each metric would result in no payout for that metric.

Perrigo’s AIP Net Sales performance for 2022 of $4,644 million consisted of:

•	$4,452 million of sales as reported in our financial statements; and

•	$192 million of adjustments primarily to remove the impact of currency fluctuations and acquisitions and divestitures not included in Perrigo’s original compensation plan for 2022.

Perrigo’s AIP OI performance for 2022 of $519 million consisted of:

•	$79 million of operating income as reported in our financial statements;

•

$414 million of non-GAAP adjustments reviewed and approved by the Audit Committee of the Board. These adjustments primarily included $254 million of amortization expense, $107 million of acquisition and integration-related charges, $44 million of restructuring charges; and

PERRIGO • 2023 PROXY STATEMENT	31

Executive Compensation

•	($27) million of adjustments primarily to remove the impact of currency fluctuations and acquisitions and divestitures not included in Perrigo’s original compensation plan for 2022.

Twenty percent (20%) of each NEO’s AIP payout is based on performance against pre-established, measurable individual strategic objectives. The independent directors in the case of the CEO, and the Committee in the case of the other NEOs, assessed each NEO against their individual goals and determined the payouts as a percentage of target, as laid out in the table below:

NEO	Payout on Individual Strategic Objectives Component (% of Target)	2022 Performance Goals	2022 Evaluation

Murray S. Kessler	105%	• HRA Acquisition • Recapture Value and Extend Vision and Corporate Strategy to 2026 • Talent Development, Enhanced Communication internal and external and ESG Strategy

In determining Mr. Kessler’s individual strategic objectives payout, the Committee considered Mr. Kessler’s performance in relation to his pre-established goals, noting the following accomplishments that materially improved the Company’s strategic positioning:

•  Successfully completed the acquisition of HRA Pharma five months ahead of schedule and budget.

•  Grew adjusted gross margin by 250 basis points in the second half of 2022 on a constant currency basis vs. the first half of 2022. Also grew adjusted gross margin by 360 basis points in second half of 2022 vs. the second half of 2021 on a constant currency basis.

•  Adopted a plan that has identified a total annual run-rate potential savings opportunity of between $200MM-$300MM in supply chain savings and adjusted gross margin improvement. above our initial goals.

•  Implemented succession plans for Operating Committee members and conducted numerous townhall and global broadcasts. Met with 57% of shareholders, delivered DEI plan and exceeded goal to reduce virgin packaging materials.

Other important accomplishments include:

•  Delivered HRA earnings and raised synergy target above original plan.

•  Significantly improved Operating Committee member diversity

Eduardo Bezerra	115%	• HRA Integration • Recapture Value and organize Corporate Strategy/ Corporate Development areas to deliver on Strategic Plans until 2025 • Develop a 5-year Vision for Global Finance Organization

In determining Mr. Bezerra’ s individual strategic objectives payout, the Committee considered the following accomplishments:

•  Implemented integration plans with transition completed across the finance function.

•  Strategic plan was successfully constructed with an emphasis on value creation, adjusted gross margin expansion and cash generation.

•  Successfully executed due diligence and negotiation of the Gateway acquisition.

•  Developed 5-year Vision for Finance and identified 5 strategic priorities of the Finance Optimization Roadmap.

Other important accomplishments include:

•  Completed HRA plan to enable an additional €27MM of estimated synergies for 2023.

•  Identified and addressed strengths and opportunities within the finance organization, resulting in appointment of new key leadership roles.

32	PERRIGO • 2023 PROXY STATEMENT

Executive Compensation

NEO	Payout on Individual Strategic Objectives Component (% of Target)	2022 Performance Goals	2022 Evaluation

Svend Andersen	125%	• Next Level Projects: HRA & Supply • Must Try and Must Win battles- planting seeds for the future • Omni Channel transformation

In determining Mr. Andersen’s individual strategic objectives payout, the Committee considered the following accomplishments:

•  Developed plan to streamline brand portfolio by 100 brands by 2024, achieved 2022 target.

•  On a constant currency basis, grew Net Sales 7% vs last year and 1% vs. plan.

•  Secured inflationary media buying savings.

Other important accomplishments include:

•  Achieved packaging waste reduction of 273 metric tons.

•  Exceeded New Sales plan in the categories of Cold and Flu, Parasites and Pain.

Kyle L. Hanson	100%	• Risk/Uncertainty Mitigation • Support Self-Care /Business Growth Initiatives • Drive a Compliant Culture and a continued focus on ESG

In determining Ms. Hanson’s individual strategic objectives payout, the Committee considered the following accomplishments:

•  Significantly reduced uncertainty by successfully settling or securing dismissals in several complex legal matters including winning the XLS litigation in France.

•  Supported the further advancing of our consumer self-care strategy by providing key support in the successful acquisition of Gateway and integration of HRA Pharma.

•  Provided ongoing compliance-related training and achieved 100% completion for the Annual Compliance Certification.

Other important accomplishments include:

•  Emphasized development within the Legal team to maximize value and create growth opportunities.

•  Completed many company-wide activities further establishing and reinforcing Perrigo’s compliance culture and importance of data privacy.

James Dillard III	80%	• Fix the Core/Create growth • Deliver HRA Plan including transformation of CSCA • Leadership

In determining Mr. Dillard’s individual strategic objectives payout, the Committee considered the following accomplishments:

•  Exceeded growth targets in the Nutrition and Oral Care business units but missed overall target on store brand OTC. Significantly improved adjusted gross margin in H2 2022. Exceeded e-commerce sales targets.

•  Delivered a HRA Pharma integration plan for CSCA, reorganized the business unit structure and implemented a branded organization.

•  Co-led our efforts in completing the new North American headquarters in downtown Grand Rapids on time and within budget.

Other important accomplishments include:

•  Reduced packaging material waste by 308 metric tons.

•  Supported the delivery of an optimized long term supply chain plan to reduce structural costs and improve profitability by streamlining and simplifying our global supply chain.

PERRIGO • 2023 PROXY STATEMENT	33

Executive Compensation

2023 AIP Design

During our 2022 meetings with shareholders, investors expressed an interest in seeing more diversified metrics across the LTIP and AIP. Based on this feedback, as well as a review of the compensation program, the Committee approved the addition of Adjusted Gross Margin as a metric for the 2023 AIP design. The addition of this metric will reinforce the results and behavior required for 2023, while also diversifying the metrics used across the incentive plans.

Long-Term Incentive Award Opportunities

Long-term stock-based compensation, awarded under our shareholder-approved LTIP, is intended to motivate and reward Perrigo employees, including the NEOs, for creating sustainable, long-term value, as reflected in the total shareholder return of Perrigo stock. Awards under the LTIP may be in the form of incentive stock options, non-statutory stock options, stock appreciation rights or stock awards, including restricted shares or restricted stock units, or performance stock or performance stock units. We provide long-term incentive opportunities to all eligible employees solely through stock-based awards.

As a variable component of compensation, the amount realized from stock-based compensation will vary based on the long-term performance of Perrigo’s shares. In addition to share price performance, PSUs are only earned if specific, measurable financial and/or market-based performance-conditioned goals are achieved over the applicable performance periods.

The Committee sets stock-based award levels after consideration of an NEO’s position, review of market competitive reward and grant practices, and the aggregate expense to Perrigo.

34	PERRIGO • 2023 PROXY STATEMENT

Executive Compensation

During our regularly scheduled meetings in the first quarter of the calendar year, the independent directors approve all regular annual stock-based awards for the CEO, and the Committee approves all stock-based awards for the other NEOs, as well as the maximum potential total grants for other participating employees. All regular annual stock-based awards are granted on, and priced upon, the closing price of Perrigo stock on the fifth trading day after Perrigo publicly releases its year-end earnings.

Off-cycle stock-based awards may be granted at various times during the year to new hires or to existing non-executive employees under special circumstances (e.g., promotions, retention, performance, etc.) through the shareholder-approved LTIP. Though they rarely occur, off-cycle stock-based awards may also be granted during the year to the executive officers other than the CEO with the approval of the Committee and to the CEO with the approval of the independent directors as permitted under the LTIP. Such awards are priced at the closing price of Perrigo’s shares on the day the awards are granted. No such awards were granted to the CEO or NEOs in 2022 other than a sign-on grant that was provided to Ms. Hanson with the approval of the Committee and consistent with past practice, to replace compensation forfeited from her prior employer.

2022 – 2024 Regular Annual LTIP Awards. All of the NEOs received their annual LTIP award for 2022, which consisted of 50% PSU OI that may be earned based on achievement of PSU OI growth goals (from fiscal 2022 through fiscal 2024), 20% rTSR-PSUs that may be earned based on our rTSR performance versus the companies in the S&P 500 from 2022 through 2024, and 30% RSUs vesting over three years. The table and chart below show the LTIP award values granted in fiscal 2022 for each of the NEOs.

	2022 – 2024 Awards

Named Executive Officer	PSU OI	rTSR-PSUs	RSUs	Total Grant Value
	50%	20%	30%	100%

Mr. Kessler	$4,875,008	$2,127,628	$2,924,998	$9,927,633

Mr. Silcock	$1,250,005	$545,553	$749,996	$2,545,553

Mr. Bezerra	$900,015	$435,387	$539,993	$1,875,395

Mr. Dillard	$999,982	$436,426	$599,989	$2,036,398

Mr. Andersen	$987,485	$430,988	$592,512	$2,010,985

Mr. Kingma	$700,006	$305,506	$420,003	$1,425,515

Ms. Hanson	$550,000	$291,043	$329,992	$1,171,035

*Award	amounts were calculated in accordance with ASC 718.

PERRIGO • 2023 PROXY STATEMENT	35

Executive Compensation

LTIP and Pay-for-Performance

The LTIP is designed to align executive rewards with Perrigo performance and investor expectations, and we believe it is working. When Perrigo’s performance did not meet our targets, LTIP awards paid below target. As outlined in the chart below, taking into account the change in market value of our ordinary shares, only 55% of the 2020 – 2022 LTIP award value to our NEOs was realized.

*

Target amounts were valued using the closing market price of our ordinary shares on the date of grant; $55.12. Realized amounts were valued using the closing market price of our ordinary shares on the date of vest; $41.04 for RSUs vesting on March 5, 2021, $37.23 for RSUs vesting on March 4, 2022, and $38.75 for RSUs and PSUs vesting on March 3, 2023. Realized amounts consider actual payout of 103% for PSU OI and 0% for rTSR PSUs. Analysis excludes Mr. Silcock and Mr. Kingma as they separated from the business on July 17 and September 1, respectively

Currency-neutral Adjusted Operating Income used for PSUs (PSU OI)

Fifty percent of each executive’s target annual grant value is in the form of PSUs based on PSU OI. The Committee selected currency-neutral Adjusted OI (“PSU OI”) as the applicable long-term performance measure for these PSUs because it directly aligns with our stated strategic long-term growth 3/5/7 objectives, specifically consistently delivering 5% annual Adjusted OI growth.

The number of PSU OI earned can be 0 if threshold goals are not achieved or can range from 50% to 200% of the target number of PSUs based on PSU OI based on performance during the three-year performance period.

Goals for the three-year period are set up front as follows: the target goal for the first year of the three-year performance period is based on the Board-approved annual financial plan, and the target goals for the second and third years of the three-year performance period are determined by applying a pre-determined 5% growth rate to the prior year’s actual Adj. OI. Earned PSUs are based on the average of the vesting credit for each year in the three-year performance period.

36	PERRIGO • 2023 PROXY STATEMENT

Executive Compensation

The following tables summarize the status of the different performance share awards held by the NEOs:

2022-2024 PSU OI

(1)

PSU OI Attainment for FY2022 reflects actual FY2022 Adjusted OI attainment adjusted for a currency impact of $40.4M versus plan. FY2023 target goal was set at 5% growth over FY2022 Actual Attainment Baseline.

(2)	Actual and PSU OI Attainment for FY2023 and FY2024 to be available with their respective year-end financial results

2021-2023 PSU OI

(1)

PSU OI Attainment for FY2021 reflects actual FY2021 Adjusted OI attainment adjusted for a currency impact of $7.5M versus plan. FY2022 target goal represents 5% growth over FY2021 Actual Attainment Baseline.

(2)

Adjusted Actual Attainment for FY2022 reflects actual FY2022 Adjusted OI attainment adjusted for a currency impact of $39.9M versus 2021 actuals. FY2023 target goal was set at 5% growth over FY2022 Actual Attainment Baseline.

(3)	Actual and PSU OI Attainment for FY2023 to be available with FY2023 year-end financial results.

PERRIGO • 2023 PROXY STATEMENT	37

Executive Compensation

2020-2022 PSU OI

(1)

PSU OI Attainment for FY2020 reflects actual FY2020 Adjusted OI attainment adjusted for a currency impact of $1.6M vs plan. FY2021 target goal represents 5% growth over FY2020 Actual Attainment Baseline.

(2)

PSU OI Attainment for FY2021 reflects actual FY2021 Adjusted OI attainment adjusted for a currency impact of $10.2M vs 2020 actuals. FY2022 target goal represents 5% growth over FY2021 Adjusted Actual Baseline.

(3)	Adjusted Actual Attainment for FY2022 reflects actual FY2022 Adjusted OI attainment adjusted for a currency impact of $39.9M versus 2021 actuals.

Relative TSR PSUs (“rTSR PSUs”)

Twenty percent of each executive’s target annual grant value is in the form of rTSR PSUs. The Committee selected rTSR as the applicable long-term performance measure for these PSUs to directly align the interests of the executive team with the long-term market performance of Perrigo’s shares. The inclusion of rTSR-PSUs in the overall LTIP mix also provides a relative external performance metric to balance the internal performance metric of Adjusted OI growth in the PSU OI.

The number of rTSR PSUs earned can be 0 if the threshold goal is not achieved, or can range from 50% to 200% of the target number of rTSR PSUs based on Perrigo’s rTSR performance versus the companies in the S&P 500 over the three-year performance period, according to the following table:

2021-2023 Relative TSR Percentile Rank	Payout (% of Target Shares)

≥ 80th Percentile	200%

55th Percentile	100%

30th Percentile	50%

<30th Percentile	0%

Total shareholder return for Perrigo and the peer companies is calculated using an average of adjusted closing prices for the 20-trading day periods starting on the first and ending on the last day of the performance period. Payout for performance between levels is linearly interpolated. If our absolute TSR is negative, the maximum number of shares that may be earned is 100% of target, regardless of our relative performance. In addition, the overall earned value is capped at 500% of the target value.

2020-2022 rTSR PSUs

The performance period for the 2020-2022 rTSR PSUs ended December 31, 2022. The Company’s relative TSR was below the 30th percentile versus the constituents of the S&P 500, and therefore no shares were earned under this award.

38	PERRIGO • 2023 PROXY STATEMENT

Executive Compensation

Other Policies, Practices and Guidelines

Executive Stock Ownership Guidelines

Consistent with our compensation philosophy of tying a significant portion of the total compensation to performance, our executive compensation program facilitates and encourages long-term ownership of Perrigo stock. Our stock ownership guidelines reinforce that philosophy by requiring executive officers to maintain specific levels of stock ownership.

Each executive officer is required to attain certain target levels of stock ownership. These ownership guidelines are expressed in terms of a multiple of base salary. The current ownership guidelines are as follows:

•	Chief Executive Officer: 6 times base salary

•	Executive Vice President: 3 times base salary

•	Senior Vice President (only if designated as Section 16 Officer): 2 times base salary

For purposes of determining an executive officer’s stock ownership, at least fifty percent (50%) must consist of (i) shares purchased on the open market, (ii) shares owned jointly with a spouse and/or children, (iii) shares acquired through the exercise of stock options or vesting of restricted shares or RSUs, or (iv) shares held through the Perrigo Company Profit-Sharing and Investment Plan. The balance of an executive officer’s stock ownership may be satisfied through (a) unvested but earned PSUs or RSUs that have not been forfeited, and (b) unvested service-based restricted shares or RSUs that have not been forfeited. Unearned PSUs and unexercised stock options do not count toward an executive’s ownership when measured against the requirement.

Until each executive officer attains the applicable target stock ownership level, he or she is required to retain a stated percentage of shares received through our incentive plans, including shares obtained through the exercise of stock options, vesting of restricted shares or RSUs, payout of PSUs and any other vehicle through which the individual acquires shares. At any time that an executive’s direct stock ownership is below the required levels set forth above, (i) with respect to restricted shares and units, he or she is restricted from selling more than 50% of the net shares received following the vesting of any service-based or PSUs or RSUs under any of the Company’s compensation plans, and (ii) with respect to stock options, he or she is restricted from selling more than 50% of the net value received upon the exercise of any stock option (i.e. after the cost of the option and taxes are remitted), such that at least 50% of the net value received upon the exercise of any stock option must be converted to directly owned shares. In these cases, however, the participants must still adhere to the retention requirements with respect to the remaining shares.

As of the end of 2022, all of our executive officers, including our NEOs, were in compliance with these guidelines, either by satisfying applicable ownership levels or complying with the retention requirements.

Clawback Policy

Our AIP and 2019 LTIP (including in the LTIP grant documents) include clawback provisions that allow Perrigo to recover incentive compensation paid to an executive if Perrigo’s financial results are later restated due to the individual’s misconduct, including, without limitation, fraud or knowing illegal conduct. Our policies will be revised to comply with final SEC rules once the NYSE issues related listing standards.

Anti-Hedging and Anti-Pledging Policy

Our insider trading policy prohibits executive officers and directors from trading in options, warrants, puts and calls or similar instruments on Perrigo securities and holding Perrigo securities in margin accounts, as well as from pledging Perrigo securities as collateral for a loan. In addition, the policy prohibits our directors and all employees, including executive officers, from selling Perrigo securities “short,” engaging in “short sales against the box,” and entering into hedging or monetization transactions or similar arrangements with respect to Perrigo securities.

PERRIGO • 2023 PROXY STATEMENT	39

Executive Compensation

Compensation Risk Assessment

At the Committee’s request, FW Cook, the Committee’s independent consultant, conducted an assessment of Perrigo’s compensation policies and practices for 2022 to determine whether any practices might encourage excessive risk taking on the part of executives. This assessment included a review of Perrigo’s pay philosophy, competitive position, annual incentive arrangements (including broad-based incentive plans, based on an inventory of such plans that management provided to FW Cook) and long-term incentive arrangements (including stock option, restricted stock unit and PSU design, as well as potential mitigating factors such as stock ownership requirements, caps on incentive plan payouts, and recoupment policies).

After considering FW Cook’s assessment, the Committee concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and are not designed in such a way to encourage executives and employees to take unnecessary risks that would be reasonably likely to have a material adverse effect on Perrigo.

Benefits and Perquisites

Retirement Benefits. We offer retirement benefit plans to provide financial security and to facilitate employees’ saving for their retirement. We make annual contributions under our Perrigo Profit-Sharing and Investment Plan for employees, including the executive officers. We also make matching contributions up to the limits as defined in the applicable regulations under our 401(k) Plan to certain of our employees, including the NEOs.

Executive Benefits. We provide a limited number of perquisites to our NEOs. Benefits may include executive physical exams, relocation benefits, pension benefits and financial counseling/tax advice.

Non-Qualified Deferred Compensation Plan. We maintain a Non-Qualified Deferred Compensation Plan (“Deferred Compensation Plan”) that allows certain executives, including the NEOs, and other management level personnel to voluntarily elect to defer base salary and earned annual incentive awards. Under that plan, we provide annual profit-sharing contributions and matching contributions that cannot be provided under Perrigo’s Profit-Sharing and Investment Plan (“Tax-Qualified Plan”) because of the limitations of Sections 415 and 401(a)(17) of the Code. Code Section 415 limits the total annual additions to a participant’s account under the Tax-Qualified Plan to a specified dollar amount, which was $61,000 for 2022. Code Section 401(a)(17) limits total compensation that can be considered under the Tax-Qualified Plan. This limit is currently $305,000. Due to these limits, certain Perrigo employees would not receive profit-sharing contributions and matching contributions under the Tax-Qualified Plan on their full compensation. Therefore, we provide affected employees who contribute to the Deferred Compensation Plan, including the NEOs, a company match and a profit-sharing contribution under the Deferred Compensation Plan that they would have been eligible for under the Tax-Qualified Plan but for the limitations under the Code.

Employment Agreements (Severance Benefits). We typically do not enter into employment agreements with our executives other than our CEO and non-U.S. executives, such as Mr. Andersen, where local laws require it. We entered into an employment agreement with Mr. Kessler when he was appointed as President and CEO in October 2018, and an amended employment agreement on March 1, 2021. In December 2019, based on Svend Andersen’s move to Belgium and based on Belgian law, we terminated Mr. Andersen’s U.K. agreement and replaced it with a Belgian agreement. The key compensation terms of these agreements are summarized below.

Post-employment payments under employment agreements, as applicable, and the U.S. Severance Policy, and our Change in Control Severance Policy for U.S. Employees, are presented in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 49.

All other NEOs, except Mr. Kessler and Mr. Andersen, are subject to our general severance policy.

40	PERRIGO • 2023 PROXY STATEMENT

Executive Compensation

Mr. Kessler

Mr. Kessler’s employment agreement became effective on October 8, 2018. Consistent with our emphasis on performance-based pay, the majority of Mr. Kessler’s annual compensation is stock-based with the ultimate value realized based on Perrigo’s stock price performance. In accordance with his employment agreement, Mr. Kessler’s compensation includes: a base salary; participation in the AIP; annual grants of equity under the LTIP; and participation in Perrigo’s other employee benefit plans.

The employment agreement provides for an initial term of three years, subject to automatic renewal thereafter for one-year periods unless either party provides 180 days’ prior notice of non-renewal. The agreement contains customary confidentiality obligations, non-competition restrictions for two years from the date of termination of employment and non-solicitation restrictions for two years from the date of termination of employment.

If Mr. Kessler were involuntarily terminated by us without cause or voluntarily terminated for good reason (as defined in the agreement), he would receive cash severance benefits and continued vesting of certain stock-based awards. The circumstances under which severance benefits are triggered and the resulting payouts are generally consistent with market practices.

On February 13, 2019, Mr. Kessler’s employment agreement was amended to avoid the unintended forfeiture of equity compensation if he were to retire after the initial three-year term of his contract. It provided for accelerated vesting of awards granted under the LTIP (other than PSUs, which will vest or be forfeited based on the attainment of performance goals) so long as Mr. Kessler attains age 62 prior to his termination from employment.

On March 1, 2021, Perrigo Management Company (a subsidiary of the Company) signed an Amended and Restated Employment Agreement (Amended Agreement) with Mr. Kessler to extend his term as CEO, President and member of the Board of Directors for an additional three-year period through October 8, 2024. The term remains subject to automatic renewal thereafter for one-year periods unless either party provides 180 days’ prior notice of non-renewal. The Amended Agreement maintains Mr. Kessler’s current salary and provides a target annual bonus opportunity of $1,545,000 in 2021 and not less than $1,745,000 in 2022 and future years. Beginning in 2022, the fair value of Mr. Kessler’s annual grant under the LTIP will be no less than $9,750,000. Under the Amended Agreement, a notice of non-renewal timely sent by Perrigo Management Company will not be considered a Termination for severance purposes. The Board increased Mr. Kessler’s target compensation in recognition of the major strategic accomplishments in the Company’s self-care transformation under his leadership, including the reconfiguration of the Company’s product portfolio, a significant reduction of uncertainty including the resolution of the potential €1.6 billion Irish tax liability and the return to strong growth of the Company’s topline. The Board also felt the executional excellence required for the Company’s go-forward strategic plans further supported an increase in his target compensation which continues to require strong performance in order for the AIP and LTI PSUs to payout for Mr. Kessler.

Except as described above, the terms of Mr. Kessler’s ongoing employment remain materially unchanged from his Employment Agreement, dated October 8, 2018, as amended on February 13, 2019.

Mr. Andersen

Mr. Andersen’s current Belgian management agreement became effective in December 2019. In accordance with his management agreement, Mr. Andersen’s compensation includes a base salary; participation in the AIP; annual grants of equity under the LTIP; and an additional fee to use for travel.

The management agreement has an indefinite term and will continue unless Mr. Andersen provides six months’ prior notice of termination or the Company provides three months’ prior notice of termination. The agreement contains confidentiality provisions as well as non-competition and non-solicitation provisions, ranging from one year to two years from the date of termination of his agreement.

PERRIGO • 2023 PROXY STATEMENT	41

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation of our named executive officers for 2022, 2021, and 2020.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Murray S. Kessler CEO, President	2022	1,263,750	—	9,927,633	1,678,865	104,088	12,974,336
	2021	1,236,000	—	7,749,994	1,444,014	99,253	10,529,261
	2020	1,219,500	—	7,749,982	1,928,593	69,155	10,967,230

Raymond P. Silcock EVP, CFO	2022	376,940	—	2,545,553	283,504	48,592	3,254,588
	2021	678,287	—	2,000,002	481,950	42,792	3,203,032
	2020	664,625	—	1,999,974	636,443	58,378	3,359,420

Eduardo Bezerra EVP, CFO	2022	437,500	200,000	1,875,395	549,976	9,150	3,072,021

James Dillard III EVP, President CSCA	2022	674,375	—	2,036,398	390,078	81,869	3,182,721
	2021	605,558	—	1,100,036	311,694	82,103	2,099,391
	2020	625,400	—	1,099,975	465,143	113,652	2,304,170

Svend Andersen EVP, President CSCI (5)	2022	606,592	—	2,010,985	469,373	90,967	3,177,917
	2021	618,980	—	1,400,039	465,148	96,657	2,580,823
	2020	651,400	—	1,400,048	366,614	103,849	2,521,910

Todd W. Kingma EVP, General Counsel and Secretary	2022	404,974	—	1,425,515	254,989	215,724	2,301,202
	2021	589,032	1,000,000	1,400,039	359,648	60,719	3,409,437
	2020	573,981	—	1,400,048	461,617	62,566	2,498,211

Kyle L. Hanson EVP, General Counsel and Secretary	2022	350,000	—	1,571,020	371,319	8,550	2,300,889

1)

Represents any cash bonus with the exception of the Annual Bonus (captured in the column “Non-Equity Incentive Plan Compensation”): for Mr. Bezerra, a sign-on bonus of $200,000; for Mr. Kingma, a one-time special bonus of $1,000,000, in 2021, in recognition of his extraordinary performance and the material long-term impact that his contributions will have on Perrigo going forward.

2)

Represents the full grant date fair value of stock awards granted in the years shown, calculated in accordance with U.S. GAAP. Stock awards include service-based restricted stock units and performance-based restricted stock units. For the performance-based stock awards, the amounts reported were valued assuming payout at target performance of 100% (the probable outcome of the relevant performance conditions as of the grant date). See the Grants of Plan-Based Awards for 2022 table for additional information regarding the full grant date fair value for all stock awards. Additional weighted average valuation assumptions related to stock awards are included in the shareholders’ equity note of the audited financial statements included in our Annual Report on Form 10-K for the fiscal years ended December 31, 2022, December 31, 2021, and December 31, 2020.

3)

The compensation amounts set forth in the “Non-Equity Incentive Plan Compensation” column represent the AIP bonus earned for the relevant fiscal year period as described in the Compensation Discussion and Analysis section entitled 2022 Executive Compensation Program in Detail – Annual Incentive Award Opportunities.

4)	The following table discloses the compensation amounts set forth in the “All Other Compensation” column of the Summary Compensation Table.

5)	Amounts paid to Mr. Andersen were converted to U.S. dollars based on foreign currency exchange rates on December 30, 2022.

42	PERRIGO • 2023 PROXY STATEMENT

Executive Compensation

All Other Compensation Detail

Name	Perquisites and Other Personal Benefits ($)(1)	Registrant Contributions to Defined Contribution Plans ($)(2)	Registrant Contributions to Non-Qualified Plans ($)	Tax Equalization Benefit (3)	Total ($)
Murray S. Kessler	0	17,850	86,238		104,088
Raymond P. Silcock	0	17,850	30,742		48,592
Eduardo Bezerra	0	9,150	0		9,150
James Dillard III	0	13,213	0	68,657	81,869
Svend Andersen (4)	90,967	0	0		90,967
Todd W. Kingma	152,235	17,850	45,639		215,724
Kyle L. Hanson	0	8,550	0		8,550

1)

For Mr. Andersen, represents a contractual management fee. For Mr. Kingma, represents payment for unused PTO in the amount of $142,234.85 and a credit for an unused Company plane trip in the amount of $10,000.

2)	Represents the Company’s contributions to 401(k) and Profit-Sharing Plans.

3)

In connection with his relocation to Dublin, Ireland, Mr. Dillard is entitled to receive a tax equalization benefit designed to equalize the income tax paid by him so that his total income and social tax costs related to any earnings from the Company while on the international assignment (including earnings related to granting or vesting of equity-based awards) will be no more than an amount he would have paid had all of the earnings been taxable solely pursuant to U.S. income and social tax laws. The tax equalization benefit caps the executive’s total income and social tax exposure to what he would be taxed on earnings from the Company under the U.S. tax laws (as compared to the Irish tax laws as in existence from time to time). This policy is designed and intended to yield neither an economic benefit nor detriment to Mr. Dillard as a result of his international assignment. With respect to 2022, Mr. Dillard was paid $68,656.79, which is inclusive of relocation costs and associated tax gross-ups. Additionally, he also received tax benefits in the amount of $94,143, $41,165 and $120,906 in relation to 2019, 2020 and 2021, respectively.

4)	Amounts paid to Mr. Andersen were converted to U.S. dollars based on foreign currency exchange rates on December 30, 2022.

PERRIGO • 2023 PROXY STATEMENT	43

Executive Compensation

Grants of Plan-Based Awards for 2022

The following table provides information regarding equity and non-equity awards granted to the named executive officers during 2022.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Equity Incentive Plans(4)			All Other Stock Awards # of units(5)	Grant Date Fair Value of Stock Awards($)(6)
Name	Grant Date(1)	Award Date(2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Murray S. Kessler	—	—	872,500	1,745,000	3,490,000	—	—	—	—	—
	3/7/2022(7)(8)	2/14/2022	—	—	—	26,994	53,987	107,974	—	2,127,628
	3/7/2022(8)(9)	2/14/2022	—	—	—	67,484	134,967	269,934	—	4,875,008
	3/7/2022	2/14/2022	—	—	—	—		—	80,980	2,924,998
Raymond P. Silcock	—	—	153,727	307,454	614,909	—	—	—	—	—
	3/7/2022(7)(8)	2/14/2022	—	—	—	6,922	13,843	27,686	—	545,553
	3/7/2022(8)(9)	2/14/2022	—	—	—	17,304	34,607	69,214	—	1,250,005
	3/7/2022	2/14/2022	—	—	—	—		—	20,764	749,996
Eduardo Bezerra	—	—	280,000	560,000	1,120,000	—	—	—	—	—
	6/7/2022(7)(8)	5/2/2022	—	—	—	4,532	9,063	18,126	—	435,387
	6/7/2022(8)(9)	5/2/2022	—	—	—	11,330	22,659	45,318	—	900,015
	6/7/2022	5/2/2022	—	—	—	—		—	13,595	539,993
James Dillard III	—	—	256,125	512,250	1,024,500	—	—	—	—	—
	3/7/2022(7)(8)	2/14/2022	—	—	—	5,537	11,074	22,148	—	436,426
	3/7/2022(8)(9)	2/14/2022	—	—	—	13,843	27,685	55,370	—	999,982
	3/7/2022	2/14/2022	—	—	—	—		—	16,611	599,989
Svend Andersen	—	—	230,175	460,350	920,701	—	—	—	—	—
	3/7/2022(7)(8)	2/14/2022	—	—	—	5,468	10,936	21,872	—	430,988
	3/7/2022(8)(9)	2/14/2022	—	—	—	13,670	27,339	54,678	—	987,485
	3/7/2022	2/14/2022	—	—	—	—		—	16,404	592,512
Todd W. Kingma	—	—	133,909	267,817	535,634	—	—	—	—	—
	3/7/2022(7)(8)	2/14/2022	—	—	—	3,876	7,752	15,504	—	305,506
	3/7/2022(8)(9)	2/14/2022	—	—	—	9,690	19,380	38,760	—	700,006
	3/7/2022	2/14/2022	—	—	—	—		—	11,628	420,003
Kyle L. Hanson	—	—	195,000	390,000	780,000	—	—	—	—	—
	7/8/2022(7)(8)	3/3/2023	—	—	—	2,677	5,353	10,706	—	291,043
	7/8/2022(8)(9)	3/3/2023	—	—	—	6,691	13,382	26,764	—	550,000
	7/8/2022(9)	3/3/2023	—	—	—	—		—	17,761	729,977

1)	Actual date of grant.

2)	Date on which the Talent & Compensation Committee approved the award.

3)

These columns show the dollar range of potential payout for fiscal 2022 performance under the AIP as described in the section titled 2022 Executive Compensation Program in Detail—Annual Incentive Award Opportunities in the Compensation Discussion and Analysis. The target values are based on a percentage of each executive’s salary. The maximum incentive award opportunity for any individual participant was 200% of the target award. In addition, the Talent & Compensation Committee, or the Board in the case of the CEO, had the discretion to adjust any named executive officer’s award up by as much as 50% or down by as much as 100% based on individual performance. The actual payments for fiscal 2022 non-equity incentive awards are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

4)

These columns show the range of performance-based restricted stock units that were granted in fiscal 2022 and that could be earned in fiscal 2025 under the LTIP, depending on whether specific performance goals are achieved in each of the three applicable performance periods, as described in the section titled 2022 Executive Compensation Program in Detail—Long-term Incentive Award Opportunities in the Compensation Discussion and Analysis. Earned awards, if any, can range from 0% to 200% of the target grant. The U.S. GAAP value of the 2022 fiscal OI performance-based restricted stock units was: $36.12 per share for units granted on March 7, $39.72 for units granted on June 7, and $41.1 for units granted on July 8. The U.S. GAAP value of the 2022 fiscal rTSR performance-based restricted stock units was: $39.41 per share for units granted on March 7, $48.04 for units granted on June 7, and $54.37 for units granted on July 8. These awards, to the extent earned, vest three years from the grant date.

44	PERRIGO • 2023 PROXY STATEMENT

Executive Compensation

5)

This column shows the service-based restricted stock units granted during 2022. These award vest in three equal instalments on each grant anniversary, except for Ms. Hanson’s sign-on award, which vests one year from the grant date.

6)

Amounts are computed in accordance with U.S. GAAP and are included in the Summary Compensation Table in the applicable columns titled “Stock Awards”. For performance-based restricted stock units, the amounts disclosed are computed based on a target performance of 100%, which is the probable outcome of the relevant performance conditions as of the grant date.

7)	Grant of rTSR performance-based restricted stock units.

8)	Grant of OI performance-based restricted stock units.

9)	Ms. Hanson was awarded 9,732 RSUs as a sign-on award that has a one-year vesting.

PERRIGO • 2023 PROXY STATEMENT	45

Executive Compensation

Outstanding Equity Awards at 2022 Year End

The following table sets forth information detailing the outstanding equity awards held on December 31, 2022, by each of our NEOs.

Name	Option / Stock Award Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($)(3)
Murray S. Kessler	10/8/2018	110,074	0	72.80	10/8/2028	0	0	0	0
	3/5/2020	0	0	—	—	14,060	479,305	100,186	3,415,340
	3/5/2021	0	0	—	—	37,768	1,287,511	159,512	5,437,759
	3/7/2022	0	0	—	—	80,980	2,760,608	184,924	6,304,061
		0	0			0		0
Raymond P. Silcock	3/5/2020	0	0	—	—	0	0	25,854	881,379
	3/5/2021	0	0	—	—	0	0	41,164	1,403,287
	3/7/2022	0	0	—	—	0	0	47,417	1,616,434
		0	0			0		0
Eduardo Bezerra	6/7/2022	0	0	—	—	13,595	463,454	31,045	1,058,339
James Dillard III	2/7/2019	0	0	—	—	0	0	0	0
	3/5/2020	0	0	—	—	1,995	68,010	14,220	484,743
	3/5/2021	0	0	—	—	5,360	182,722	22,641	771,844
	3/7/2022	0	0	—	—	16,611	566,269	37,932	1,293,114
		0	0			0		0
Svend Andersen	6/6/2017	13,075	0	70.34	6/6/2027	0	0	0	0
	3/8/2018	11,674	0	85.06	3/8/2028	0	0	0	0
	3/5/2020	0	0	—	—	2,540	86,589	18,099	616,990
	3/5/2021	0	0	—	—	6,822	232,562	28,816	982,340
	3/7/2022	0	0	—	—	16,404	559,212	37,459	1,276,967
		0	0			0		0
Todd W. Kingma	8/22/2013	7,182	0	119.78	8/22/2023	0	0	0	0
	8/21/2014	7,133	0	147.75	8/21/2024	0	0	0	0
	2/26/2016	10,971	0	129.23	2/26/2026	0	0	0	0
	6/6/2017	20,189	0	70.34	6/6/2027	0	0	0	0
	3/8/2018	15,945	0	85.06	3/8/2028	0	0	0	0
	3/5/2020	0	0	—	—	0	0	18,099	616,990
	3/5/2021	0	0	—	—	0	0	28,816	982,340
	3/7/2022	0	0	—	—	0	0	26,553	905,203
Kyle L. Hanson	7/8/2022	0	0	—	—	17,761	605,472	18,335	625,055

1)	For better understanding of this table, this column has been added to show the grant date of all stock options and equity awards outstanding at fiscal year-end.

2)

All stock option awards vest one-third per year over three years beginning on the anniversary of the grant except the option award granted to Mr. Kessler that vests 100% on the third anniversary of the date of grant.

3)	The market value of these unvested awards was calculated using the closing price of our ordinary shares as of December 31, 2022, which was $34.09.

46	PERRIGO • 2023 PROXY STATEMENT

Executive Compensation

4)

Performance-based restricted stock units are earned and vest, if at all, three years from the grant date, depending on our performance over three full years for the fiscal 2020, 2021 and 2022 grants, as more fully described in the section entitled 2022 Executive Compensation Program in Detail—Long-Term Incentive Award Opportunities in the Compensation Discussion and Analysis. As of December 31, 2022, the number of unearned units for the 2020 award was calculated using vesting credits of 122%, 57% and 129% for 2020, 2021 and 2022, respectively; the number of unearned units for the 2021 award was calculated using vesting credits 58% and 129% for 2021 and 2022, respectively, and assuming 200% for 2023; the number of unearned units for the 2022 award was calculated using a vesting credit of 91% for 2022, and assuming 100% for 2023 and 2024.

Option Exercises and Stock Vested in 2022

The following table provides information for each NEO concerning the vesting of restricted stock during 2022. No NEO exercised options in 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Murray S. Kessler	129,614	4,825,529
Raymond P. Silcock	66,025	2,583,348
Eduardo Bezerra	0	0
James Dillard III	22,694	843,694
Svend Andersen	23,414	871,703
Todd W. Kingma	44,404	1,657,149
Kyle L. Hanson	0	0

1)	Represents service-based restricted stock units and performance-based restricted stock units issued under the LTIP.

2)	The value realized on vesting was calculated using the closing price of Perrigo shares on the day the awards vested.

PERRIGO • 2023 PROXY STATEMENT	47

Executive Compensation

Non-Qualified Deferred Compensation in 2022

The Deferred Compensation Plan allows participants to defer as much as 80% of base salary and 100% of incentive compensation. Participation in the plan is limited to the executive officers (including the NEOs) and other management level personnel. Amounts deferred under the Deferred Compensation Plan earn a return based on measurement funds made available to participants, which are determined by the Retirement Plan Committee. These measurement funds mirror several of the investment choices available in our 401(k) Plan, with the exception of Company stock and Target Date Funds, which are not an investment option in the Deferred Compensation Plan. Participants elect the form and timing of distributions of their Deferred Compensation Plan deferrals prior to the year in which it is deferred. Participants may change their distribution elections, however, changes must be made 12 months in advance and are subject to a five-year delay. Participants may elect in-service distributions to be paid in a lump sum up to five annual installments; in-service deferrals must remain in the Deferred Compensation Plan for at least three years prior to distribution. Participants may elect to receive their retirement/termination distributions in a lump sum or annual installments (up to 15 years) upon separation from service. If a participant’s in-service distribution was not paid prior to a separation from service, the in-service distribution will be paid according to their retirement/termination distribution election. All participants with an account balance subject to Section 409A of the Internal Revenue Code may not begin receiving retirement/termination distributions earlier than the first day of the seventh month following a separation from service.

The following table sets forth information relating to the Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)(1)	Perrigo Contributions in Last FY ($)(2)	Aggregate Earnings (Losses) in Last FY ($)*	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)(3)
Murray S. Kessler	0	86,238	(34,348)	0	242,000
Raymond P. Silcock	0	30,742	(11,296)	0	81,039
Eduardo Bezerra	12,833	0	13	0	12,847
James Dillard III	0	0	(212)	0	1,169
Svend Andersen	0	0	0	0	0
Todd W. Kingma	44,104	45,639	(46,516)	58,562	2,401,444
Kyle L. Hanson	15,000	0	70	0	15,070

1)

Of the total amounts shown in this column, the following amounts are included in the Summary Compensation Table as 2022 salary: Mr. Bezerra, $12,833, Mr. Kingma, $8,099.52, Ms Hanson, $15,000; and the following additional amounts are included for 2022 in the Summary Compensation Table in the column entitled Non-Equity Incentive Plan Compensation: Mr. Kingma, $36,004.

2)	These amounts are included in the Summary Compensation Table as All Other Compensation in the column “Registrant Contributions to Non-Qualified Plans.”

3)

In addition to the amounts in footnote 1, this column includes the following amounts included in the Summary Compensation Table in the columns entitled (i) Salary (for fiscal year 2021): Mr. Kingma, $11,780.64; (ii) Non-Equity Incentive Plan Compensation (for fiscal year 2021): Mr. Kingma, $46,161.65; (i) Salary (for fiscal year 2020): Mr. Kingma, $11,479.68; (ii) Non-Equity Incentive Plan Compensation (for fiscal year 2020): Mr. Kingma, $43,549.80.

*	We do not pay above-market or preferential interest or earnings on amounts deferred under the Deferred Compensation Plan.

48	PERRIGO • 2023 PROXY STATEMENT

Potential Payments Upon Termination or Change in Control

Potential Payments Upon Termination or Change-in-Control

All of our current NEOs participate in our AIP and LTIP and all but Mr. Andersen have the ability to participate in our Deferred Compensation Plan. In addition, all of our current NEOs, other than Mr. Kessler and Mr. Andersen, are covered by our U.S. Severance Policy, and our Change in Control Severance Policy for U.S. Employees. These plans and policies may require us to provide compensation to these officers in the event of a termination of employment or a change-in-control of Perrigo. Mr. Kessler’s agreement provides that he would receive compensation under his employment agreement in the event of a termination of employment or a change-in-control of Perrigo; however, any severance benefits payable under that agreement will only occur in the event of a termination of employment that, when following a change-in-control of Perrigo, results in a “double trigger” for severance benefits. The Talent & Compensation Committee retains discretion to provide additional benefits to executive officers upon termination or resignation if it determines the circumstances so warrant.

The following table sets forth the expected benefits to be received by each current NEO, in addition to the amounts shown in the Non-Qualified Deferred Compensation 2022 table on page 48 in the event of his termination resulting from various scenarios and assuming a termination date of December 31, 2022, the last business day of 2022, and a stock price of $34.09, our closing stock price on that date. For Mr. Silcock and Mr. Kingma, this table shows actual benefits received upon the termination of their employment in July and September 2022, respectively. Assumptions and explanations of the numbers included in the table below are set forth in the footnotes to, and in additional text following, the table. Assumptions and explanations of the numbers included in the table below are set forth in the footnotes to, and in additional text following, the table.

PERRIGO • 2023 PROXY STATEMENT	49

Potential Payments Upon Termination or Change in Control

Name and Benefits	Change in Control(1) ($)	Death, Disability, Retirement(2) ($)	Termination for Cause or Without Good Reason ($)	Termination Without Cause or for Good Reason(3) ($)	Involuntary Termination for Economic Reasons(3) ($)
Murray S. Kessler
Cash	7,781,000	1,745,000	—	6,272,000	6,272,000
Equity Awards
Service-Based Restricted Stock	4,527,425	4,527,425	—	3,607,233	3,607,233
Performance-Based Restricted Stock	14,302,903	15,157,160	—	15,157,164	15,157,164
Stock Options	—	—	—	—	—
Other Benefits	0	—	—	0	0
Total Estimated Incremental Value	26,611,327	21,429,584	—	25,036,397	25,036,397
Raymond P. Silcock
Cash	—	307,454	—	—	—
Equity Awards
Service-Based Restricted Stock	—	1,399,999	—	—	—
Performance-Based Restricted Stock	—	3,901,101	—	—	—
Stock Options	—	—	—	—	—
Other Benefits(4)	—	—	—	—	—
Total Estimated Incremental Value	—	5,608,554	—	—	—
Eduardo Bezerra
Cash	3,640,000	560,000	—	1,820,000	1,820,000
Equity Awards
Service-Based Restricted Stock	463,454	463,454	—	308,992	308,992
Performance-Based Restricted Stock	1,081,403	1,058,339	—	1,058,324	1,058,324
Stock Options	—	—	—	—	—
Other Benefits(4)	15,000	—	—	15,000	15,000
Total Estimated Incremental Value	5,199,857	2,081,792	—	3,202,316	3,202,316
James Dillard III
Cash	458,452	512,250	—	229,226	229,226
Equity Awards
Service-Based Restricted Stock	817,001	817,001	—	628,245	628,245
Performance-Based Restricted Stock	2,437,128	2,549,701	—	2,549,693	2,549,693
Stock Options	—	—	—	—	—
Other Benefits(4)	15,000	—	—	15,000	15,000
Total Estimated Incremental Value	3,727,581	3,878,952	—	3,422,164	3,422,164
Svend Andersen
Cash	1,227,601	460,350	—	613,800	613,800
Equity Awards
Service-Based Restricted Stock	878,363	878,363	—	691,959	691,959
Performance-Based Restricted Stock	2,724,984	2,876,296	—	2,876,310	2,876,310
Stock Options	—	—	—	—	—
Other Benefits	0	—	—	0	0
Total Estimated Incremental Value	4,830,948	4,215,009	—	4,182,069	4,182,069
Todd W. Kingma
Cash	—	267,817	—	—	—
Equity Awards
Service-Based Restricted Stock	—	785,446	—	—	—
Performance-Based Restricted Stock	—	2,504,532	—	—	—
Stock Options	—	—	—	—	—
Other Benefits(4)	—	—	—	—	—
Total Estimated Incremental Value	—	3,557,795	—	—	—
Kyle L. Hanson
Cash	2,324,938	390,000	—	1,162,469	1,162,469
Equity Awards
Service-Based Restricted Stock	605,472	605,472	—	514,248	514,248
Performance-Based Restricted Stock	638,676	625,055	—	625,040	625,040
Stock Options	—	—	—	—	—
Other Benefits(4)	15,000	—	—	15,000	15,000
Total Estimated Incremental Value	3,584,087	1,620,527	—	2,316,757	2,316,757

50	PERRIGO • 2023 PROXY STATEMENT

Potential Payments Upon Termination or Change in Control

1)

In the event of termination in connection with a change in control, all NEOs will receive the double of the standard cash treatment and immediate vesting on all equity vehicles (value at target for PSUs).

2)

In the event of death, disability or retirement, all NEOs will receive immediate vesting on RSUs and NQSOs. PSUs will vest based on actual performance at the end of the original performance periods. As part of Mr. Silcock’s and Mr. Kingma’s separation on July 17 and September 1, respectively, their RSUs vested immediately (value at vesting), their PSUs will vest based on actual performance at the end of the original performance periods, and their AIP was pro-rated based on the portion of the year they were employed and paid based on actual performance at the end of the original performance period, as each met the definition of retirement in the LTIP and AIP.

3)

In the event of termination without cause or involuntary termination for economic reasons, Mr. Kessler’s and Mr. Andersen’s severance treatment is determined by their respective agreements; Mr. Bezerra, Mr. Dillard and Ms. Hanson’s by the Perrigo Company plc U.S. Severance Policy Amended and Restated Effective February 13, 2019; RSUs, PSUs and NQSOs will continue to vest for 24 months under their original vesting schedule. PSUs will vest based on actual performance at the end of the original performance periods.

4)	Other benefits include career transition services up to $15,000 for Mr. Bezerra, Mr. Dillard and Ms. Hanson.

Employment Agreement with Chief Executive Officer

Mr. Kessler’s employment agreement provided that his employment may be terminated during the term of the agreement under the following circumstances:

•	upon Mr. Kessler’s death or disability; or

•	by Perrigo with or without cause (as defined in the agreement).

Potential Payments Upon Termination or Change in Control

•	by mutual agreement; or

•	by Mr. Kessler with good reason (as defined in the agreement).

If during the term of this agreement Mr. Kessler’s employment were terminated by us without cause or by him for good reason and he agrees to a release of claims against Perrigo, he would also be entitled to compensation and benefits earned to that date, as well as:

•	a prorated annual bonus for the year of termination (determined based on actual performance);

•	payment of an amount equal to 18 months of his then-current salary and target bonus, payable in a lump sum;

•	a payment of health insurance premiums for 18 months, but only if Mr. Kessler is not entitled to health insurance coverage from another employer-provided plan; and

•	immediate vesting of all RSUs and NQSOs, and in the case of PSUs, PSUs will vest or be forfeited based on the attainment of performance goals.

If any such termination without cause or for good reason were to occur within 24 months following a change of control, Mr. Kessler would be entitled to the same benefits as listed above, except he would be entitled to:

•	a cash payment of an amount equal to 24 months of his then-current salary and target bonus rather than 18 months;

•	a cash payment equal to the cost of health insurance premiums for six months; and

•	immediate vesting of all equity incentive awards granted to him, and in the case of PSUs, based on “target” levels of achievement.

If Mr. Kessler were terminated for cause, he would receive compensation and benefits earned to date, including payment for unused vacation days. If Mr. Kessler’s employment were terminated for death or disability, he would receive compensation and benefits earned to date, including payment for unused vacation days, as well as a prorated annual bonus for the year of termination (determined based on actual performance).

PERRIGO • 2023 PROXY STATEMENT	51

Potential Payments Upon Termination or Change in Control

Payments Under the Annual Incentive Plan

Generally, no portion of the payments under the AIP is considered earned or payable for a particular year unless the NEO is employed by us and in good standing on the last day of the fiscal year. The AIP, however, may require us to make payments to NEOs who are no longer employed by us on the last day of the fiscal year under the following circumstances:

•	retirement at age 65 or older;

•	retirement at age 60 or older with at least 10 years of service;

•	early retirement of a named executive officer under an early retirement plan;

•	permanent disability as determined by the Talent & Compensation Committee; or

•	death.

Under all circumstances listed above, the NEO, or the executive officer’s estate in the case of death, will be entitled to a pro rata portion of any payment under the AIP for that fiscal year, computed to the date of the termination.

An NEO eligible to receive a post-termination payment under the AIP will be paid in a lump sum within a reasonable time after the close of the fiscal year in which termination occurred.

Payments Under the Long-Term Incentive Plan

If an NEO terminates employment with us due to death, disability or retirement, the executive officer’s (i) outstanding options will immediately vest in full, (ii) service-vesting restricted stock units (“RSUs”) will be free of any restriction period; and (iii) PSUs will vest or be forfeited based on the attainment of performance goals. The outstanding options may be exercised in whole or in part by the participant or his/her fiduciary, beneficiary or conservator, as applicable, at any time prior to their respective expiration dates.

If an NEO is involuntarily terminated for economic reasons, the executive officer may exercise the executive officer’s options, to the extent vested, at any time prior to the earlier of (i) the date that is 30 days after the date that is 24 months after the termination date, or (ii) their respective expiration dates. Any options, RSUs and PSUs that are not vested on the termination date but are scheduled to vest during the 24-month period following the termination date, according to the vesting schedule in effect before termination, will vest as if the participant had continued to provide services to us during the 24-month period. Any unvested options, RSUs and PSUs that are not scheduled to vest during that 24-month period will be forfeited on the termination date. If an NEO who is involuntarily terminated for economic reasons should die while the executive officer’s options remain exercisable, the fiduciary of the NEO’s estate or the executive officer’s beneficiary may exercise the options (to the extent that those options were vested and exercisable prior to the named executive officer’s death) at any time prior to the later of the date that is (i) 30 days after the date that is 24 months after the NEO’s termination date, or (ii) 12 months after the date of death, but in no event later than the respective expiration dates of the options.

Upon an event of termination for any reason during the restriction period, restricted shares and restricted stock units still subject to restriction generally will be forfeited by the NEO and reacquired by Perrigo. Subject to the one-year minimum vesting requirements of the LTIP, we may in our sole discretion waive in whole or in part any or all remaining restrictions with regard to an NEO’s shares.

If an NEO is terminated for cause, any restricted shares or restricted stock units subject to a restriction period will be forfeited and the executive officer’s right to exercise the executive officer’s options will terminate. If within 60 days after an NEO is terminated for any reason, we discover circumstances that would have permitted us to terminate an NEO for cause, any shares, cash or other property paid or delivered to the NEO within 60 days of such termination date will be forfeited and the NEO must repay those amounts to Perrigo.

52	PERRIGO • 2023 PROXY STATEMENT

Potential Payments Upon Termination or Change in Control

If the NEO is terminated for any reason other than those described above, the NEO will have the right to exercise the executive officer’s options at any time prior to the earlier of (i) the date that is three months after the termination date, or (ii) their respective expiration dates, but only to the extent that those options were vested prior to the termination date. Any options or RSUs and PSUs that are not vested at the termination date will be forfeited on the termination date. If an NEO dies after the termination date while the executive officer’s options remain exercisable and the termination was not due to death, disability, retirement or an involuntary termination for cause or due to economic reasons, the fiduciary of the NEO’s estate or the executive officer’s beneficiary may exercise the options (to the extent that those options were vested and exercisable prior to the executive officer’s death) at any time prior to the earlier of (i) 12 months after the date of death, or (ii) their respective expiration dates.

Regardless of the vesting requirements that otherwise apply to an award under the LTIP as described above, if the NEO is terminated by reason of a termination without “cause” (as is defined in the applicable Award Agreement) or a separation for “good reason” (as defined in the applicable Award Agreement) on or after a Change in Control and prior to the two year anniversary of the Change in Control (as defined in the LTIP, which is a double trigger), options and RSUs outstanding under the LTIP as of the date of the change in control that have not vested will become vested and the options will become fully exercisable. The restrictions and deferral limitations applicable to any restricted shares and units will lapse and such restricted shares and service-vesting RSUs will become free of all restrictions and limitations and will become fully vested and transferable. In addition, upon a change in control, all performance awards will be considered to be earned and payable in full, and any deferral or other restriction will lapse, and the performance awards will be immediately settled and distributed. The restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards will lapse, and those other stock unit awards and other awards will become free of all restrictions, limitations or conditions and will become fully vested and transferable to the full extent of the original grant.

The above discussion described the default rules applicable to awards. The Talent & Compensation Committee has the discretion to establish different terms and conditions relating to the effect of the NEO’s termination date on awards under the LTIP.

Payments Under the Non-Qualified Deferred Compensation Plan

If an NEO is terminated for any reason other than death, the executive officer will receive a termination benefit under the Deferred Compensation Plan equal to the executive officer’s vested account balance. The Non-Qualified Deferred Compensation in 2022 table on page 48 reflects account balances as of the end of 2022.

This termination benefit will be paid to the NEO in a lump sum or under an annual installment method of up to 15 years, based on the NEO’s choice when the executive officer began participation in the plan or as the executive officer subsequently changed the election. If the NEO did not make an election with respect to method of payment for a termination benefit, the executive officer will be deemed to have elected to be paid in a lump sum. A lump sum payment of the termination benefit will be made, or annual installments will commence, as of the first day of the seventh month following the date the NEO terminates the executive officer’s employment with us.

An NEO’s beneficiary will receive a survivor benefit equal to the NEO’s vested account balance if the NEO dies before the executive officer commences payment under the Deferred Compensation Plan. The survivor benefit will be paid to the NEO’s beneficiary in a lump sum payment as soon as administratively practicable, but in no event later than the last day of the calendar year in which the NEO’s death occurs or, if later, by the 15th day of the third month following the NEO’s death.

PERRIGO • 2023 PROXY STATEMENT	53

Potential Payments Upon Termination or Change in Control

Payments Under the Change-in-Control Severance Policy for U.S. Employees

On February 13, 2019, we amended and restated our broad-based Change-in-Control Severance Policy for U.S. Employees to modify the definition of change in control thereunder as it pertains to a change in incumbent directors. As amended, any director whose initial assumption of office was in connection with an actual or threatened proxy solicitation may nonetheless be deemed an incumbent director following such time as such director has been both (i) recommended by our Nominating & Governance Committee for election as a director of the Company and (ii) elected by the Company’s shareholders to serve on the Board of Directors of the Company at three successive annual general meetings.

The change in control policy provides that upon a qualifying termination of employment within two years following a change-in-control, a named executive officer (other than the CEO and non-U.S. NEO), would receive a lump sum severance payment equal to two times the sum of the executive officer’s base salary and target bonus opportunity, and a prorated annual bonus for the year of termination, based on actual performance.

In addition, the NEO would receive payment of health insurance premiums for 18 months, followed by a cash payment equal to the cost of such premiums for another six months, but only if the executive officer is not otherwise entitled to health insurance coverage under another employer-provided plan.

Payments Under the U.S. Severance Policy

On February 13, 2019, we amended and restated our broad-based severance policy for U.S. employees to modify the definition of change in control thereunder as it pertains to a change in incumbent directors. As amended, any director whose initial assumption of office was in connection with an actual or threatened proxy solicitation may nonetheless be deemed an incumbent director following such time as such director has been both (i) recommended by our Nominating & Governance Committee for election as a director of the Company and (ii) elected by the Company’s shareholders to serve on the Board of Directors of the Company at three successive annual general meetings.

Our broad-based severance policy provides that, upon a qualifying termination of employment not within two years following a change in control, an eligible named executive officer, other than the CEO and non-U.S. NEO, would receive a severance payment equal to 52 weeks of the executive officer’s base salary, payable in installments, and a pro rata bonus payment for the year in which the termination occurs, based on actual performance.

In addition, the NEO would receive payment of health insurance premiums for 12 months, but only if the executive officer is not entitled to health insurance coverage under another employer-provided plan.

54	PERRIGO • 2023 PROXY STATEMENT

Talent & Compensation Committee Report

Talent & Compensation Committee Report

The Talent & Compensation Committee of our Board of Directors consists of four directors, each of whom is independent, as defined under SEC rules and the NYSE standards.

The Talent & Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Talent & Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Perrigo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

THE TALENT & COMPENSATION COMMITTEE

Jeffrey B. Kindler, Chair
Bradley A. Alford
Erica L. Mann Albert A. Manzone

Equity Compensation Plan Information

The table below provides information about Perrigo’s ordinary shares that may be issued upon the exercise of options and rights under all of our equity compensation plans as of December 31, 2022. Shareholder-approved plans include our LTIP, as well as our Employee Stock Option Plan and Non-Qualified Stock Option Plan for Directors, which were replaced by our LTIP.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	4,530,876(1)	$92.87	6,178,376(2)
Equity compensation plans not approved by shareholders	—	—	—
Total	4,530,876	$92.87	6,178,376

1)

Of these shares, 1,130,807 were subject to non-qualified stock options, 2,041,353 were subject to unvested restricted stock units and 1,358,716 were subject to unvested performance-based stock units at target.

2)	All of these shares were available for issuance under our LTIP.

PERRIGO • 2023 PROXY STATEMENT	55

CEO Pay Ratio

CEO Pay Ratio

The CEO pay ratio was calculated in accordance with SEC rules and requirements. We identified our median employee in 2022 using target total cash compensation (base salary plus target bonus) for all individuals, excluding the CEO, who were employed by us on December 31, 2022. We believe target total cash compensation is an appropriate consistently applied compensation measure by which to identify our median paid employee. We excluded 410 individuals in the following jurisdictions because they represent less than 5% of our total employee population: India, China, Hungary, Czech Republic, Turkey, Ukraine, Slovakia, Serbia, Romania, Bulgaria, and Latvia. We included all other employees, whether employed on a full-time or part-time basis, or seasonally. We did not make any assumptions, and we did not make any adjustments.

We calculated total compensation for our median employee using the same methodology we use for our named executive officers as set forth in the 2022 Summary Compensation Table in this proxy statement. The total compensation of the median-paid employee, excluding the CEO, was $78,682 for 2022. The targeted Compensation for our CEO in 2022 was $12,810,155. Therefore, the ratio of CEO pay to median employee pay was 163:1.

This information involves reasonable estimates based on employee payroll records and other relevant company information. In addition, SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions, and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

56	PERRIGO • 2023 PROXY STATEMENT

Pay versus Performance

Pay versus Performance
Pay Versus Performance Disclosure
Provided below is the Company’s “pay versus performance” disclosure as required pursuant to Item 402(v) of Regulation
S-K
promulgated under the Exchange Act.
As required by Item 402(v), we have included:

•
A list of the most important measures that our Talent & Compensation Committee used in 2022 to link a measure of pay calculated in accordance with Item 402(v) (referred to as “compensation actually paid,” or “CAP”) to Company performance;

•
A table that compares the total compensation of our NEOs as presented in the Summary Compensation Table (“SCT”) to Compensation Actually Paid (“CAP”) and that compares CAP to specified performance measures; and

•	Graphs that describe:

•	the relationship between our total shareholder return (“TSR”) and the TSR of the S&P 1500 Consumer Staples Index (“Peer Group TSR”); and

•	the relationships between CAP and our cumulative TSR, GAAP Net Income, and our Company selected measure, PSU OI, which is currency-neutral Adjusted Operating Income.
This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by the executives or how our Talent & Compensation Committee evaluates compensation decisions in light of Company or individual performance. In particular, our Talent & Compensation Committee has not used CAP as a basis for making compensation decisions, nor does it use GAAP Net Income as a performance metric in any of our incentive plans. Relative TSR is a performance metric in our long-term incentive plan, but it is measured on a percentile rank basis versus the companies in the S&P 500, while Peer Group TSR in this disclosure is based on the S&P 1500 Consumer Staples Index, which is a market-cap
weighted index. Please refer to our Compensation Discussion and Analysis on pages 21 to 48 for a discussion of our executive compensation program objectives and the ways in which we align executive compensation pay with performance.
Metrics Used for Linking Pay and Performance.
The following is a list of performance measures, which in our assessment represent the most important performance measures used by the Company to link compensation actually paid to the NEOs for 2022 to performance. Each metric below is used for purposes of determining payouts under either our annual incentive program or vesting of our PSUs. Please see the CD&A for a further description of these metrics and how they are used in the Company’s executive compensation program.

PSU OI
Net Income
Absolute TSR
Relative TSR
PSU OI was the most heavily weighted financial performance metric under our incentive programs, and we believe is a profitability measure that, when combined with the other measures in the AIP and PSU awards, supports long-term shareholder value creation. As such, PSU OI is the Company-selected measure included in the table and graphs that follow.

PERRIGO • 2023 PROXY STATEMENT	57

Pay versus Performance

Pay Versus Performance Table
. In accordance with Item 402(v), below is the tabular disclosure for the Company’s President and CEO and the average of our NEOs other than the CEO for 2022, 2021 and 2020.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Year	Summary Compensation Table Total for CEO (1)	Compensation Actually Paid to CEO (2)	Average Summary Compensation Table Total for Other NEOs (1)	Average Compensation Actually Paid to Other NEOs (2)	Value of Initial Fixed $100 Investment Based on:		GAAP Net Income (Loss) ($mil.) (5)	PSU OI ($mil.) (6)
					Total Shareholder Return (3)	Peer Group Total Shareholder Return (4)
2022	$12,810,155	$11,219,259	$2,823,990	$2,582,913	$71	$131	($141)	532.8
2021	$10,529,261	$5,240,661	$2,816,541	$1,954,970	$78	$132	($69)	$471.6
2020	$10,967,230	$7,936,371	$2,719,981	$2,230,948	$88	$111	($163)	$542

(1)
2022 CEO is M. Kessler; other NEOs are E. Bezerra, S. Andersen, J. Dillard, K. Hanson, T. Kingma (former), and R. Silcock (former); 2021 CEO is M. Kessler; other NEOs are R. Silcock, J. Dillard, S. Andersen, T. Kingma, and S. Kochan; 2020 CEO is M. Kessler; other NEOs are R. Silcock, S. Andersen, T. Kingma, R. Sorota.

(2)
The dollar amounts reported represent CAP, as computed in accordance with SEC rules. For all amounts shown in columns (c), the following methods were used to calculate fair value of awards: option awards fair value was determined using a Black-Scholes option-pricing model; restricted stock units (RSUs) fair value was based on PRGO’s closing stock price on each valuation date, including accrued dividend equivalent units; performance stock units (PSUs) fair value assumes estimated performance results as of the end of each reporting year for financial metrics (return on tangible capital was the performance measure for our 2017 and 2018 PSUs, and adjusted operating income was the performance measure for our 2019, 2020, 2021, and 2022 PSUs) and a Monte Carlo simulation valuation model for market metrics (which were relative TSR vs. a peer group for the 2018, and vs. the S&P 500 constituents for 2019, 2020, 2021, and 2022 PSUs)
,
in accordance with FASB ASC 718. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to the SCT total compensation to determine the CAP values:

Reconciliation of Summary Compensation Table to Compensation Actually Paid for CEO:

Fiscal Year	Reported Summary Compensation Table Total Compensation for CEO	Minus Summary Compensation Table Reported Total Value of Equity Granted to CEO (a)	Plus Year-End Fair Value of Equity Granted During Fiscal Year that is Outstanding and Unvested at Year-End	Plus (Minus) Year -over-Year Change in Fair Value of Awards Granted in Prior Fiscal Years that are Outstanding and Unvested at Year-End	Plus Fair Value at Vesting Date of Awards Granted and Vested During Year	Plus (Minus) Change in Fair Value from Beginning of the Year to Vesting Date of Awards Granted in Any Prior Fiscal Year That Vested During the Year	Minus Fair Value of Any Awards Granted in any Prior Fiscal Year that Fail to Meet Vesting Conditions During the Fiscal Year	Equals CEO CAP
2022	$12,810,155	$9,750,016	$9,282,667	($758,252)	$0	($219,914)	($145,380)	$11,219,259
2021	$10,529,261	$7,749,994	$6,504,216	($1,836,722)	$0	($1,135,832)	($1,070,268)	$5,240,661
2020	$10,967,230	$7,749,982	$6,287,733	($1,597,037)	$0	$28,428	$0	$7,936,371
Reconciliation of Summary Compensation Table to Compensation Actually Paid for average other NEOs:

Fiscal Year	Reported Summary Compensation Table Total for Average Other NEOs	Minus Summary Compensation Table Reported Total Value of Equity Granted to Average Other NEOs (a)	Plus Year-End Fair Value of Equity Granted During Fiscal Year that is Outstanding and Unvested at Year-End	Plus (Minus) Year -over-Year Change in Fair Value of Awards Granted in Prior Fiscal Years that are Outstanding and Unvested at Year- End	Plus Fair Value at Vesting Date of Awards Granted and Vested During Year	Plus (Minus) Change in Fair Value from Beginning of the Year to Vesting Date of Awards Granted in Any Prior Fiscal Year That Vested During the Year	Minus Fair Value of Any Awards Granted in any Prior Fiscal Year that Fail to Meet Vesting Conditions During the Fiscal Year	Equals Average Other NEOs CAP
2022	$2,823,990	$1,862,495	$1,530,044	($81,925)	$217,254	($25,508)	($18,447)	$2,582,913
2021	$2,816,541	$1,400,030	$1,110,898	($329,578)	$76,203	($159,566)	($159,498)	$1,954,970
2020	$2,719,981	$1,550,030	$1,257,573	($197,822)	$0	$10,852	($9,608)	$2,230,948

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the SCT for the applicable year.

(3)	TSR assumes an investment of $100 on December 31, 2019 and the reinvestment of any dividends.

(4)
Reflects peer group total shareholder return indexed to $100 for the S&P 1500 Consumer Staples Index, which is an industry line index reported in the performance graph included in the Company’s 2022 Annual Report on Form
10-K.

58	PERRIGO • 2023 PROXY STATEMENT

Pay versus Performance

(5)	The dollar amounts reported represent the amount of net income (loss) reflected in the Company’s audited financial statements for the applicable year.

(6)	Values shown reflect PSU OI for the applicable reporting year.
Relationship between CAP and TSR of Company and Peer Group
. The graphs below illustrate the relationship between CAP for our CEO and other NEOs with the TSR of the Company and the Peer Group. For reference, SCT total compensation values for each year are also shown. While the CAP amounts for our CEO and other NEOs were generally aligned with our TSR, other factors influence CAP, such as our stock price at the time of vesting during the year, the timing of new equity grants, as well as our performance versus the other measures in our annual and long-term incentive plans. The graph below also illustrates the relationship between our TSR and the Peer Group TSR.

Relationship between CAP and GAAP Net Income
. The graph below reflects the relationship between the CEO and Average other NEO CAP and our GAAP Net Income. As discussed in more detail in our Compensation Discussion & Analysis, GAAP net income is not used as a metric in our annual or long-term incentive plans due to the variance in non-cash
and other charges recorded against Net income. As such, we believe that its relationship to CAP and our performance is less illustrative than other metrics that factor more directly into our executive compensation program, including Adj. OI.

PERRIGO • 2023 PROXY STATEMENT	59

Pay versus Performance

Relationship between CAP and

PSU OI (our Company-Selected Measure).
The graph below reflects the relationship between CEO and Average Other NEO CAP and PSU OI. PSU OI was the most heavily weighted financial performance metric under our 2022 incentive programs. We believe that PSU OI is an important profitability measure because it directly aligns with our stated strategic long-term growth “3/5/7” objectives, and, when combined with the other measures utilized in our incentive plans, supports long-term shareholder value creation. While the CAP amounts for our CEO and other NEOs were somewhat correlated with changes in our PSU OI, other factors influence CAP, such as our stock price at the time of vesting during the year, the timing of new equity grants, as well as our performance versus the other measures in our annual and long-term incentive plans.

60	PERRIGO • 2023 PROXY STATEMENT

Audit Committee Report

Audit Committee Report

The Audit Committee of the Board is responsible for monitoring the following, including their related risks: (1) Perrigo’s accounting and financial reporting principles and policies; (2) the integrity of Perrigo’s financial statements and the independent audit thereof; (3) Perrigo’s compliance with legal and regulatory requirements; (4) the qualifications, independence and performance of Perrigo’s independent registered public accounting firm; (5) the qualifications and performance of Perrigo’s internal audit function including where the service is outsourced and (6) Perrigo’s internal control over financial reporting. In particular, these responsibilities include, among other things, the appointment and compensation of Perrigo’s independent registered public accounting firm, reviewing with the independent registered public accounting firm the plan and scope of the audit of the financial statements and internal control over financial reporting and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with internal auditors and the independent registered public accounting firm. All of the members of the Audit Committee are independent directors, as such term is defined in Section 303A.02 of the NYSE Listed Company Manual. The Board has adopted an Audit Committee Charter, which it reviews annually based upon input from the Audit Committee.

In connection with the December 31, 2022 financial statements, the Audit Committee: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent registered public accounting firm the matters required to be discussed under current auditing standards, and (3) received and discussed with the independent registered public accounting firm the written disclosures and letter from the independent registered public accounting firm required under PCAOB Ethics and Independence Rule 3526 and has discussed with the independent registered public accounting firm their independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that Perrigo’s audited financial statements be included in Perrigo’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2022.

THE AUDIT COMMITTEE

Donal O’Connor, Chair

Katherine C. Doyle

Geoffrey M. Parker

Theodore R. Samuels

PERRIGO • 2023 PROXY STATEMENT	61

Proposals to be Voted on

Proposals to be Voted on

Proposal 1 – Election of Directors

Under the Company’s Articles of Association, the Board of Directors must consist of between two and eleven directors, with the exact number determined by the Board of Directors. Eleven directors currently serve on our Board of Directors. In connection with Mr. Samuels’ decision not to stand for re-election, in accordance with our Articles of Association, our Board of Directors has determined that the number of directors will be reduced from eleven to ten, effective as of the date of the Annual General Meeting.

All directors who are elected will serve until the 2024 Annual General Meeting.

Based upon the recommendation of the Nominating & Governance Committee, the Board of Directors has nominated Bradley A. Alford, Orlando D. Ashford, Katherine C. Doyle, Adriana Karaboutis, Murray S. Kessler, Jeffrey B. Kindler, Albert A. Manzone, Erica L. Mann, Donal O’Connor and Geoffrey M. Parker for election as directors to serve until the 2024 Annual General Meeting.

Shareholders are entitled to one vote per share for each of the ten nominees. In order to be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast in person or by proxy. If a director nominee does not receive this majority vote, he or she is not elected.

Information about each nominee is set forth below is based on information provided to us as of March 8, 2023.

All Director nominees exhibit:

•	High integrity

•	A proven record of success
•	An appreciation of multiple cultures

•	Knowledge of corporate governance requirements and practices

Our Director nominees bring a balance of relevant skills to our boardroom:

•	Global perspective

•	Consumer and pharmaceutical

•	CEO experience
•	Regulatory and governmental

•	Financial

•	Public company board experience

Our Director nominees exhibit an effective mix of diversity, experience and fresh perspectives:

•	Gender diversity: 30%

•	Racial or Ethnic Diverse 10%

•	Average age: 61.9 years

•	Average tenure: approximately 4.4 years

•	Active versus former executives: 5:5

•	Countries of origin: Australia, Monaco, Ireland, and U.S.A.

62	PERRIGO • 2023 PROXY STATEMENT

Proposals to be Voted on

Director Skills Matrix

	Senior Leadership	Financial Expertise	Industry	OTC/ Consumer Commercial	Manufacturing/ Supply Chain	Global/ International	IT / Cyber Security	Governance	Diversity*

B. Alford	●		●	●	●	●		●

O. Ashford	●		●		●	●		●	●

K. Doyle	●	●	●	●		●	●	●	●

A. Karaboutis	●			●	●	●	●	●	●

M. Kessler	●	●	●	●	●	●		●

J. Kindler	●		●	●		●		●

A. Manzone	●	●		●		●		●

E. Mann	●		●	●	●	●		●	●

D. O’Connor	●	●				●		●

G. Parker	●	●	●					●

*	Gender/Ethnic

Election of Directors

The following table provides summary information about our nominees for election to the Board of Directors. Additional information for all of our director nominees may be found on pages 65 – 74.

Name	Director Since	Primary Occupation	Independent	Number of Other Public Company Boards
Bradley A. Alford	2017	Former Executive	Yes	One
Orlando D. Ashford	2020	Executive	Yes	One
Katherine C. Doyle	2020	Former Executive	Yes	One
Adriana Karaboutis	2017	Executive	Yes	One
Murray S. Kessler	2018	Executive	No	None
Erica L. Mann	2019	Former Executive	Yes	Three
Jeffrey B. Kindler	2017	Executive	Yes	Two
Albert A. Manzone	2022	Former Executive	Yes	None
Donal O’Connor	2014	Former Executive	Yes	One
Geoffrey M. Parker	2016	Executive	Yes	One

Each director will serve for a term expiring at the 2024 Annual General Meeting, until a qualified successor has been elected, or until his or her death, resignation, retirement or removal by the shareholders for cause.

About the Nominated Directors

Our goal is to assemble a Board that operates cohesively and challenges and questions management in a constructive way. When assessing directors for the Board, we consider:

•	the directors’ overall mix of skills and experience;

•	the director’s understanding of our business;

•	how active they are in participating in Board, committee and annual general meetings; and

•	their character, integrity, judgment, record of achievement, diversity and independence.

PERRIGO • 2023 PROXY STATEMENT	63

Proposals to be Voted on

We also look at a director’s ability to contribute to the Board, his or her available time and his or her participation on other boards. We believe these are important factors that impact the quality of the Board’s decision-making and its overall oversight of management and our business. The Nominating & Governance Committee specifically considers diversity in regard to the selection of nominees.

The Nominating & Governance Committee recognizes that some institutional investors and institutional shareholder advisory firms have policies regarding “overboarding,” which refers to a director who sits on an excessive number of boards, due to concerns that overboarded directors face excessive time commitments and challenges in fulfilling their duties. In recommending that each nominee should continue to serve on the Board, the Nominating & Governance Committee carefully considered the number of other boards on which each director serves as part of its process, evaluating the level of engagement, skill set, expertise, perspective and other qualities of each director against any overboarding concerns.

In particular, we note that current director Geoffrey M. Parker received lower shareholder support at our 2022 annual general meeting than our other director nominees typically receive. We believe this lower support was due primarily to one large shareholder voting against Mr. Parker because of potential overboarding concerns. Mr. Parker is Chief Financial Officer and Chief Operating Officer of Tricida, Inc., a public clinical stage biotech company, and sits on the boards of Perrigo and Better Therapeutics Inc. In evaluating Mr. Parker’s re-nomination, the Nominating & Governance Committee noted Mr. Parker’s perfect attendance record at board and audit committee meetings for two straight years and high levels of participation at meetings of the Board and its committees, which indicate that he is not overboarded in a way that negatively affects his service on our Board. Moreover, Mr. Parker has reduced his public board commitments from three last year to his current two directorships. As noted, Mr. Parker has demonstrated commitment to the Company and been fully engaged during his tenure, providing valuable guidance and oversight to the Board and management. His industry experience, public company financial expertise and skill set align with our strategic priorities. The Board finds all of these factors and qualities valuable and useful to the effective oversight of the Company’s business.

The Board is also aware that Tricida, Inc. filed for Chapter 11 bankruptcy protection in January 2023, after its investigational drug candidate failed to reach the primary endpoint of its clinical trial. According to public filings, in February 2023, the bankruptcy court approved the sale of substantially all of Tricida’s assets after an accelerated sale process. Mr. Parker anticipates that, in connection with the sale, which is expected to finalize before Perrigo’s annual general meeting, he will cease to be serving as an executive officer of a public company, further lessening any commitment conflicts. The Board has carefully reviewed the relevant information regarding the bankruptcy and any impact on Mr. Parker’s candidacy.

After consideration of shareholder feedback, the voting policies of other large Company shareholders and these and other considerations, the Board’s Nominating & Governance Committee enthusiastically recommended to the Board that Mr. Parker be re-nominated to the Board for election at the Annual General Meeting.

Our Expectations for Directors

We expect each member of our Board of Directors to act honestly and in good faith and to exercise business judgment with a view to the best interests of Perrigo overall. Each director is expected to:

•	comply with our Code of Conduct, including conflict of interest disclosure requirements;

•	develop an understanding of our strategy, our business environment and operations, the markets in which we operate and our financial position and performance;

•	diligently prepare for each Board, committee and annual general meeting by reviewing all of the materials he or she receives in advance;

•	actively and constructively participate in each Board meeting and seek clarification from management and outside advisors when necessary to fully understand the issues being considered;

64	PERRIGO • 2023 PROXY STATEMENT

Proposals to be Voted on

•	participate in continuing education programs, as appropriate; and

•	participate in the Board and committee self-assessment process.

Director Experience

Our Board represents a cross-section of business, industry and financial experience. All of our directors bring to the Board of Directors significant leadership experience derived from their professional experience, as well as their service as executives or board members of other corporations or businesses. The process undertaken by the Nominating & Governance Committee in recommending qualified director candidates is described in “Director Nominations” on page 14. Certain individual qualifications and skills of our directors that contribute to the effectiveness of our Board of Directors as a whole are described below.

All of the nominees for this year are current Perrigo directors. We will vote your shares as you specify on the enclosed proxy card or through telephone or Internet voting. If you return a proxy card and do not specify how you want your shares voted, we will vote them FOR the election of each of the nominees. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not anticipate that any nominee will be unable to serve.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AT THE ANNUAL GENERAL MEETING

Bradley A. Alford Independent Age: 66 Director since: 2017 Committees: Talent & Compensation	Experience	Director Qualifications:

Bradley A. Alford, 66, has been a director of Perrigo since February 2017. Mr. Alford joined Advent International Corporation, a global private equity firm, in 2014 as an Industry Advisor and moved to Operating Partner in March of 2016. He has served as a director of Avery Dennison Corporation (NYSE: AVY) since April 2010. From 2006 to 2013, Mr. Alford was Chairman and Chief Executive Officer of Nestlé USA. Mr. Alford also served as CEO and President of Nestlé Brands Company. He previously served as a director of Conagra Brands, Inc. from July 2015 to September 2018. Mr. Alford serves as a member of Perrigo’s Talent and Compensation Committee of the Board.

Leadership experience – current and previous executive leadership roles within the private and public sectors.

Board and corporate governance experience – board and corporate governance experience from service as a director of public, private and non-profit companies.

Industry knowledge – extensive experience and knowledge in management, operations and supply chain as well as the development and marketing of consumer products.

PERRIGO • 2023 PROXY STATEMENT	65

Proposals to be Voted on

Orlando D. Ashford Independent Age: 54 Director since: 2020 Committees: Nominating & Governance	Experience	Director Qualifications:

Orlando D. Ashford, 54, has been a director of Perrigo since December 2020 and has served as Chairman since May 2022. In October 2022, Mr. Ashford became the Chief People Officer at Fanatics Holdings Inc., a leading global digital sports platform. Mr. Ashford serves on the board of directors of Array Technologies, Inc. (NASDAQ: ARRY), since October 2020, as chair of the compensation committee. Previously Mr. Ashford was Executive Chairman of Azamara Cruise Lines and a strategic advisor with Sycamore Partners. Mr. Ashford previously served as a director of ITT, Inc. from 2011 to May 2022. He served as president of Holland America Line, leading the award-winning cruise line’s brand and business, and was previously president of the Talent Business Segment for Mercer, the global consulting firm. Previous to Mercer he served as senior vice president, chief human resources and communications officer of Mercer’s parent company, Marsh & McLennan Companies and also has held several other leadership roles during the course of his career at Coca-Cola Company and Motorola Inc. Mr. Ashford serves as Perrigo’s Chairman of the Board and is a member of the Nominating and Governance Committee of the Board.

Leadership experience – current and previous executive leadership roles within the public and private sectors.

Board and corporate governance experience – board and corporate governance experience from service as a director of public companies.

66	PERRIGO • 2023 PROXY STATEMENT

Proposals to be Voted on

Katherine C. Doyle Independent Age: 55 Director since: 2020 Committees: Audit	Experience	Director Qualifications:

Katherine C. Doyle, 55, has been a director of Perrigo since July 2020. Since April 2019, Ms. Doyle has served as a director of Ahold Delhaize (XAMS, XBRU: AD), a global omnichannel grocery retailer, where she is the Chair of the Health and Sustainability Committee and serves on the Nominating and Governance Committee since April 2021, and previously served on its Audit Committee from April 2020 to April 2021. Previously, she served on the board of Bemis Company, Inc., a former publicly traded global packaging company, from August 2017 to June 2019, where she served on its Audit and Nominating and Governance Committees. From 2016 to 2019, Ms. Doyle was the Chief Executive Officer of Swanson Health Products, Inc, an e-commerce brand. Prior to that, she served as an independent consultant to direct-to-consumer wellness businesses from 2014 to 2016. Ms. Doyle previously worked at Abbott Laboratories in various executive leadership roles from 2011 to 2014, including President of the Abbott Nutrition Product Division and, before that, Vice President and General Manager of Pediatric Nutrition. Prior to 2011, Ms. Doyle gained more than 20 years of experience at McKinsey & Company, Inc., including 10 years as Principal, working in the consumer-packaged goods, consumer healthcare and retail sectors across Europe, Asia, Latin America and Africa. Ms. Doyle serves as a member of Perrigo’s Audit Committee of the Board.

Leadership experience – previous Chief Executive Officer and executive leadership roles within the public and private sectors.

Board and corporate governance experience – board and corporate governance experience from service as a director of public companies.

Industry knowledge – extensive experience and knowledge in management, operations and the development and marketing of healthcare and consumer products and e-commerce.

PERRIGO • 2023 PROXY STATEMENT	67

Proposals to be Voted on

Adriana Karaboutis Independent Age: 60 Director since: 2017 Committees: Nominating & Governance	Experience	Director Qualifications:

Adriana Karaboutis, 60, has been a director of Perrigo since May 2017. Ms. Karaboutis has served as Chief Information and Digital Officer for National Grid (NYSE: NGG), a publicly traded utility company since July 2017. Ms. Karaboutis served as Executive Vice President, Technology, Business Solutions and Corporate Affairs at Biogen Inc., an independent biotechnology company from December 2015 to February 2017, and as Executive Vice President, Technology and Business Solutions from September 2014 to December 2015. Prior to that, Ms. Karaboutis served as Vice President and Global Chief Information Officer of Dell, Inc., a global technology company, from 2011 to September 2014, and as Vice President of IT, Global Operations and Technology from 2010 to 2011. Ms. Karaboutis spent more than 20 years at General Motors Corporation and Ford Motor Company in various leadership positions, including computer-integrated manufacturing, supply chain operations and information technology. In 2022 Ms. Karaboutis joined the board of directors for AON PLC (NYSE: AON), a global professional services firm providing risk, retirement and health solutions. Previously she served as an independent director for Aspen Technology, Advance Auto Parts and Blue Cross Blue Shield of Massachusetts. Ms. Karaboutis serves as Chair of Perrigo’s Nominating and Governance Committee of the Board.

Leadership and operating experience – executive leadership roles in the public and non-profit sectors across multiple industries.

Board and corporate governance experience – current and prior board and committee experience in the healthcare, retail, cybersecurity and software industries.

Technology, eCommerce and Cybersecurity – extensive experience and knowledge in management, technology, e-commerce and cybersecurity.

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Proposals to be Voted on

Murray S. Kessler Age: 64 Director since: 2018	Experience	Director Qualifications:

Murray S. Kessler, 64, was appointed President, Chief Executive Officer and Board Member of Perrigo Company plc, effective October 8, 2018. Before joining Perrigo, Mr. Kessler served as the Chairman of the board of directors, President and CEO of Lorillard, Inc. from 2010 to 2015. Prior to Lorillard, Inc. he served as Vice Chair of Altria, Inc. in 2009, Chairman of the Board, President and CEO of UST, Inc. from 2005 to 2009 and President of US Smokeless Tobacco, a wholly owned subsidiary of UST from 2000 to 2004. Previous to his time at UST, Mr. Kessler had over 18 years of consumer-packaged goods experience with companies including Vlasic Foods International, Campbell Soup and The Clorox Company. In addition to his board service at Lorillard, Mr. Kessler previously served on the board of directors of Reynolds-American, Inc. from 2015 to 2017. Mr. Kessler served as voluntary President of the United States Equestrian Federation from 2015 to 2021.

Leadership experience – current Chief Executive Officer and previous executive leadership roles within the public sector.

Board and corporate governance experience – board and corporate governance experience from service as a director and chairman of public and non-profit companies.

Industry knowledge – extensive experience and knowledge in management, operations and the development and marketing of consumer products.

PERRIGO • 2023 PROXY STATEMENT	69

Proposals to be Voted on

Jeffrey B. Kindler Independent Age: 67 Director since: 2017 Committees: Talent & Compensation	Experience	Director Qualifications:

Jeffrey B. Kindler, 67, has been a director of Perrigo since February 2017. Mr. Kindler has served as CEO of Centrexion Corporation, a privately held bio therapeutics company that develops pain therapies, since 2013. In addition, Mr. Kindler has been a director of Terns Pharmaceutical (NASDAQ: TERN) since December 2020; a director of Precigen (NASDAQ: PGEN), since 2011; and serves as an advisor of a number of healthcare companies. Prior to this, Mr. Kindler was a Venture Partner at Lux Capital from 2012 until January 2020, Executive Chairman of vTv from July 2015 to November 2019, Chairman and CEO of Pfizer, Vice President of Litigation and Legal Policy at General Electric Company, Executive Vice President and General Counsel at McDonald’s, and President at Partner Brands. Mr. Kindler previously served on the board of PPD from 2017 to 2020, Siga Technologies from 2013 until May 2020 and vTv Therapeutics from 2015 until 2020. Mr. Kindler serves as Chair of Perrigo’s Talent and Compensation Committee of the Board.

Leadership experience – current and previous executive leadership roles within the private and public sectors.

Board and corporate governance experience – board and corporate governance experience from service as a director of public, private and non-profit companies.

Legal experience – extensive legal experience in both the public and private sectors.

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Proposals to be Voted on

Erica L. Mann Independent Age: 64 Director since: 2019 Committees: Talent & Compensation	Experience	Director Qualifications:

Erica L. Mann, 64, has been a director of Perrigo since April 2019. Ms. Mann is a seasoned pharmaceutical executive. Ms. Mann has served as a non-executive director of Kellogg (NYSE: K) since February 2019 and has served as a Supervisory Board Member of DSM (OTCMKTS: KDSKF), a global Nutrition, Health and Sustainable Living company since May 2019 and as a non-executive director of Blackmores LTD (ASX: BKL), a natural health company since September 2021. Ms. Mann served as President of Bayer’s Consumer Health Division from March 2011 until March 2018. Prior to this, Ms. Mann was the President of Pfizer’s Global Nutrition Division from 2009 until 2011 and with the Wyeth Group from 1994 until 2009, where she held various senior executive positions. She previously served as a non-executive director of the board of SOHO Flordis International, a global natural healthcare company from August 2018 until November 2019 and as a director of Bayer AG and Bayer CH from January 2016 until March 2018 and as the chair of the World Self Medication Industry Association (Geneva, Switzerland) from 2011 until March 2018. She has held executive positions in several industry organizations, including the South African Pharmaceutical Manufacturers’ Association, Medicines Australia, and the International Association of Infant Food Manufacturers. Ms. Mann serves as a member of Perrigo’s Talent and Compensation Committee of the Board.

Leadership experience – former executive and previous executive leadership roles within the private and public sectors.

Board and corporate governance experience – current and prior board and committee experience in the pharmaceutical and other industries.

Industry knowledge – extensive experience and knowledge in management, operations and the development and marketing in the pharmaceutical and self-care industries.

PERRIGO • 2023 PROXY STATEMENT	71

Proposals to be Voted on

Albert A. Manzone Independent Age: 59 Director since: 2022 Committees: Talent & Compensation	Experience	Director Qualifications:

Albert A. Manzone, 59, has been a director of Perrigo since July 2022. Mr. Manzone was Chief Executive Officer and Member of the Board of Whole Earth Brands, since 2016, recently stepping down in January 2023. Mr. Manzone joined Whole Earth Brands, formerly known as Flavors Holdings, in February 2016 and led its successful turnaround and public listing on the NASDAQ in June 2020. Prior to joining Whole Earth Brands, Mr. Manzone was President, Europe at Oettinger Davidoff AG. Prior to Davidoff, he was President Consumer Health, Southeast Europe, at Novartis; President, Europe at Wm. Wrigley Jr. Company; held global executive leadership roles at PepsiCo during his 12-year tenure, including President, PepsiCo Shelf Stable Juices North America; and was Engagement Manager at McKinsey & Co. Mr. Manzone serves as a Director of Monaco Digital, member of the Board of Trustees of Northwestern University, President of the Board of the Northwestern Alumni Association, and Director of the Prince Albert II of Monaco Foundation for the Environment. Mr. Manzone serves as a member of Perrigo’s Talent and Compensation Committee of the Board.

Leadership and operating experience – previous Chief Executive Officer and previous executive leadership roles within the private and public sectors.

Board and corporate governance experience – board and corporate governance experience from service as a director of public companies.

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Proposals to be Voted on

Donal O’Connor Independent Age: 72 Director since: 2014 Committees: Audit	Experience	Director Qualifications:

Donal O’Connor, 72, has been a director of Perrigo since November 2014 and was previously a director of Elan Corporation, plc from May 2008 until Perrigo’s acquisition of Elan in December 2013. Mr. O’Connor has been a director of Theravance Biopharma, Inc. (NASDAQ: TBPH) since October 2015 and is also the chairman of two private Irish companies, Galco Steel and Huttonread. During Mr. O’Connor’s tenure on Elan’s board of directors, he served on Elan’s Audit and Leadership, Development and Compensation Committees. He was previously the senior partner of PwC in Ireland from 1995 until 2007. He was also a member of PwC Global Board from 2003 to 2008 and was a former chairman of the PwC Eurofirms Board. From December 2008 to May 2012, Mr. O’Connor served as a director for Readymix plc, an Irish concrete manufacturer and supplier, also serving on its audit and remuneration committees. From December 2008 to June 2010, Mr. O’Connor served as the government appointed Chairman of Anglo-Irish Bank plc. Mr. O’Connor serves as Chair of Perrigo’s Audit Committee of the Board.

Leadership experience – former Senior Partner of Pricewaterhouse Coopers.

Board and corporate governance experience – current and prior board and committee experience in the financial, pharmaceutical and other industries.

Accounting and financial expertise – qualified chartered accountant currently designated as an “audit committee financial expert” given his skills and attributes acquired through relevant education and work experience.

PERRIGO • 2023 PROXY STATEMENT	73

Proposals to be Voted on

Geoffrey M. Parker Independent Age: 58 Director since: 2016 Committees: Audit	Experience	Director Qualifications:

Geoffrey M. Parker, 58, has been a director of Perrigo since November 2016. Mr. Parker has served as Chief Operating Officer and Chief Financial Officer of Tricida, Inc., a clinical stage biopharmaceutical company since 2017. Mr. Parker has served as a member of the board of directors of Better Therapeutics (NASDAQ: BTTX) since April 2021. He served as a member of the board of directors of ChemoCentryx from 2009 to 2022. Mr. Parker previously served as Chief Financial Officer of Anacor Pharmaceuticals, a biopharmaceutical company, from September 2010 to May 2015. From 1997 to 2009, Mr. Parker led the West Coast Healthcare Investment Banking practice at Goldman Sachs, where he advised leading companies in the biotechnology, life science tools and medical device industries. Mr. Parker previously served on the board of directors of Genomic Health from June 2016 until November 2019 and of Sunesis Pharmaceuticals from March 2016 until December 2017. Mr. Parker serves as a member of Perrigo’s Audit Committee of the Board.

Leadership experience – current Chief Operating Officer and Chief Financial Officer as well as a former investment banking executive.

Board and corporate governance experience – current board and committee experience in the health science industry.

Accounting and financial expertise – designated as an “audit committee financial expert” given his skills and attributes acquired through relevant education and work experience.

74	PERRIGO • 2023 PROXY STATEMENT

Proposals to be Voted on

Proposal 1 – Elect ten director nominees to serve until the 2024 Annual General Meeting of Shareholders

We are asking shareholders to approve the following resolutions as Ordinary Resolutions of the Company at the AGM:

RESOLVED that the shareholders elect, by separate resolutions, the following individuals as directors, to serve until the 2024 Annual General Meeting:

•	Bradley A. Alford

•	Orlando D. Ashford

•	Katherine C. Doyle

•	Adriana Karaboutis

•	Murray S. Kessler

•	Jeffrey B. Kindler

•	Erica L. Mann

•	Albert A. Manzone

•	Donal O’Connor

•	Geoffrey M. Parker

The Board of Directors unanimously recommends a vote FOR

each of the director nominees.

PERRIGO • 2023 PROXY STATEMENT	75

Proposals to be Voted on

Proposal 2 – Ratification, in a Non-Binding Advisory Vote, of the Appointment of Ernst & Young LLP as the Company’s Independent Auditor and Authorization, in a Binding Vote, of the Board of Directors, Acting Through the Audit Committee, to Fix the Remuneration of the Auditor

The firm of Ernst & Young LLP (“EY”) began auditing the consolidated financial statements of Perrigo Company, our predecessor, in fiscal 2009. The Audit Committee has appointed EY to serve as our independent auditor for fiscal year 2023, and the Board of Directors recommends that the shareholders ratify the appointment of EY to audit our consolidated financial statements for our 2023 fiscal year. While under Irish law, EY is deemed to be reappointed without the necessity of a shareholder vote, we are submitting the appointment to our shareholders as a matter of good corporate practice to obtain their views. In addition, the shareholders are being asked to authorize the Board of Directors, acting through the Audit Committee, to determine EY’s remuneration. This authorization is required by Irish law. The affirmative vote of a majority of the votes cast at the AGM is required for this proposal.

We expect representatives of EY to be present at the AGM with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

EY has advised us that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in Perrigo or any of its affiliates other than as accountants.

During fiscal years 2021 and 2022, we retained EY to perform auditing and other services for us and paid them the following amounts for these services:

Fiscal Year 2021
Audit Fees	$11,100,000
Audit-Related Fees(1)(2)	$1,260,000
Tax Compliance	$480,000
Tax Consulting & Advisory	$1,700,000
All Other Fees	-0-
Total Fees	$14,540,000

Fiscal Year 2022
Audit Fees	$12,110,000
Audit-Related Fees(2)	$120,000
Tax Compliance	$1,500,000
Tax Consulting & Advisory	$1,050,000
All Other Fees	-0-
Total Fees	$14,780,000

(1)	Relates primarily to services provided in connection with the Company’s strategic portfolio review.

(2)	Includes $7,500 for access to an online research tool in Fiscal Year 2021 and Fiscal Year 2022, respectively.

The Audit Committee maintains a policy pursuant to which it reviews and pre-approves audit and permitted non-audit services (including the fees and terms thereof) to be provided by our auditor, except for the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 that are approved by the Audit Committee prior to the completion of our audit. The Chair of the Audit Committee, or any other member or members designated by the Audit Committee, is authorized to pre-approve non-audit services, provided that any pre-approval shall be reported to the full Audit Committee at its next scheduled meeting. All audit and other services performed by our auditor in fiscal year 2022 were approved in accordance with the Audit Committee’s policy.

Accordingly, we are asking shareholders to approve the following resolution as an Ordinary Resolution of the Company at the AGM:

RESOLVED that the shareholders of Perrigo Company plc (“Company”) ratify, in a non-binding advisory vote, the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2023, and authorize, in a binding vote, the Board of Directors acting through the Audit Committee to fix the remuneration of the auditor.

The Board of Directors unanimously recommends that shareholders vote

FOR the ratification, in a non-binding advisory vote, of the appointment of Ernst & Young LLP as our Company’s independent auditor for the fiscal year ending December 31, 2023 and authorize, in a binding vote, the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor.

76	PERRIGO • 2023 PROXY STATEMENT

Proposals to be Voted on

Proposal 3 – Advisory Vote on Executive Compensation

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) requires us to provide our shareholders with an opportunity to cast an advisory vote regarding the compensation of our named executive officers. This is commonly known as a “Say-on-Pay” proposal, as it gives our shareholders the opportunity to communicate to the Talent & Compensation Committee and the Board of Directors their view on our compensation of the named executive officers. It has been our practice to hold a Say-on-Pay vote annually, and at our 2017 AGM, our shareholders expressed their preference that we continue to do so each year. For that reason, we are asking our shareholders to approve, on a non-binding basis, the compensation of the Company’s named executive officers disclosed in this proxy statement. As described in detail in the Compensation Discussion and Analysis, beginning on page 2, our philosophy in setting executive compensation is to provide a total compensation package that provides the compensation and incentives needed to attract, retain and motivate talented executives who are crucial to our long-term success while aligning our executives’ compensation with our short-term and long-term performance.

Consistent with that philosophy, a significant percentage of the total compensation opportunities for each of our named executive officers is directly related to our stock price performance and to other performance factors that measure progress against operating plans and the creation of shareholder value. Through stock ownership requirements and equity incentives, we also align the interests of our executives with the long-term interests of the Company and our shareholders. For these reasons, we believe that our executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles.

At the 2022 AGM, our shareholders approved the Say-on-Pay proposal, with more than 76% of the votes cast voting in favor of the proposal.

We took the opportunity to engage with many of our top shareholders to have a dialog about our executive compensation program and based on their feedback believe that our 2022 pay-for-performance compensation program demonstrated that it is working as intended and is aligned with our shareholders expectations.

The Talent & Compensation Committee and Board of Directors believe that the information provided in the

“Compensation Discussion and Analysis” demonstrates that our executive compensation program aligns our executives’ compensation with Perrigo’s short-term and long-term performance and provides compensation and incentives needed to attract, motivate and retain key executives that are crucial to Perrigo’s long-term success. Although this Say-on-Pay advisory vote is non-binding, the Talent & Compensation Committee and the Board will review the results of this vote and take them into account for future determinations concerning our executive compensation program.

Accordingly, we are asking shareholders to approve the following resolution as an Ordinary Resolution of the Company at the AGM:

RESOLVED that the shareholders of Perrigo Company plc (“Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement for the 2023 Annual General Meeting of Shareholders, including the Compensation Discussion and Analysis and the compensation tables and narrative disclosures under the “Executive Compensation” section of this proxy statement.

The Board of Directors unanimously recommends that shareholders vote

FOR the approval, on an advisory basis, of the compensation of the

Company’s named executive officers.

PERRIGO • 2023 PROXY STATEMENT	77

Proposals to be Voted on

Proposal 4 – Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation

In addition to seeking an advisory vote on executive compensation, we are also asking shareholders to again express a preference as to how frequently future advisory votes on executive compensation should take place. Pursuant to Section 951 of the Dodd-Frank Act, at least once every six years the Company is required to submit for shareholder vote a non-binding resolution to determine whether the advisory shareholder vote should occur every one, two or three years.

After careful consideration, our Board of Directors, continues to believe that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company as this allows our shareholders to provide timely and direct input on the Company’s executive compensation philosophy, policies and practices.

Shareholders are not voting to approve or disapprove the Board’s recommendation. Rather, shareholders may select one of four choices indicating whether they would prefer that future “Say-on-Pay” advisory votes should occur every year, every two years, or every three years, or whether they wish to abstain from voting on the matter.

Although this advisory vote on frequency of Say-on-Pay advisory votes is non-binding on the Company, the Board will review the results of this vote and take them into consideration when deciding how frequently to conduct future Say-on-Pay advisory votes.

The Board of Directors unanimously recommends that shareholders select

“1 Year” on the proposal concerning the frequency of future advisory votes on executive compensation.

78	PERRIGO • 2023 PROXY STATEMENT

Proposals to be Voted on

Proposal 5 – Renew the Board’s Authority to Issue Shares under Irish Law

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares which are part of the company’s authorized but unissued share capital. On May 6, 2022, shareholders granted the Board authority to issue shares, with such authority to expire on November 6, 2023. The proposed resolution seeks to renew the Board’s authority to issue shares.

It has been customary practice in Ireland to seek shareholder authority to issue shares with an aggregate nominal value of up to 33% of the aggregate nominal value of the company’s issued share capital and for such authority to be renewed each year.

However, in line with evolving stakeholder expectations, we are seeking approval at the 2023 Annual General meeting to issue up to a maximum of 20% of our issued ordinary share capital for a period expiring 18 months from the passing of this resolution, unless otherwise varied, revoked or renewed. We expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and the U.S. Securities and Exchange Commission, including those rules that limit our ability to issue shares in specified circumstances. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Approval of this resolution would merely place us on par with other NYSE-listed companies.

Accordingly, we are asking shareholders to approve the following resolution as an Ordinary Resolution of the Company at the AGM:

RESOLVED that the directors are generally and unconditionally authorized to exercise all powers to allot and issue relevant securities (within the meaning of section 1021 of the Companies Act 2014) up to an aggregate nominal value of €27,021.86 (27,021,857 shares) (being equivalent to approximately 20% of the aggregate nominal value of the issued share capital of the Company as at the last practicable date prior to the issue of the notice of this meeting) and that the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred had not expired.

The Board of Directors unanimously recommends that shareholders vote

FOR the renewal of the Board’s authority to issue shares under Irish law.

PERRIGO • 2023 PROXY STATEMENT	79

Proposals to be Voted on

Proposal 6 – Renew the Board’s Authority to Opt-out of Statutory Pre-emption Rights under Irish Law

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the pre-emption right). On May 6, 2022, shareholders granted the Board this authorization, with such authority to expire on November 6, 2023. The proposed resolution seeks to renew the Board’s authority to opt-out of statutory pre-emption rights.

It has been customary practice in Ireland to seek shareholder authority to opt-out of the pre-emption rights provision in the event of (1) the issuance of shares in connection with any rights issue and (2) the issuance of shares for cash, if the issuance is limited to up to 5% of a company’s issued share capital (with the possibility of issuing an additional 5% of the company’s issued share capital provided the company uses it only in connection with an acquisition or specified capital investment that is announced contemporaneously with the issuance, or which has taken place in the preceding six-month period and is disclosed in the announcement of the issue), bringing the total acceptable limit to 10% of the company’s issued share capital.

It is also customary practice for such authority to be limited to a period of up to 18 months. Consistent with these customary practices, we are seeking this authority for a period expiring 18 months from the passing of this resolution, unless otherwise varied, renewed or revoked. We expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish customary practice. Similar to the authorization requested in Proposal 5, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Approval of this resolution would merely place us on par with other NYSE-listed companies.

Accordingly, we are asking shareholders to approve the following resolution as a Special Resolution of the Company at the AGM:

RESOLVED that, subject to and conditional on the passing of the resolution in respect of Proposal No. 5 as set out above, the directors are empowered pursuant to section 1023 of the Companies Act 2014 to allot and issue equity securities (within the meaning of section 1023 of the Companies Act 2014) for cash, pursuant to the authority conferred by Proposal No. 4 as if section 1022 of that Act did not apply to any such allotment, provided that this power shall be limited to:

(a) the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and

(b) the allotment (otherwise than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of €13,510.93 (13,510,928 shares) (being equivalent to approximately 10% of the aggregate nominal

80	PERRIGO • 2023 PROXY STATEMENT

Proposals to be Voted on

value of the issued ordinary share capital of the Company as of March 7, 2023) (the latest practicable date before this Proxy Statement) provided that, with respect to 6,755,464 of such shares, (being equivalent to approximately 5% of the issued ordinary share capital as of March 7, 2023), such allotment is to be used for the purposes of an acquisition or a specified capital investment;

and, in each case, the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.

The Board of Directors unanimously recommends that shareholders vote FOR the renewal of the

Board’s authority to opt-out of statutory pre-emption rights under Irish law.

PERRIGO • 2023 PROXY STATEMENT	81

Proposals to be Voted on

Proposal 7 – Approve the Creation of Distributable Reserves

From time to time, Irish companies seek shareholder approval to create additional “distributable reserves” to give themselves greater flexibility with respect to management of their capital. Under Irish Law, dividends and distributions and, generally, share repurchases, or redemptions may only be made from distributable reserves in the Company’s unconsolidated balance sheet prepared in accordance with the Irish Companies Act 2014. Distributable reserves generally means the accumulated realized profits of the Company less accumulated realized losses of the Company and includes reserves created by way of capital reductions. In addition, no distribution or dividend may be made unless the net assets of the Company are equal to, or in excess of, the aggregate of the Company’s called up share capital plus undistributable reserves and the distribution does not reduce the Company’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which the Company’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed the Company’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

In November 2013, at the Special Meeting of shareholders of Perrigo Company and at the Extraordinary General Meeting of shareholders of Elan Corporation plc, the shareholders of each company pre-approved the creation of distributable reserves in the Company by approving the reduction of some or all of the share premium of the Company resulting from the issuance of shares in the Company in connection with the Elan acquisition.

Following the Elan acquisition, on December 18, 2013, the share premium of the Company was equal to US$19,983,892,898.19. On December 19, 2013, the Company presented a petition to the High Court of Ireland seeking, among other things, the High Court’s confirmation of a reduction in its share premium by US$5,500,000,000. On January 14, 2014, the High Court of Ireland, by way of court order confirmed the requested reduction in share premium of US$5,500,000,000. The High Court order was subsequently filed by the Company with the Registrar of Companies in Ireland, and on January 20, 2014, the Registrar of Companies issued a Certificate of Registration of Order of Court and Minute on Reduction of Share Premium Account, which gave effect to the reduction, resulting in the creation of distributable reserves of US$5,500,000,000 and a balance of share premium of the Company of US$14,483,892,898.19.

In November 2014, at the Annual General Meeting of shareholders of the Company, the shareholders of the Company approved the creation of further distributable reserves in the Company by approving the reduction of some or all of the share premium of the Company of US$14,483,892,898.19.

On December 19, 2014, the Company presented a petition to the High Court seeking, among other things, the High Court’s confirmation of a reduction in its share premium by US$11,000,000,000. On January 30, 2015, the High Court, by way of court order confirmed the requested reduction in share premium of US$11,000,000,000. The High Court order was subsequently filed by the Company with the Registrar of Companies in Ireland, and on February 13, 2015, the Registrar of Companies issued a Certificate of Registration of Order of Court and Minute on Reduction of Share Premium Account, which gave effect to the requested reduction, resulting in the creation of additional distributable reserves of US$11,000,000,000 and a balance of share premium of the Company of US$5,419,400,000.

In April 2019, at the Annual General Meeting of shareholders of the Company, the shareholders of the Company approved the creation of further distributable reserves in the Company by approving the reduction of some or all of the then share premium of the Company. The Company did not proceed to seek the approval of the High Court to reduce its share premium account and no distributable reserves were created at that time.

We are asking the shareholders to approve the creation of further distributable reserves in the Company by approving the reduction of some or all of the balance of share premium of the Company (the final amount to be determined by the directors or the Chief Financial Officer of the Company in their absolute discretion). The amount standing to the credit of the Company’s share premium account as of December 31, 2022 was approximately $5,420,300,000. If the shareholders approve the reduction in share premium, the Company may determine, at its discretion, to seek the

82	PERRIGO • 2023 PROXY STATEMENT

Proposals to be Voted on

confirmation of the Irish High Court for a reduction in share premium. If the Company does decide to seek confirmation from the High Court, whether the High Court determines to issue the required order is a matter for the discretion of the High Court.

The creation of further distributable reserves will give the Company greater flexibility with respect to management of its capital. Accordingly, we are asking shareholders to approve the following resolution as a Special Resolution of the Company at the AGM:

“RESOLVED, as a special resolution, that:

Subject to and with confirmation from the Irish High Court, in accordance with sections 84 and 85 of the Irish Companies Act 2014 (“Act”), the company capital of Perrigo Company plc (“Company”) be reduced in the following manner:

(a)

Subject to (b) below, the entire amount standing to the credit of the share premium account of the Company immediately preceding the passing of this resolution or such lesser amount as the Irish High Court may determine, be cancelled and extinguished such that the reserve resulting from such cancellation be treated as profits available for distribution as defined by section 117 of the Act; and

(b)

The Directors of the Company (or any duly authorized committee thereof), or the Chief Financial Officer of the Company, be and they are hereby authorized to determine, on behalf of the Company, to proceed to seek confirmation from the Irish High Court of a reduction of up to the entire amount standing to the credit of the share premium account immediately preceding the passage of this resolution or such lesser amount or number as the Directors of the Company (or any duly authorized committee thereof) may approve in their absolute discretion, or to determine not to proceed to seek confirmation of the Irish High Court at all in pursuance of paragraph (a) above.”

The Board of Directors unanimously recommends that the shareholders vote FOR the creation of distributable reserves by reducing some or all of the Company’s share premium.

PERRIGO • 2023 PROXY STATEMENT	83

Presentation of Irish Statutory Financial Statements

Presentation of Irish Statutory Financial Statements

The Company’s Irish Statutory Financial Statements for the fiscal year ended December 31, 2022, including the reports of the directors and auditor thereon, will be considered at the AGM. Since we are an Irish company, we are required to prepare Irish statutory financial statements under applicable Irish company law and to deliver those accounts to shareholders of record in connection with our AGM. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the AGM. We will mail without charge, upon written request, a copy of the Irish Statutory Financial Statements to beneficial owners of our shares and shareholders of record. Requests should be sent to: Perrigo Company plc, Attention: Kyle L. Hanson, Company Secretary, Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland, or at GeneralMeeting@perrigo.com. The Company’s Irish Statutory Financial Statements are also available on our website at www.Perrigo.com.

84	PERRIGO • 2023 PROXY STATEMENT

Annual Report on Form 10-K

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including financial statement schedules, is on file with the Securities and Exchange Commission and delivered with this proxy statement. If you would like a copy of the exhibits to the Form 10-K, please contact Kyle L. Hanson, Company Secretary, Perrigo Company plc, Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland, or at GeneralMeeting@perrigo.com.

PERRIGO • 2023 PROXY STATEMENT	85

Questions and Answers and Voting Information

Questions and Answers and Voting Information

1.	Who may vote and how many votes do I have?

Shareholders owning Perrigo’s ordinary shares at the close of business on March 6, 2023, the record date, or their proxy holders, may vote their shares at the AGM. On that date, there were 135,109,288 Perrigo ordinary shares outstanding. Each ordinary share held as of the record date is entitled to one vote on each matter properly brought before the AGM.

2.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Shareholder of Record: If your ordinary shares are registered directly in your name with Perrigo’s Transfer Agent, Computershare, you are considered, with respect to those shares, the “shareholder of record.”

Beneficial Owner: If your shares are held in a brokerage account or by another nominee, you are considered to be the beneficial owner of shares held in “street name.” If you are a beneficial shareholder, these proxy materials, together with a voting instruction card, are being forwarded to you by your broker, bank or other nominee. As the beneficial owner of the shares, you have the right to direct your broker, bank or other nominee how to vote.

3.	How do I vote?

While you should follow the specific voting instructions given by your bank, broker or other nominee; here is a summary of the common voting methods:

If you own ordinary shares as a shareholder of record, you may vote your shares in any of the following ways:

•	mailing your completed and signed proxy card in the enclosed return envelope by following the instructions set forth in the enclosed proxy card;

•	voting over the Internet as instructed on the enclosed proxy card or by telephone by following the recorded instructions; or

•	attending the AGM and voting in person.

If you vote by Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned a proxy card by mail.

If you hold your shares in street name, you will need to obtain a legal proxy from your bank, broker or nominee in order for you to vote in person at the AGM and submit the legal proxy along with your ballot at the AGM. In addition, you may request paper copies of the Proxy Statement from your broker, bank or nominee by following the instructions on the Internet Notice of Availability provided by your broker, bank or nominee.

Other than as set out in this Proxy Statement, the Board knows of no other matter to be presented at the AGM. If any other business properly comes before the AGM, such business will be decided on a poll conducted at the AGM.

4.	If I voted by proxy, can I still attend and vote at the AGM?

Yes. Even if you have voted by proxy, you may still attend and vote at the AGM. Please note, however, that if you are a beneficial owner whose shares are held in street name, you are not the shareholder of record. In that event, if you wish to attend and vote at the AGM, you must obtain a proxy issued in your name from that holder of record giving you the right to vote your shares at the AGM.

86	PERRIGO • 2023 PROXY STATEMENT

Questions and Answers and Voting Information

5.	May I change my vote after I have mailed my signed proxy card or voted by telephone or over the Internet?

Yes, if you own ordinary shares as a shareholder of record, you may change your vote at any time before your proxy is voted at the AGM in one of four ways:

•	timely deliver a valid later-dated proxy by mail by following the instructions set forth in the enclosed proxy card;

•	timely deliver written notice that you have revoked your proxy to the Company Secretary at the following address:

Perrigo Company plc,

Sharp Building,

Hogan Place,

Dublin 2, D02 TY74, Ireland

Attn: Company Secretary

•	timely submit revised voting instructions by telephone or over the Internet by following the instructions set forth on the proxy card; or

•	attend the AGM and vote in person. Simply attending the AGM, however, will not revoke your proxy or change your voting instructions; you must vote by ballot at the AGM to change your vote.

If you are a beneficial owner of shares held in street name and you have instructed your bank, broker or other nominee to vote your shares, you may revoke your proxy at any time, before it is exercised, by:

•	following the requirements of your bank, broker or nominee through which your shares are registered; or

•	voting in person at the AGM by obtaining a legal proxy from your bank, broker or nominee and submitting the legal proxy with your ballot.

6.	How does discretionary voting authority apply?

If you sign, date and return your proxy card or vote by telephone or Internet, your vote will be cast as you direct. If you do not indicate how you want to vote, you give authority to Kyle L. Hanson and Eduardo Bezerra to vote on the items discussed in these proxy materials and on any other matter that is properly raised at the AGM. In that event, your proxy will be voted consistent with the Board’s voting recommendations and FOR or AGAINST any other properly raised matters at the discretion of Kyle L. Hanson and Eduardo Bezerra.

7.	What constitutes a quorum?

According to our Memorandum and Articles of Association, one or more persons present at the meeting in person and holding or representing by proxy more than 50% of the total issued shares constitutes a quorum. You will be considered part of the quorum if you return a signed and dated proxy card, vote by telephone or Internet, or attend the AGM in person. Abstentions and broker non-votes are counted as “shares present” at the AGM for purposes of determining whether a quorum is present at the meeting.

8.	What are broker non-votes?

A broker non-vote occurs when the broker, bank or other holder of record that holds your shares in street name is not entitled to vote on a matter without instruction from you and you do not give any instruction. Unless instructed otherwise by you, brokers, banks and other street name holders will not have discretionary authority to vote on any matter at the AGM other than Proposals 2, 5, 6 and 7 and will be considered “broker non-votes” having no effect on the relevant resolution.

9.	What is the required vote?

To pass an ordinary resolution, a simple majority of the votes cast in person or by proxy must be in favor of the resolution, while 75% of the votes cast is required for a special resolution to pass.

PERRIGO • 2023 PROXY STATEMENT	87

Questions and Answers and Voting Information

Proposals 1-5 are ordinary resolutions requiring a simple majority of votes cast. Proposals 6 and 7 are special resolutions requiring 75% of votes cast to pass. Abstentions and broker non-votes will have no impact on the outcome of any proposal.

10.	How do I submit a shareholder proposal or director nomination for the next AGM?

If you want to submit a proposal for inclusion in our proxy statement for the 2024 AGM or nominate an individual for election as a director at the 2024 AGM, you should carefully review the relevant provisions of the Company’s Memorandum and Articles of Association. You must submit your proposal no later than November 24, 2023. Your nomination or proposal must be in writing and must comply with the proxy rules of the Securities and Exchange Commission (“SEC”) and the Memorandum and Articles of Association of the Company. If you want to submit a nomination or proposal to be raised at the 2024 AGM but not included in the proxy statement, we must receive your written proposal on or after February 2, 2024, but on or before February 23, 2024. If you submit your proposal after the deadline, then SEC rules permit the individuals named in the proxies solicited by Perrigo’s Board of Directors for that meeting to vote on that proposal at their discretion, but they are not required to do so.

To properly bring a proposal (other than the nomination of a director) before an annual general meeting, the advance notice provisions of our Articles of Association require that your notice of the proposal must include in summary: (1) your name and address and the name and address of the beneficial owner of the shares, if any; (2) the number of Perrigo ordinary shares owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings that you or any beneficial owner have entered into with respect to the shares (which information must be supplemented as of the record date) or the business proposed to be brought before the meeting; (4) a representation that you or any beneficial owner are the holder of shares entitled to vote at the meeting and intend to appear at the meeting to propose such business; (5) a representation whether you or any beneficial owner are a part of a group that intends to deliver a proxy statement or otherwise solicit proxies on the proposal; (6) any other information regarding you or any beneficial owner that would be required under the SEC’s proxy rules and regulations; and (7) a brief description of the business you propose to be brought before the meeting, the reasons for conducting that business at the meeting, and any material interest that you or any beneficial owner has in that business. You should send any proposal to our Company Secretary at Perrigo Company plc, Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland.

With respect to director nominations, the advance notice provisions of our Articles of Association require that your notice of nomination must include: (1) your name and address and the name and address of the beneficial owner of the shares, if any; (2) the number of Perrigo ordinary shares owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings that you or any beneficial owner have entered into with respect to the shares (which information must be supplemented as of the record date); (4) a representation that you or any beneficial owner are the holder of shares entitled to vote at the meeting and intend to appear at the meeting to propose such business; (5) a representation whether you or any beneficial owner are a part of a group that intends to deliver a proxy statement or otherwise solicit proxies on the proposal; (6) the name, age and home and business addresses of the nominee; (7) the principal occupation or employment of the nominee; (8) the number of Perrigo ordinary shares that the nominee beneficially owns; (9) a statement that the nominee is willing to be nominated and serve as a director; (10) an undertaking to provide any other information required to determine the eligibility of the nominee to serve as an independent director or that could be material to shareholders’ understanding of his or her independence; and (11) any other information regarding you, any beneficial owner or the nominee that would be required under the SEC’s proxy rules and regulations had our Board of Directors nominated the individual. You should send your proposed nomination to our Company Secretary at Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland.

88	PERRIGO • 2023 PROXY STATEMENT

Questions and Answers and Voting Information

In addition to satisfying the foregoing requirements under our Articles of Association, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information and representations required by Rule 14a-19 under the Exchange Act.

11.	How do I use proxy access to nominate a director candidate for the next AGM?

Any shareholder or group of up to 20 shareholders meeting our continuous ownership requirement of 3% or more of our ordinary shares for at least 3 years who wishes to nominate a candidate or candidates for election in connection with our 2024 AGM and require us to include such nominees in our proxy statement and form of proxy must submit their nomination and request so it is received by us on or after October 26, 2023, but on or before November 25, 2023. The number of candidates that may be so nominated is limited to the greater of two or the largest whole number that does not exceed 20% of the Board. Loaned shares recallable on five U.S. business days’ notice count as owned for purposes of meeting the continuous ownership requirement, but each shareholder in the requesting group must have full voting and investment rights as well as economic interest in their shares at the time of nomination, record date and meeting date. Two or more investment funds that are under common management and investment control will count as one shareholder for purposes of determining the size of the group. All proxy access nominations must meet the requirements of the Company’s Memorandum and Articles of Association. You should send your nomination and request to our Company Secretary at Perrigo Company plc, Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland.

12.	What are the Irish Statutory Financial Statements?

The Irish Statutory Financial Statements are the financial statements required to be prepared in accordance with the Irish Companies Act 2014 and cover the results of operations and financial position of the Company for the fiscal year ended December 31, 2022. Our Irish statutory financial statements, including the reports of the auditor and the directors thereon, will be considered at the AGM and we are mailing those accounts to shareholders of record. Since we are an Irish company, we are required to prepare Irish statutory financial statements under applicable Irish company law and deliver those accounts to shareholders of record in connection with our AGM. However, as shareholder approval of those financial statements is not required, it will not be sought at the AGM. We will mail without charge, upon written request, a copy of the Irish statutory financial statements to beneficial owners and shareholders of record of our shares. Requests should be sent to: Perrigo Company plc, Attention: Company Secretary, Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland or by email at GeneralMeeting@perrigo.com.

13.	What does it mean if I receive more than one proxy card?

Your shares are likely registered differently or are in more than one account. You should complete and return each proxy card you receive to guarantee that all of your shares are voted.

14.	Who pays to prepare, mail and solicit the proxies?

Perrigo pays all of the costs of preparing and mailing the proxy statement and soliciting the proxies. We do not compensate our directors, officers and employees for mailing proxy materials or soliciting proxies in person, by telephone or otherwise.

15.	Can I access these proxy materials on the Internet?

Yes. Our Proxy Statement, Annual Report on Form 10-K, Irish Statutory Financial Statements and a link to the means to vote by Internet are available at www.proxydocs.com/PRGO.

PERRIGO • 2023 PROXY STATEMENT	89

Exhibit A

Exhibit A

The Company provides non-GAAP financial measures as additional information that it believes is useful to investors and analysts in evaluating the performance of the Company’s ongoing operating trends, facilitating comparability between periods and companies in similar industries and assessing the Company’s prospects for future performance. These non-GAAP financial measures exclude items, such as impairment charges, restructuring charges, and acquisition and integration-related charges, that by their nature affect comparability of operational performance or that we believe obscure underlying business operational trends. The non-GAAP measures the Company provides are consistent with how management analyzes and assesses the operating performance of the Company and disclosing them provides investor insight into management’s view of the business. Management uses these adjusted financial measures for planning and forecasting in future periods and evaluating segment and overall operating performance. In addition, management uses certain of the profit measures as factors in determining compensation.

90	PERRIGO • 2023 PROXY STATEMENT

Exhibit A

TABLE I

PERRIGO COMPANY PLC

RECONCILIATION OF NON-GAAP MEASURES

SELECTED CONSOLIDATED INFORMATION

(in millions, except per share amounts)

(unaudited)

	Twelve Months Ended December 31, 2022
Consolidated Continuing Operations	Net Sales	Gross Profit	Operating Income	Income (loss) from continuing operations*	Diluted Earnings (Loss) per Share*
Reported	$4,451.6	$1,455.4	$78.9	$(130.9)	$(0.97)
As a % of reported net sales		32.7%	1.8%	(2.9)%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets		125.7	254.1	256.3	1.89
Acquisition and integration-related charges and contingent consideration adjustments		32.3	106.7	164.4	1.21
Restructuring charges and other termination benefits		—	43.7	43.7	0.32
Loss on early debt extinguishment		—	—	8.9	0.07
Impairment charges		—	4.6	4.6	0.04
Unusual litigation		—	8.1	8.1	0.06
(Gain) loss on divestitures and investment securities		—	(3.8)	(2.2)	(0.02)
Non-GAAP tax adjustments**		—	—	(72.0)	(0.53)
Adjusted		$1,613.4	$492.3	$280.9	$2.07
As a % of reported net sales		36.2%	11.1%	6.3%
PSU adjustments: Currency****	217.1		40.5
PSU Net Sales and Operating Income	$4,668.7		$532.2
AIP adjustments: Acquisitions and divestitures****	(24.6)		(13.6)
AIP Net Sales and Operating Income	$4,644.1		$519.2

Diluted weighted average shares outstanding (in millions)
Reported				134.5
Effect of dilution as reported amount was a loss, while adjusted amount was income***				1.3
Adjusted				135.8

*	Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the “Non-GAAP tax adjustments” line item.

**

The non-GAAP tax adjustments are primarily due to $66.2 million of tax expense related to pre-tax non-GAAP adjustments, and the removal of (1) $7.4 million tax benefit on dispositions of entities, (2) $11.5 million tax benefit on release of reserves related to Base Erosion and Anti-Abuse Tax (BEAT), offset by (3) $6.0 million tax expense for non-recurring legal entity restructuring and (4) $6.8 million tax expense impact of law changes, mainly in Belgium.

***	In the period of a net loss, diluted shares outstanding equal basic shares outstanding.

****	Adjustments primarily to remove the impact of currency fluctuations and acquisitions and divestitures not included in Perrigo’s original compensation plans for 2022.

PERRIGO • 2023 PROXY STATEMENT	91

Exhibit A

TABLE I (CONTINUED)

PERRIGO COMPANY PLC

RECONCILIATION OF NON-GAAP MEASURES

SELECTED CONSOLIDATED INFORMATION

(in millions, except per share amounts)

(unaudited)

	Twelve Months Ended December 31, 2021
Consolidated Continuing Operations	Net Sales	Gross Profit	Operating Income	Income (Loss) from continuing operations*	Diluted Earnings (Loss) per Share*
Reported	$4,138.7	$1,416.2	$410.4	$(130.9)	$(0.98)
As a % of reported net sales		34.2%	9.9%	(3.2)%
Pre-tax adjustments:
Amortization expense primarily related to acquired intangible assets		91.8	213.2	216.0	1.61
Impairment charges		—	173.1	173.1	1.28
Acquisition and integration-related charges and contingent consideration adjustments		1.5	16.3	37.7	0.28
Restructuring charges and other termination benefits		—	16.9	16.9	0.13
Indirect RX business support costs**		2.9	12.2	12.2	0.09
(Gain) loss on divestitures and investment securities		—	—	4.5	0.03
Separation and reorganization expense		—	2.1	2.1	0.02
Unusual litigation		—	(365.2)	(365.2)	(2.71)
Non-GAAP tax adjustments***		—	—	311.2	2.31
Adjusted		$1,512.4	$479.0	$277.6	$2.06
As a % of reported net sales		36.5%	11.6%	6.7%

Diluted weighted average shares outstanding (in millions)
Reported				133.6
Effect of dilution as reported amount was a loss, while adjusted amount was income****				1.3
Adjusted				134.9

*	Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the “Non-GAAP tax adjustments” line item.

**

Includes certain costs, which are reported in GAAP continuing operations but were previously allocated to the RX business. On a go-forward basis, such costs will either be covered by the transition services agreement or eliminated following closing. Accordingly, we do not believe such operational costs are representative of the future expenses of our continuing operations.

***

The non-GAAP tax adjustments are primarily due to $42.4 million tax expense related to pre-tax non-GAAP adjustments and the removal of the following reported items: (1) $307.9 million tax expense related to the settlement of the Irish Notice of Assessment, (2) $47.8 million tax expense related to non-recurring intra-entity transfers of intellectual property and (3) $15.7 million tax expense related to Base Erosion and Anti-Abuse (BEAT); offset by (4) $18.8 million tax benefit for release of certain non-US tax reserves.

****	In the period of a net loss, reported diluted shares outstanding equal basic shares outstanding.

Consolidated Continuing Operations	December 31, 2022
Net cash from operating activities	$307.3
Adjusted Income from continuing operations	$280.9
As a % of reported net sales	109.4%

92	PERRIGO • 2023 PROXY STATEMENT

Exhibit A

TABLE II

PERRIGO COMPANY PLC

RECONCILIATION OF NON-GAAP MEASURES

SELECTED CONSOLIDATED INFORMATION

(in millions)

(unaudited)

	Twelve Months Ended
	December 31, 2022	December 31, 2021	Total Change
Net Sales
Consolidated Continuing Operations	$4,451.6	$4,138.7	7.6%
Less: Currency impact(1)	(217.1)	—	5.2%
Constant currency Consolidated Continuing Operations net sales	$4,668.7	$4,138.7	12.8%

	Twelve Months Ended
	December 31, 2022	December 31, 2021	Total Change
Net Sales
Consolidated Continuing Operations	$4,451.6	$4,138.7	7.6%
Less: Currency impact(4)	(217.1)	—	5.2%
Less: Divestitures(2)	—	85.6	2.4%
Less: Acquisitions(3)	260.8	—	(6.4)%
Organic Consolidated Continuing Operations net sales	$4,407.9	$4,053.1	8.8%

(1)

Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.

(2)	Represents divestiture of Latin American businesses and ScarAway®.

(3)	Represents acquisition of HRA Pharma in CSCA and CSCI, Nestlé‘s Gateway Infant Formula Plant and Good Start® infant formula brand in CSCA.

PERRIGO • 2023 PROXY STATEMENT	93

Exhibit A

TABLE III

PERRIGO COMPANY PLC

RECONCILIATION OF NON-GAAP MEASURES

SELECTED CONSOLIDATED INFORMATION

(in millions, except per share amounts)

(unaudited)

	Twelve Months Ended
	December 31, 2022	December 31, 2021	Total Change
Consolidated Continuing Operations
Net sales—constant currency	$4,668.7	$4,138.7
Adjusted gross profit	$1,613.4	$1,512.4	$101.0	6.7%
Currency impact(1)	$114.5	$—
Constant currency adjusted gross profit	$1,727.9	$1,512.4		14.2%
Constant currency adjusted gross margin	37.0%	36.5%		50 bps
Adjusted operating income	$492.3	$479.0	$ 13.3	2.8%
Currency impact(1)	$39.9	$—
Constant currency adjusted operating income	$532.2	$479.0		11.1%
Consolidated Continuing Operations
Adjusted EPS	$2.07	$2.06	$0.01	0.6%
Currency impact(1)	$0.24	$—
Constant currency EPS	$2.31	$2.06	$0.25	12.2%

(1)

Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.

94	PERRIGO • 2023 PROXY STATEMENT

Exhibit A

TABLE IV

PERRIGO COMPANY PLC

RECONCILIATION OF NON-GAAP MEASURES

SELECTED CONSOLIDATED INFORMATION

(in millions)

(unaudited)

	Three Months Ended
Consolidated Continuing Operations	December 31, 2022	October 1, 2022	July 2, 2022	April 2, 2022	December 31, 2021	October 2, 2021
Reported Net Sales	$ 1,155.2	$ 1,100.2	$ 1,121.7	$ 1,074.5	$ 1,104.9	$ 1,042.7
Reported Gross Profit	$ 382.6	$ 362.9	$ 372.1	$ 337.8	$ 362.3	$ 336.4
As a % of reported net sales	33.1%	33.0%	33.2%	31.4%	32.8%	32.3%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	38.9	34.6	6.5	21.5	22.8	22.3
Acquisition and integration-related charges and contingent consideration adjustments	22.1	3.7	30.8	—
Adjusted	$ 443.6	$ 401.2	$ 409.4	$ 359.3	$ 385.1	$ 358.7
As a % of reported net sales	38.4%	36.5%	36.5%	33.4%	34.9%	34.4%
December 31, 2022 versus April 2, 2022	+500 basis points
Reported Net Sales	$ 1,155.2	$ 1,100.2	$ 1,121.7	$ 1,074.5	$ 1,104.9	$ 1,042.7
Constant currency(1)	55.2	70.3	51.1	33.7	—	—
Constant currency adjusted	$ 1,210.4	$ 1,170.5	$ 1,172.8	$ 1,108.2	$ 1,104.9	$ 1,042.7
Adjusted Gross Profit	$ 443.6	$ 401.2	$ 409.4	$ 359.3	$ 385.1	$ 358.7
Constant currency(1)	27.5	37.6	29.6	17.2	—	—
Constant currency adjusted	$ 471.1	$ 438.8	$ 439.0	$ 376.5	$ 385.1	$ 358.7

	Six Months Ended
Consolidated Continuing Operations	Second Half 2022	First Half 2022	Second Half 2021
Constant Currency Adjustment Net Sales	$2,380.9	$2,287.7	$2,147.6
Adjusted Gross Profit	$909.9	$815.5	$743.8
As a % of Constant currency adjusted net sales	38.2%	35.7%	34.6%

Second Half 2022 vs:
- First Half 2022	+250 basis points
- Second Half 2021	+360 basis points

(1)

Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed. Quarterly currency neutral amounts may aggregate differently from full year currency neutral amounts

PERRIGO • 2023 PROXY STATEMENT	95

Exhibit A

TABLE V

PERRIGO COMPANY PLC

RECONCILIATION OF NON-GAAP MEASURES

SELECTED SEGMENT INFORMATION

(in millions)

(unaudited)

	Twelve Months Ended
	December 31, 2022		December 31, 2021
Consumer Self-Care International	Net Sales	Operating Income	Net Sales	Operating Income
Reported	$1,525.7	$(30.0)	$1,445.6	$36.1
Pre-tax adjustments:
Amortization expense primarily related to acquired intangible assets		198.4		162.2
Restructuring charges and other termination benefits		29.5		6.1
Acquisition and integration-related charges and contingent consideration adjustments		24.7		—
Impairment charges and other		—		8.0
Adjusted	$ 1,525.7	$222.6	$1,445.6	$212.4
Less: Acquisitions(2)	188.6	48.1
Less: Currency impact(1)	(216.4)	(38.2)
Constant Currency Adjusted excluding acquisitions	$ 1,553.5	$212.7	$1,445.6	$212.4
% change	7.5%	0.1%

	Six Months Ended
	December 31, 2022		December 31, 2021
Consumer Self-Care Americas	Net Sales	Gross Profit	Net Sales	Gross Profit
Reported	$1,487.3	$422.5	$1,430.3	$383.2
Pre-tax adjustments:
Amortization expense primarily related to acquired intangible assets		14.8		11.5
Acquisition and integration-related charges and contingent consideration adjustments		8		—
Restructuring charges and other termination benefits		(0.1)		—
Adjusted	$1,487.3	$445.2	$1,430.3	$394.7
Less: Currency impact(1)	(0.7)	(1.9)
Constant Currency Adjusted	$1,488.0	$447.1	$1,430.3	$394.7
% change		30.0%		27.6%
		+240 basis points

(1)

Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed. Quarterly currency neutral amounts may aggregate differently from full year currency neutral amounts.

(2)	Represents acquisition of HRA Pharma.

96	PERRIGO • 2023 PROXY STATEMENT

1

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET
Go To: www.proxypush.com/PRGO
● Cast your vote online
● Have your Proxy Card ready
● Follow the simple instructions to record your vote

PHONE Call 1-866-859-2051
● Use any touch-tone telephone
● Have your Proxy Card ready
● Follow the simple recorded instructions

MAIL
● Mark, sign and date your Proxy Card
● Fold and return your Proxy Card in the postage-paid envelope provided

Perrigo Company plc

Annual Meeting of Shareholders

For Shareholders of record as of March 06, 2023

TIME:         Thursday, May 4, 2023 10:00 AM, Irish Standard Time

PLACE:       AGM to be held at The Intercontinental Hotel

                      Simmonscourt Road, Dublin 4, D04 A9K8- visit www.proxydocs.com /PRGO

This proxy is being solicited on behalf of the Board of Directors

The undersigned, revoking any proxy or voting instructions previously given, appoints Kyle L. Hanson and Eduardo Bezerra (the “Named Proxies”), and each of them, as attorneys and proxies with full power of substitution and authorizes them to represent and vote as indicated on the reverse side of this card, with all powers which the undersigned would possess if personally present, all the ordinary shares of Perrigo Company plc held of record by the undersigned on March 6, 2023, at the Annual General Meeting of Shareholders to be held virtually at 5:00 a.m. U.S. Eastern Time (10:00 a.m. Irish Time) on May 4, 2023, (with details available at www.proxydocs.com/PRGO) or any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” each director nominee named in Proposal 1, “FOR” Proposals 2 through 7, and “1 YEAR” for Proposal 4. If you vote by Internet or telephone, please do not send your proxy by mail.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Perrigo Company plc

Annual Meeting of Shareholders

Please make your marks like this:	X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2, 3, 5, 6 AND 7

THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR.

	PROPOSAL		YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS

1.	Election of directors to hold office until the 2024 Annual General Meeting of Shareholders
		FOR	AGAINST	ABSTAIN
	1.01 Bradley A. Alford	☐	☐	☐		FOR

	1.02 Orlando D. Ashford	☐	☐	☐		FOR

	1.03 Katherine C. Doyle	☐	☐	☐		FOR

	1.04 Adriana Karaboutis	☐	☐	☐		FOR

	1.05 Murray S. Kessler	☐	☐	☐		FOR

	1.06 Jeffrey B. Kindler	☐	☐	☐		FOR

	1.07 Erica L. Mann	☐	☐	☐		FOR

	1.08 Albert A. Manzone	☐	☐	☐		FOR

	1.09 Donal O’Connor	☐	☐	☐		FOR

	1.10 Geoffrey M. Parker	☐	☐	☐		FOR

		FOR	AGAINST	ABSTAIN
2.	Ratify, in a non-binding advisory vote, the appointment of Ernst & Young LLP as the Company’s independent auditor, and authorize, in a binding vote, the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor	☐	☐	☐		FOR

3.	Advisory vote on executive compensation	☐	☐	☐		FOR

		1YR	2YR	3YR	ABSTAIN
4.	Advisory vote on the frequency of future advisory votes on executive compensation	☐	☐	☐	☐	1 YEAR

		FOR	AGAINST	ABSTAIN
5.	Renew the Board’s authority to issue shares under Irish law	☐	☐	☐		FOR

6.	Renew the Board’s authority to opt-out of statutory pre-emption rights under Irish law	☐	☐	☐		FOR

7.	Approve the creation of distributable reserves by reducing some or all of the Company’s share premium	☐	☐	☐		FOR

8.	The transaction of such other business as may properly come before the meeting.

☐	Check here if you would like to attend the meeting in person.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date

Signature (if held jointly)	Date